Rule 424(b) (1) Prospectus
REGISTRATION NO. 333-142238

40,321,697 Shares of Common Stock

CICERO INC.

This prospectus relates to the resale of up to 40,321,697 of our common stock, $.001 par value, which are being offered for resale from time to time by the stockholders named in the section entitled “Selling Stockholders” on page 3. The number of shares the selling stockholders may offer and sell under this prospectus includes shares of common stock:

•	the selling stockholders currently hold;
•	issuable to them upon the conversion of outstanding convertible preferred stock; and
•	issuable to them upon the exercise of warrants previously issued.

We are registering these shares to satisfy registration rights of the selling stockholders.

We are not offering or selling any shares under this prospectus and we will not receive any of the proceeds from any resales by the selling stockholders. We may, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders. The selling stockholders may sell the shares of common stock from time to time in various types of transactions, including on the Over-the-Counter Bulletin Board and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled “Plan of Distribution” on page 3.

On August 10, 2007, the last sales price of the common stock quoted on the Over-the-Counter Bulletin Board was $0.64 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CICN.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 10, 2007

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
Prospectus Summary	1
Risk Factors	3
Use of Proceeds	8
Price Range of Our Common Stock	8
Dividend Policy	8
Selling Stockholders	9
Plan of Distribution	27
Selected Consolidated Financial Data	28
Business	29
Properties	42
Legal Proceedings	42
Management’s Discussion and Analysis of Financial Condition and Results of Operations	44
Significant Accounting Policies and Estimates	51
Management	55
Executive Compensation	58
Principal Stockholders	60
Certain Relationships and Related Party Transactions	62
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	64
Description of Capital Stock	64
Legal Matters	65
Experts	65
Available Information	65
Index to Financial Statements	F-1

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ABOUT THIS PROSPECTUS

You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Available Information” before you make any investment decision.

The terms “Cicero,” “we,” “our” and “us” refer to Cicero Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective purchaser of our common stock. Unless otherwise indicated, all dollar amounts presented are in thousands, except per share amounts.

You should not rely on any information other than contained in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement. These securities are being offered for sale and offers to buy these securities are only being solicited in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date on their respective covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and the financial statements, before making an investment decision. References to “we,” “our,” “Cicero” and the “Company” generally refer to Cicero Inc., a Delaware corporation.

All share amounts included in this prospectus have been revised to reflect a 100:1 reverse stock split effected November 20, 2006, unless otherwise noted.

We provide business integration software, which enables organizations to integrate new and existing information and processes at the desktop. Our business integration software addresses the emerging need for companies’ information systems to deliver enterprise-wide views of their business information processes. In addition to software products, the Company also provides technical support, training and consulting services as part of its commitment to providing its customers with industry-leading integration solutions. The Company’s consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the largest 5000 corporations worldwide (the “Global 5000”).

Our focus is on the growing desktop integration and business process automation market with our Cicero® product. Cicero® is a business application integration platform that enhances end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero® software offers a proven, innovative departure from traditional, costly and labor-intensive enterprise application integration, which occurs at the server level. Cicero® provides non-invasive application integration at the desktop level. Desktop level integration provides the user with a single environment with a consistent look and feel for diverse applications across multiple operating environments, reduces enterprise integration implementation cost and time, and supports a Service-Oriented Architecture (SOA).

By using Cicero® software, companies can decrease their customer management costs, improve their customer service and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments. In addition, Cicero® software enables organizations to reduce the business risks inherent in replacement or re-engineering of mission-critical applications and extend the productive life and functional reach of their application portfolio.

Cicero® software is engineered to integrate diverse business applications and shape them to more effectively serve the people who use them. Cicero® provides an intuitive integration and development environment, which simplifies the integration of complex multi-platform applications. Cicero® can streamline end-user tasks by providing a single, seamless user interface for simple access to multiple systems or be configured to display one or more composite applications to enhance productivity. Our software enables automatic information sharing among line-of-business applications and tools.

Cicero® software is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency. By integrating diverse applications across multiple operating systems, Cicero® software is also ideal for the financial services, for which Cicero® was initially developed, insurance, telecommunications, intelligence, security, law enforcement, governmental and other industries requiring a cost-effective, proven application integration solution.

Recent Developments

In February 2007, we completed a private sale of shares of our common stock to a group of investors, two of which are members of our Board of Directors. Under the terms of that agreement, we sold 3,723,008 shares of our common stock for $0.1343 per share for a total of $0.5 million. Participating in this consortium were Mr. Mark Landis, our former Chairman and current Board member and Mr. Bruce Miller, who is also a Board member. Mr. Landis acquired 74,460 shares for a $10,000 investment and Mr. Miller acquired 148,920 shares for a $20,000 investment.

In December 2006, we completed our Plan of Recapitalization, approved by our stockholders at a Special Stockholders Meeting held on November 16, 2006. The Plan included the following elements:

•
Provided our Board of Directors with discretionary authority, pursuant to the plan of recapitalization to effect a reverse stock at a ratio of 20:1 to 100:1, and on November 20, 2006 our Board of Directors fixed the ratio at 100:1;

•	Changed the name of the Company from Level 8 Systems, Inc. to Cicero Inc.;

•	Increased the authorized common stock of the Company from 85 million shares to 215 million shares;

•	Converted existing preferred shares into a new Series A-1 Preferred Stock;

•	Converted and cancelled senior reorganization debt in the aggregate principal amount of $2.3 million into 3,438,473 shares of common stock;

•	Converted the aggregate principal amount of $3.9 million of Convertible Bridge Notes into 30,508,448 shares of our common stock;

•	Converted each share of Series A3 Preferred Stock into 4.489 shares of Series A-1 Preferred Stock;

•	Converted each share of Series B3 Preferred Stock into 75 shares of Series A-1 Preferred Stock;

•	Converted each share of Series C Preferred Stock into 39.64 shares of Series A-1 Preferred Stock;

•	Converted an aggregate principal amount of $1.1 million of Series D Preferred Stock, recorded as mezzanine financing, into 53 shares Series A-1 Preferred Stock; and

•	Converted an aggregate principal amount of $992,000 of convertible promissory notes into 1,591 shares of Series A-1 Preferred Stock.

In November 2006, we reached an agreement with Bank Hapoalim, the holder of our term loan and Liraz, the guarantor of the term loan, to extend the maturity date of the term loan until October 31, 2007. In consideration for the extension of the guaranty, we issued to Liraz 60,000 shares of our common stock.
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We were incorporated as Level 8 Systems, Inc. in New York in 1988 and re-incorporated in Delaware in 1999. In November 2006, our stockholders approved the change of our name to Cicero Inc. Our principal executive offices are located at 1433 State Highway 34, Farmingdale, New Jersey 07727. Our telephone number is (732) 380-9150 and our web site is www.ciceroinc.com. Information contained on our web site is not a part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the specific risk factors listed below together with the other information included in this prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties not presently known to us, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

There is substantial doubt as to whether we can continue as a going concern.

Because we incurred net operating losses of approximately $3.0 million for the year ended December 31, 2006 and $.5 million for the three months ended March 31, 2007 and losses from continuing operations of approximately $13.4 million for the previous two fiscal years, we experienced negative cash flows from operations, had significant working capital deficiencies as of March 31, 2007, and because we are relying on acceptance of a newly developed and marketed product, there is substantial doubt that we can continue to operate as a going concern.  The Company’s future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero®, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.  The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company.  While we have attracted some additional capital to continue to fund operations, there can be no assurance that we can obtain additional financing and if we do obtain financing that it will be on terms that are favorable to us or our stockholders.

We have a history of losses and expect that we will continue to experience losses at least through mid 2007.

We experienced operating losses and net losses for each of the years from 1998 through 2006 and the three months ending March 31, 2007. We incurred a net loss of $25.1 million for 1998, $15.5 million for 1999, $28.4 million for 2000, $105.1 million for 2001, $18.2 million for 2002, $10.0 million for 2003, $9.8 million in 2004, $3.7 million in 2005, $3.0 million in 2006 and $.5 million as of March 31, 2007.  As of March 31, 2007, we had a working capital deficit of $7.9 million and an accumulated deficit of $235 million. Our ability to generate positive cash flow is dependent upon sustaining certain cost reductions and generating sufficient revenues.

Therefore, due to these and other factors, we expect that we will continue to experience net losses through the first half of 2007. We have not generated sufficient revenues to pay for all of our operating costs or other expenses and have relied on financing transactions over the last several fiscal years to pay our operating costs and other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful. Furthermore, there can be no assurance that if we are unable to generate sufficient revenue from operations that we will be able to continue to access the capital markets to fund our operations, or that if we are able to do so that it will be on satisfactory terms.

We develop new and unproven technology and products.

Historically, the Company has been a global provider of software solutions to help companies integrate new and existing applications as well as extends those applications to the Internet. This market segment is commonly known as Enterprise Application Integration or EAI. Historically, EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

Until early 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we decided to focus on the growing desktop and business process automation market with our Cicero® product. Our technology and our products are unproven and we have been actively marketing them since 2001. The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Our future success will depend to a substantial degree upon our ability to market and enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

We depend on an unproven strategy for ongoing revenue.

Our future revenues are entirely dependent on acceptance of Cicero® which has had limited success in commercial markets to date. We have experienced negative cash flows from operations for the past three years. At March 31, 2007, we had a working capital deficiency of approximately $7.9 million.  Accordingly, there is substantial doubt that the Company can continue as a going concern, and the independent auditor’s report accompanying our financial statements raises doubt about our ability to continue as a going concern.  In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and continue to negotiate with significant customers who have demonstrated interest in the Cicero® technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about our financial viability. Cicero® software is a new “category defining” product in that most EAI projects are performed at the server level and Cicero®’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, we are seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

Our new strategy is subject to the following specialized risks that may adversely affect our long-term revenue and profitability prospects:

•	Cicero® was originally developed internally by Merrill Lynch and has no track record of successful sales to organizations within the financial services industry and may not gain market acceptance;
•
We are approaching a different segment of the financial services industry, the customer contact center, compared to our sales and marketing efforts in the past and there can be no assurance that we can successfully sell and market into this industry; and

•	We have had very limited success because the financial condition of the Company has caused concern for enterprise customers that would be dependent on Cicero® for their long-term needs.

Economic conditions could adversely affect our revenue growth and cause us not to achieve desired revenue.

Our ability to generate revenue depends on the overall demand for desktop integration software and services. Our business depends on overall economic conditions, the economic and business conditions in our target markets and the spending environment for information technology projects, and specifically for desktop integration in those markets. A weakening of the economy in one or more of our geographic regions, unanticipated major events and economic uncertainties may make more challenging the spending environment for our software and services, reduce capital spending on information technology projects by our customers and prospective customers, result in longer sales cycles for our software and services or cause customers or prospective customers to be more cautious in undertaking larger transactions. Those situations may cause an additional decrease in our revenue. A decrease in demand for our software and services caused, in part, by an actual or anticipated weakening of the economy, may result in a decrease in our revenue rates.

The “penny stock” rule will limit brokers and dealers ability to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

We were delisted from the NASDAQ SmallCap market effective January 23, 2003. Our common stock is quoted on the Over-the-Counter Bulletin Board.

Trading of our common stock on the OTCBB is subject to certain provisions of the Securities Exchange Act of 1934, as amended, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. While our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser's written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, the penny stock rules restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.  Moreover, as an issuer the securities of which are subject to the penny stock rules, we may not rely on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price.

Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract, which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

Furthermore, individual Cicero® sales are large and each sale will account for a large percentage of our revenue and a single sale may have a significant impact on the results of a quarter. The sales of both our historical products and Cicero® can be classified as generally large in size to a small discrete number of customers. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers’ internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer’s decision to purchase Cicero® and our historical products increases the risk of quarter-to-quarter fluctuations. Cicero® sales require a significant commitment of time and financial resources because it is an enterprise product. This evaluation process frequently results in a sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers’ budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Moreover, if our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

Loss of key personnel associated with Cicero® development could adversely affect our business.

Loss of key executive personnel or the software engineers we have hired with specialized knowledge of the Cicero® technology could have a significant impact on our execution of our new strategy given that they have specialized knowledge developed over a long period of time with respect to the Cicero® technology. Furthermore, because of our restructuring and reduction in the number of employees, we may find it difficult to recruit new employees in the future.

Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero®.

Cicero® is designed to address in a novel way the problems that large companies face integrating the functionality of different software applications by integrating these applications at the desktop. To effectively penetrate the market for solutions to this disparate application problem, Cicero® will compete with traditional Enterprise Application Integration, or EAI, solutions that attempt to solve this business problem at the server or back-office level. Server level EAI solutions are currently sold and marketed by companies such as NEON, Mercator, Vitria, and BEA. There can be no assurance that our potential customers will determine that Cicero®’s desktop integration methodology is superior to traditional middleware EAI solutions provided by our competitors described above in addressing this business problem. Moreover, the information systems departments of our target customers, large financial institutions, are large and may elect to attempt to internally develop an internal solution to this business problem rather than purchase the Cicero® product. Cicero® itself was originally developed internally by Merrill Lynch to solve these integration needs.

Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors or the internally developed solutions of our customers. These competitive pressures could delay or prevent adoption of Cicero® or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

Our ability to compete may be subject to factors outside our control.

We believe that our ability to compete depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with our products and services, the price at which others offer comparable services and the extent of our competitors’ responsiveness to customer needs.

The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions.

Our future success will depend to a substantial degree upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards.

The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition to new products.

We have in the past, and may in the future, experience delays in the introduction of our products, due to factors internal and external to our business. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect our results of operations, particularly on a quarterly basis.

We may face damage to the reputation of our software and a loss of revenue if our software products fail to perform as intended or contain significant defects.

Our software products are complex, and significant defects may be found following introduction of new software or enhancements to existing software or in product implementations in varied information technology environments. Internal quality assurance testing and customer testing may reveal product performance issues or desirable feature enhancements that could lead us to reallocate product development resources or postpone the release of new versions of our software. The reallocation of resources or any postponement could cause delays in the development and release of future enhancements to our currently available software, require significant additional professional services work to address operational issues, damage the reputation of our software in the marketplace and result in potential loss of revenue. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our software is not error-free. Undetected errors or performance problems may be discovered in the future, and known errors that we consider minor may be considered serious by our customers. This could result in lost revenue, delays in customer deployment or legal claims and would be detrimental to our reputation. If our software experiences performance problems or ceases to demonstrate technology leadership, we may have to increase our product development costs and divert our product development resources to address the problems.

We may be unable to enforce or defend our ownership and use of proprietary and licensed technology.

We originally licensed the Cicero® technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. Consideration for the original Cicero® license consisted of 10,000 shares of our common stock.  On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero® in perpetuity (subject to Merrill Lynch's rights to terminate in the event of bankruptcy or a change in control of the Company) and to grant us ownership rights in the Cicero® trademark. Merrill Lynch indemnifies us with regard to the rights granted to us by them. In exchange for the amendment, we granted an additional 2,500 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate, and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero® or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20 million.

Our success depends to a significant degree upon our proprietary and licensed technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology; duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero® line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

Our business may be adversely impacted if we do not provide professional services to implement our solutions.

Customers that license our software typically engage our professional services staff or third-party consultants to assist with product implementation, training and other professional consulting services. We believe that many of our software sales depend, in part, on our ability to provide our customers with these services and to attract and educate third-party consultants to provide similar services. New professional services personnel and service providers require training and education and take time and significant resources to reach full productivity. Competition for qualified personnel and service providers is intense within our industry. Our business may be harmed if we are unable to provide professional services to our customers to effectively implement our solutions of if we are unable to establish and maintain relationships with third-party implementation providers.

Because our software could interfere with the operations of customers, we may be subject to potential product liability and warranty claims by these customers.

Our software enables customers’ software applications to integrate and is often used for mission critical functions or applications. Errors, defects or other performance problems in our software or failure to provide technical support could result in financial or other damages to our customers. Customers could seek damages for losses from us. In addition, the failure of our software and solutions to perform to customers’ expectations could give rise to warranty claims. The integration of our software with our customer’s applications increase the risk that a customer may bring a lawsuit against us. Even if our software is not at fault, a product liability claim brought against us, even if not successful, could be time consuming and costly to defend and could harm our reputation.

We have not paid any cash dividends on our common stock and it is likely that no cash dividends will be paid in the future.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Provisions of our charter and Bylaws and Delaware law could deter takeover attempts.

Section 203 of the Delaware General Corporation Law contains restrictions on mergers and other business combinations between us and any holder of 15% of our common stock, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder’s best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as the board of directors may determine from time to time. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of the Company. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders in this offering but may receive proceeds from the exercise of warrants held by certain of the selling stockholders. We expect to use any proceeds we receive for working capital and for other general corporate purposes, including research and product development.

PRICE RANGE OF OUR COMMON STOCK

Our common stock was traded on the NASDAQ National Market under the symbol ''LVEL” from 1996 until December 23, 2002.  From December 24, 2002, until January 23, 2003, our common stock traded on the NASDAQ SmallCap Market.  On January 23, 2003, our common stock was delisted from the NASDAQ SmallCap Market and is currently quoted on the over-the-counter bulletin board.  In January 2007 we formally changed our name to Cicero Inc. and the common stock now trades under the ticker CICN.  The chart below sets forth the high and low stock prices for the quarters of the fiscal years ended December 31, 2006 and 2005 as retroactively adjusted for the 100:1 reverse stock split.

	2006		2005
Quarter	High	Low	High	Low
First	$3.00	$1.80	$16.00	$7.00
Second	$2.50	$1.00	$9.00	$4.00
Third	$2.10	$1.10	$5.00	$2.00
Fourth	$4.50	$1.30	$5.00	$1.00

	2007
Quarter	High	Low
First	$2.52	$1.11
Second	$1.13	$0.16

The closing price of the common stock on June 29, 2007 was $0.21 per share.  As of June 29, 2007 we had 237 registered shareholders of record.

Our common stock is designated as “penny stock” and thus may be illiquid.  The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are any non-NASDAQ or non-exchange equity securities with a price of less than $5.00, subject to certain exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules.  Since our common stock is subject to the penny stock rules, persons holding or receiving such stock may find it more difficult to sell their shares.  The market liquidity for the stock could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock has been and is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the common stock as a result of relatively minor changes in the supply and demand for our common stock and perhaps without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that all of our earnings will be retained for the operation and expansion of our business and do not anticipate paying any cash dividends for common stock in the foreseeable future.

SELLING STOCKHOLDERS

Our shares of common stock to which this prospectus relates are being registered for resale by the selling stockholders. The following shows the name and number of shares of our common stock owned by the selling stockholders who may sell shares covered by this Prospectus.

On January 4, 2007, after obtaining approval of the holders of the outstanding common stock and preferred stock and entering into agreements with various of the holders of outstanding debt obligations aggregating $992,000 in principal amount, the Company effected a reorganization.  The holders of outstanding preferred stock and debt agreed to convert their securities into the newly designated Series A-1 preferred stock.  As a result of the reorganization, the Company issued 1,763.5 shares of the Series A-1 preferred stock to five entities or persons which are some of the selling stockholders listed below.  As a result of this issuance, the then outstanding Series A-3, B-3, C and D preferred shares were cancelled, and notes in aggregate principal amount of $992,000 were extinguished.  The Series A-1 preferred stock is convertible currently into 1,763,500 shares of common stock.  Also as part of the reorganization, the Company converted $2,309,000 of Senior Reorganization Notes into 3,438,473 shares of the Company’s common stock and $3,915,000 principal amount of Convertible Bridge Notes into 30,508,448 shares of the Company’s common stock. In addition, the Company issued 211,351 shares of common stock for accrued interest on the above two classes of Notes.

The selling stockholders may resell all, a portion or none of such shares of common stock from time to time. The table below sets forth, as of the date of this prospectus, with respect to each selling stockholder, based upon information made available to us by each selling stockholder, the number of shares of common stock beneficially owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding common stock that will be owned after the sale of the registered shares of common stock assuming the sale of all of the registered shares of common stock under this prospectus.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Offered	Shares Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Landis, Mark & Carolyn P.+	5,144,113	5,143,613	500	-	(2)
QueeQueg Partners, L.P.(a)	4,732,333	4,718,661	13,672	2.0%	(3)
Steffens, John L. +	3,310,429	3,289,400	21,029	3.1%	(4)
Kroll, Jules	1,586,237	1,586,237	-	-	(5)
Paneyko, Steve	1,557,159	1,557,159	-	-	(5)
Queequeg, Ltd.(a)	1,504,938	1,497,577	7,361	1.1%	(6)
Pizi, Anthony +*	1,416,241	1,395,241	21,000	3.0%	(7)
Ahab International, Ltd.(a)	1,120,000	1,120,000	-	-	(5)
Briggs, Jason	1,085,922	1,085,922	-	-	(5)
Percelay, Bruce+	1,032,786	1,032,786	-	-	(5)
Mack, Fredric	1,018,194	1,012,194	6,000	-	(8)
Dugdale, Glen & Joan	1,017,395	1,014,109	3,286	-	(9)
Miller, Bruce+	973,257	962,739	10,518	1.6%	(10)
Lucas, Scott	939,034	939,034	-	-	(5)
Ahab Partners, LP (a)	880,000	880,000	-	-	(5)
Wagenhals, Fred	802,593	802,593	-	-	(5)
Casey, Kenneth	778,464	778,464	-	-	(5)
Lustgarten, Scott	682,193	681,193	1,000	-	(11)
Keates, Richard M.D.	558,988	558,988	-	-	(12)

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Offered	Shares Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Clement, Conrad	513,145	510,461	2,684	-	(5)
Delphi Partners Limited (b)	512,781	512,781	-	-	(13)
Stevens, Jim	456,699	456,699	-	-	(14)
The Landis Group (c )	402,134	402,134	-	-	(5)
The Sorgen Group (d)	376,221	376,221	-	-	(5)
Liraz Systems (e)	363,278	363,238	40	-	(15)
Nager , Richard	344,679	343,364	1,315	-	(16)
Dugdale, William C.	333,210	333,210	-	-	(17)
Lustgarten, Martin estate of (f)	293,155	293,155	-	-	(18)
Dugdale, CJ & JO CRT 1/17/96 (g)	265,870	246,759	1,111	-	(5)
Weitzman, Hervey	249,933	249,933	-	-	(19)
Dugdale, Glen B/D Trust FBO (h)	249,160	249,160	-	-	(5)
Sutro, Marina	230,842	230,842	-	-	(5)
Leavitt, Philip	227,300	227,300	-	-	(5)
Turner, William & Barbara	224,977	224,977	-	-	(20)
Miller, Jeanne	211,388	200,877	10,511	1.6%	(21)
Nielsen, Kenneth	201,294	201,294	-	-	(5)
CGA Resources, LLC(i)	320,940	274,934	46,006	6.8%	(22)
Grodko, Steven	162,187	162,187	-	-	(23)
Wittenbach, Roger	160,243	160,243	-	-	(5)
Mack, Earle	155,914	154,248	1,666	-	(24)
Atherton, John W. Jr.+	148,884	148,784	100	-	(5)
Danko, Brett	141,625	141,625	-	-	(5)
Spain, Bernard	141,099	138,397	2,702	-	(5)
Dweck, Ike	140,040	140,040	-	-	(25)
Howard, Joan	136,640	136,640	-	-	(5)
Corwin, Leonard	120,275	119,831	444	-	(26)
Advanced Systems Europe, BV (j)	118,096	118,093	3	-	(27)
Bank, Marvin	111,522	108,843	2,679	-	(28)
Robinson, Jonathon	105,382	105,382	-	-	(5)
Spivak, David	101,914	101,914	-	-	(5)
Fields, John	100,499	100,499	-	-	(5)
Harwood, Chris	100,474	100,474	-	-	(5)
Wills, Maurice	100,000	100,000	-	-	(5)
Koitz, Martin	96,943	96,943	-	-	(5)
Weitzman, Hannah	95,279	95,279	-	-	(5)
Blanck, Richard	95,251	94,981	270	-	(5)
Haines Family Assoc LP (k)	93,101	91,101	2,000	-	(29)
Emerson, Alice	81,527	80,972	555	-	(5)
Morelli, Luciano	80,534	80,534	-	-	(5)
Miller, William R. FBO ROTH IRA (l)	80,415	80,415	-	-	(5)

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Offered	Shares Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Zinnert, William C. III	80,349	80,349	-	-	(5)
Signorino, Salvadore	80,326	80,326	-	-	(5)
Porciello, Charles+	80,286	80,286	-	-	(5)
Baena, Douglas	67,842	67,302	540	-	(5)
Miller, Douglas & Anita E.	64,294	64,294	-	-	(5)
Cohen, Jeffrey C.	50,335	50,335	-	-	(5)
Lemery-Greisler, LLC (m)	50,000	50,000	-	-	(5)
Cothren, Tony	49,523	49,523	-	-	(30)
Lerner, Arthur	48,952	48,952	-	-	(5)
Dugdale, William K	46,355	46,355	-	-	(5)
Lobada, Anna	43,365	43,365	-	-	(5)
McNamara, William E.	41,320	41,320	-	-	(5)
Mack, Fred Trust (Hailey Mack) (n)	40,874	40,874	-	-	(31)
Mack, Fred Trust (Jason Mack)(n)	40,874	40,874	-	-	(31)
Lorenzo, Val	40,227	40,227	-	-	(5)
Brooker, James	40,207	40,207	-	-	(5)
Sutro, Peter	40,192	40,192	-	-	(5)
Amchris Consulting Group ,LLC (o)	40,163	40,163	-	-	(5)
Mikroulis, Loula	40,153	40,153	-	-	(5)
Hathaway, Devon D.	39,798	39,798	-	-	(5)
Forman, Murray	38,923	31,673	7,250	1.1%	(5)
Ganarche, James	37,621	37,621	-	-	(5)
Grodko, Sandra	36,145	36,145	-	-	(32)
Perl, Jeffrey	34,967	34,967	-	-	(5)
Levine, Robert A.	34,247	34,247	-	-	(5)
Hasenyager, Bruce+	33,652	32,652	1,000	-	(33)
Davis, Bob	28,675	28,675	-	-	(5)
Dalal, Pratik	28,291	28,291	-	-	(5)
Schneider, Steven	27,803	27,803	-	-	(5)
The Rittenhouse Group (p)	24,793	24,793	-	-	(5)
Harwood, Brian	24,105	24,105	-	-	(5)
Kaliroff, Joseph	20,845	20,845	-	-	(5)
Tesker, Ron	20,089	20,089	-	-	(5)
Shelanski, Joseph	19,489	17,989	1,500	-	(5)
Hatalski, Nick	17,018	17,018	-	-	(34)
Leppo, Robert D.	16,985	16,985	-	-	(35)
Mistretta, Joseph	16,076	16,076	-	-	(5)
Weitzman, Elizabeth	16,066	16,066	-	-	(5)
Broderick, John+*	15,857	3,248	12,609	1.8%	(36)
Chugh, Narinder	15,555	15,555	-	-	(5)

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Offered	Shares Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Schwartz, Andrew Living Trust (q)	14,138	14,138	-	-	(5)
Ryan, Dennis	14,125	14,125	-	-	(5)
Weitzman, Hervey Trustee Blackrock (r)	14,118	14,118	-	-	(5)
Koch, June	14,090	14,090	-	-	(5)
Seidle, Jay	13,699	13,699	-	-	(5)
Haines, Roger	13,440	13,440	-	-	(5)
Nappi, Joe	13,434	13,434	-	-	(5)
Dugdale, Priscilla	13,422	13,422	-	-	(5)
Siracusa, Richard	12,363	12,363	-	-	(5)
Hillman, Brett	12,054	8,249	3,250	-	(5)
Mack, Fredric 4-30-92 Trust (n)	11,499	11,499	-	-	(37)
Grunstein, Leonard	10,741	10,741	-	-	(5)
Weiss, Michael	9,435	7,835	1,600	-	(38)
Leavitt, David	8,831	8,831	-	-	(5)
Leavitt, Diane R.	8,831	8,831	-	-	(5)
Forman, Irving	8,650	6,650	2,000	-	(5)
Spivak, Bradford	8,048	8,048	-	-	(5)
Spivak, Daniel	8,048	8,048	-	-	(5)
Spivak, Jonathon	8,048	8,048	-	-	(5)
Loebell, David K & Gina W	7,630	7,630	-	-	(5)
Diamond Investments II, LLC(s )	7,372	7,372	-	-	(5)
Phillips Giraud Naud ET Associes (t)	7,084	7,084	-	-	(5)
Bell, Joseph D. Jr.	7,061	7,061	-	-	(5)
Puggi, James A.	6,810	6,810	-	-	(39)
Calandra, Joseph A.	6,712	6,712	-	-	(5)
Grodko, Jeffrey	6,712	6,712	-	-	(5)
Babcock, Clint	5,649	5,649	-	-	(5)
Freeman, Don	5,628	5,223	405	-	(5)
Betanov, Cemil	5,508	5,508	-	-	(5)
Simkovitz, Phillip	5,437	5,437	-	-	(5)
Brower, Lee	5,375	5,375	-	-	(5)
Rutstein, Larry	5,371	5,034	337	-	(40)
Friedman, Mark	5,034	5,034	-	-	(40)
Zelman, Roselyn	4,894	4,894	-	-	(5)
DeFranco, Joseph	4,466	4,166	300	-	(5)
Gable, Sidney	4,324	3,324	1,000	-	(5)
Whelden, Larry	4,232	4,232	-	-	(5)
Hillman, Todd	4,018	4,018	-	-	(5)
Pena, Roland	3,813	3,813	-	-	(5)
Feder, Mark	3,656	3,656	-	-	(41)
Krubiner, Paul & Marjorie	3,481	3,481	-	-	(5)

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Offered	Shares Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Falik, Harold	3,357	3,357	-	-	(5)
Orlofsky, Martin Family Trust	3,356	3,356	-	-	(5)
Wenig, Hal	3,356	3,356	-	-	(5)
Vegh, Robert	3,326	3,326	-	-	(5)
Sobol, Tziporah	2,684	2,684	-	-	(5)
Simpson, James	2,145	2,145	-	-	(5)
Wolfe, Jack	2,120	2,120	-	-	(5)
Campbell, James V.	2,119	2,119	-	-	(5)
Roberts, John & Patricia	2,114	2,114	-	-	(5)
Whyte, Jacqueline	2,063	1,915	148	-	(5)
Grodko, Philip	2,013	2,013	-	-	(5)
Wilkins, James	1,789	1,789	-	-	(5)
Blisko, Larry	1,745	1,745	-	-	(5)
Tamberelli, Frank	1,730	1,330	400	-	(5)
Orlofsky, Gary	1,611	1,611	-	-	(5)
Berger, Jerald & Sara	1,342	1,342	-	-	(5)
Ditchek, Stuart	1,342	1,342	-	-	(5)
Friedman, Aaron	1,342	1,342	-	-	(5)
Garb, Eugene	1,342	1,342	-	-	(5)
Gertz, Anna	1,342	1,342	-	-	(5)
Husarsky, Leona	1,342	1,342	-	-	(5)
Huszcza, Joseph	1,342	1,342	-	-	(5)
Katz, David	1,342	1,342	-	-	(5)
Orlofsky, Bruce	1,342	1,342	-	-	(5)
Polin, Milton	1,342	1,342	-	-	(5)
Popack, Israel M.	1,342	1,342	-	-	(5)
Schwartz, Kenneth	1,342	1,342	-	-	(5)
Waintraub, Stanley	1,342	1,342	-	-	(5)
Gonosky, William	1,341	1,341	-	-	(5)
Urbanski, Patty	1,229	1,129	100	-	(5)
Total	40,510,588	40,321,697	188,891

*	Executive Officer of the Company
+	Member of the Borad of Directors of the Company.

(a)
Jonathan Gallen is an investment adviser for, and exercises sole voting and investment  authority with respect to the securities held by, each of (i) Ahab  Partners,  L.P.,  (ii) Ahab International,  Ltd.,  (iii) Queequeg Partners, L.P. and (iv) Queequeg, Ltd.

(b)	Bruce Miller, general partner of Delphi Partners, Ltd., exercises sole or shared voting or dispositive power with respect to the securities held by Delphi Partners, Ltd.

(c )
Alan Landis, exercises sole or shared voting or dispositive power with respect to the securities held by The Landis Group.  Alan Landis is a brother of Mr. Mark Landis, our former Chairman of the Board and current director.

(d)	Howard Sorgen, exercises sole or shared voting or dispositive power with respect to the securities held by The Sorgen Group.

(e)	Iris Yahal, representative of Liraz Systems, exercises sole or shared voting or dispositive power with respect to the securities held by Liraz Systems.

(f)	Richard Nager, trustee of Estate of Martin Lustgarten exercises sole or shared voting or dispositive power with respect to the securities held by Estate of Martin Lustgarten.

(g)	Matthew Yaakovian exercises sole or shared voting or dispositive power with respect to the securities held by C. Glen and Joan O. Dugdale CRT.

(h)	Glen Dugdale, trustee of BD Trust, FBO C. Glen Dugdale exercises sole or shared voting or dispositive power with respect to the securities held by BD Trust FBO C. Glen Dugdale.

(i)	Jason Edelman, exercises sole or shared voting or dispositive power with respect to the securities held by CGA Resources.

(j)	Adee Shafran, representative of Advanced Systems Europe, BV, exercises sole or shared voting or dispositive power with respect to the securities held by Advanced Systems Europe, BV.

(k)	John Haines, representative of Haines Family Associates, LP, exercises sole or shared voting or dispositive power with respect to the securities held by Haines Family Associates, LP.

(l)	Sterne Agee and Leach Inc. Custodian, exercises sole or shared voting or dispositive power with respect to the securities held by William R. Miller, ROTH IRA.

(m)
John Lemery, exercises sole or shared voting or dispositive power with respect to the securities held by Lemery Greisler.  Lemery Greisler LLC was replaced as legal counsel for the Company as of August 2005.

(n)
Fred Mack, trustee of 4-30-92 Trust, Fred Mack Trust – Hailey Mack, and Fred Mack Trust – Jason Mack, exercises sole or shared voting or dispositive power with respect to the securities held by 4-30-92 Trust, Fred Mack Trust – Hailey Mack, and Fred Mack Trust – Jason Mack.  Mr. Mack was a member of our Board of Directors from July 22, 2005 to March 8, 2006.

(o)	Christine Sweet, owner of Amchris Consulting Group, LLC exercises sole or shared voting or dispositive power with respect to the securities held by Amchris Consulting Group, LLC.

(p)	Joseph H. Weiss, exercises sole or shared voting or dispositive power with respect to the securities held by the Rittenhouse Group.

(q)	Andrew P. Schwartz exercises sole or shared voting or dispositive power with respect to the securities held by Andrew P. Schwartz Revocable Living Trust.

(r)	Hervey Weitzmen, Trustee of the Blackrock Turnpike Medical Group, exercises sole or shared voting or dispositive power with respect to the securities held by Blackrock Turnpike Medical Group.

(s)	Robert P. Williams, III Chief Executive Officer of Diamond Investments II, LLC, exercises sole or shared voting or dispositive power with respect to the securities held by Diamond Investments II, LLC.

(t)	Marc Giruad exercises sole or shared voting or dispositive power with respect to the securities held by Phillips Giraud Naud ET Associes.

(1)
The number of shares of common stock owned by each selling stockholder includes the aggregate number of shares of common stock which may be obtained by each stockholder upon conversion of all of the Series A1 Preferred Stock owned by the stockholder. It also includes the aggregate number of shares of common stock that may be obtained upon exercise of warrants to purchase common stock owned by such stockholder. The number of shares, if any, beneficially owned by each selling stockholder after each sale will vary depending upon the terms of the number of such shares sold.

(2)
Includes 1,326,136 shares of common stock issuable upon the conversion of Series A-1 Preferred Stock. Also owns and may offer from time to time under this prospectus 69,322 shares issuable upon the exercise of warrants. The exercise price of 18,750 warrants is $8 per share of common stock.  The exercise price of 50,572 warrants is $10 per share of common stock.  Also includes 3,748,155 shares of common stock.  Mr. Landis is the Company’s former Chairman of the Board.  See “Certain Relationships and Related Party’s Transactions.”

(3)
Queequeg Partners, L.P. owns and may offer from time to time under this prospectus 9,318 shares of common stock issuable upon exercise of warrants exercisable at  $10 per share. Also includes 4,709,343 shares of common stock.

(4)	Owns and may offer from time to time under this prospectus 14,332 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 3,275068 shares of common stock.

(5)	Includes shares of common stock.

(6)
Queequeg Limited owns and may offer from time to time under this prospectus 5,018 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.    Also includes 1,492,559 shares of common stock.

(7)
Includes 105,016 shares of common stock issuable upon the conversion of Series A-1 Preferred Stock.  Also owns and may offer from time to time under this prospectus 15,274 shares of common stock issuable upon the exercise of warrants. The exercise price of 11,667 shares is $10 per share of common stock, 901 shares is $17 per share of common stock, and 2,706 shares exercisable at $20 per share of common stock.  Also includes 1,274,951 shares of common stock.  Mr. Pizi is the Chief Information Officer of the Company. Mr. Pizi also holds 15,000 shares of common stock which may be acquired upon the exercise of stock options exercisable within 60 days of this prospectus, which shares are not being registered for resale by means of this prospectus.

(8)
Owns and may offer from time to time under this prospectus 54,688 shares of common stock issuable upon conversion of Series A-1 Preferred Stock. Also owns and may offer from time to time under this prospectus 12,658 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.  Also includes 944,848 shares of common stock.  Mr. Mack was a member of the Board of Directors from July 22, 2005 to March 8, 2006.

(9)
Owns and may offer from time to time under this prospectus 19,231 shares of common stock issuable upon conversion of Series A-1 Preferred Stock. Also owns and may offer from time to time under this prospectus 5,600 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.  Also includes 989,278 shares of common stock.

(10)
Owns and may offer from time to time under this prospectus 42,000 shares of common stock issuable upon conversion of Series A-1 Preferred Stock.  Also owns and may offer from time to time under this prospectus 13,195 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.  Also includes 907,544 shares of common stock.  Mr. Miller is a member of the Company’s Board of Directors.

(11)	Owns and may offer from time to time under this prospectus 329 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 680,864 shares of common stock.

(12)
Owns and may offer from time to time under this prospectus 26,941 shares of common stock issuable upon exercise of warrants.  The exercise price of 8,163 warrants is $7 per share, the exercise price of 16,796 warrants is $10 per share, and the exercise price of 1,982 warrants is $20 per share.  Also includes 532,047 shares of common stock.

(13)
Delphi Partners, Ltd. owns and may offer from time to time under this prospectus 18,000 shares of common stock issuable upon conversion of Series A-1 Preferred Stock.  It also owns and may offer from time to time under this prospectus 3,514 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.  Also includes 491,267 shares of common stock.

(14)	Owns and may offer from time to time under this prospectus 6,031 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also owns 450,668 shares of common stock.

(15)	Owns and may offer from time to time under this prospectus 1,645 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 361,593 shares of common stock.

(16)	Owns and may offer from time to time under this prospectus 658 shares of common stock issuable upon the exercise of warrants exercisable at $10 per share. Also includes 342,706 shares of common stock.

(17)	Owns and may offer from time to time under this prospectus 556 shares of common stock issuable upon the exercise of warrants exercisable at $10 per share. Also includes 332,654 shares of common stock.

(18)
Owns and may offer from time to time under this prospectus 4,224 shares of common stock issuable upon the exercise of warrants exercisable at $10 per share.  Also includes 288,931 shares of common stock.

(19)	Owns and may offer from time to time under this prospectus 278 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 249,655 shares of common stock.

(20)	Owns and may offer from time to time under this prospectus 400 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 224,577 shares of common stock.

(21)	Owns and may offer from time to time under this prospectus 7,164 shares of common stock issuable exercise of warrants exercisable at $10 per share. Also includes 193,713 shares of common stock.

(22)
CGA Resources, LLC owns and may offer from time to time under this prospectus 36,018 shares of common stock issuable upon exercise of warrants.  The exercise price of 10,296 warrants is $7 per share, the exercise price of 20,722 warrants is $10 per share, and the exercise price of 5,000 warrants is $20 per share.   Also includes 238,916 shares of common stock.

(23)	Owns and may offer from time to time under this prospectus 250 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 161,937 shares of common stock.

(24)	Owns and may offer from time to time under this prospectus 833 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 153,415 shares of common stock.

(25)	Owns and may offer from time to time under this prospectus 1,154 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 138,886 shares of common stock.

(26)	Owns and may offer from time to time under this prospectus 222 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 119,609 shares of common stock.

(27)
Advanced Systems Europe, B.V. owns and may offer from time to time under this prospectus 17,740 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.  Also includes 100,353 shares of common stock.

(28)	Owns and may offer from time to time under this prospectus 2,623 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 106,220 shares of common stock.

(29)
The Haines Family Associates, L.P. owns and may offer from time to time under this prospectus 2,858 shares of common stock issuable upon exercise of warrants exercisable at $10 per share.   Also includes 88,243 shares of common stock.

(30)
Owns and may offer from time to time under this prospectus 6,969 shares of common stock issuable upon exercise of warrants.  The exercise price of 2,133 warrants is $7 per share, the exercise price of 4,318 warrants is $10 per share, and the exercise price of 518 warrants is $20 per share.  Also includes 42,554 shares of common stock.

(31)	Owns and may offer from time to time under this prospectus 83 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Also includes 40,791 shares of common stock.

(32)
Owns and may offer from time to time under this prospectus 3,000 shares of common stock issuable upon the exercise of warrants exercisable at $10 per share.  Also includes 33,145 shares of common stock.

(33)
Owns and may offer from time to time under this prospectus 32,652 shares of common stock.  Mr. Hasenyager, who is a member of the Company’s Board of Directors, also holds 1,000 shares of common stock which may be acquired upon the exercise of stock options exercisable within 60 days of this prospectus, which shares are not being registered for resale by means of this prospectus.

(34)
Owns and may offer from time to time under this prospectus 10,938 shares of common stock issuable upon conversion of Series A-1 Preferred Stock.  Also owns and may offer from time to time under this prospectus 781 warrants exercisable at $32 per share.  Includes 5,299 shares of common stock.

(35)
Owns and may offer from time to time under this prospectus 10,938 shares of common stock issuable upon conversion of Series A-1 Preferred Stock.  Also owns and may offer from time to time under this prospectus 781 shares of common stock issuable upon exercise of warrants exercisable at $32 per share.  Includes 5,266 shares of common stock.

(36)
Owns and may offer from time to time under this prospectus 3,248 shares of common stock.  Mr. Broderick, who is the Company’s Chief Executor Officer and Chief Financial Officer also holds 12,609 shares of common stock which may be acquired upon the exercise of stock options exercisable within 60 days of this prospectus, which shares are not being registered for resale by means of this prospectus.

(37)	Owns and may offer from time to time under this prospectus 800 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Includes 7,449 shares of common stock.

(38)	Owns and may offer from time to time under this prospectus 793 shares of common stock issuable upon exercise of warrants exercisable at $10 per share. Includes 7,042 shares of common stock.

(39)
Owns and may offer from time to time under this prospectus 4,375 shares of common stock issuable upon conversion of Series A-1 Preferred Stock.  Also owns and may offer from time to time under this prospectus 313 shares of common stock issuable upon exercise of warrants exercisable at $32 per share.  Includes 2,122 shares of common stock.

(40)	Owns and may offer from time to time under this prospectus 676 shares of common stock issuable upon exercise of warrants at an exercise price of $10 per share. Also owns 4,358 shares of common stock.

(41)	Owns and may offer from time to time under this prospectus 329 shares of common stock issuable upon exercise of warrants at an exercise price of $10 per share. Also owns 3,327 shares of common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Sales of shares may be effected by selling stockholders in one or more types of transactions (which may include block transactions), in the over-the-counter market, any exchange or quotation system, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of any such methods of sale, and any other method permitted pursuant to applicable law, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may pledge and/or loan these shares to broker-dealers who may borrow the shares against their hedging short position and in turn sell these shares under the prospectus to cover such short position.

The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer is not expected to be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of Rule 144.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data is derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Year ended December 31, (in thousands, except per share data)					Three months ended March 31,
	2002	2003	2004	2005	2006	2006	2007
SELECTED STATEMENT OF OPERATIONS DATA
Revenue	$3,101	$530	$775	$785	$972	$281	$232
Loss from continuing operations	$(13,142)	$(9,874)	$(9,731)	$(3,681)	$(2,997)	$(576)	$(529)
Loss from continuing operations per common share – basic and diluted	$(74.89)	$(54.00)	$(27.05)	$(8.27)	$(0.25)	$(0.01)	$(0.01)
Weighted average common and common equivalent shares outstanding– basic and diluted	189	215	360	445	35,182	48	38,930

	December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
SELECTED BALANCE SHEET DATA
Working capital (deficiency)	$(6,254)	$(6,555)	$(10,255)	$(13,894)	$(7,894)	$(14,469)	$(7,870)
Total assets	11,852	5,362	530	241	597	299	739
Long-term debt, including current maturities	2,893	2,756	5,444	7,931	2,932	8,356	2,852
Senior convertible redeemable preferred stock	--	3,355	1,367	1,061	--	1,061	--
Stockholders' equity (deficiency)	1,653	(6,103)	(11,857)	(15,076)	(7,912)	(15,651)	(7,884)

BUSINESS

Overview

Cicero Inc. is a provider of business integration software, which enables organizations to integrate new and existing information and processes at the desktop. Our business integration software addresses the emerging need for companies’ information systems to deliver enterprise-wide views of their business information processes. In addition to software products, we also provide technical support, training and consulting services as part of its commitment to providing its customers with industry-leading integration solutions. Our consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000.

Our focus is on the growing desktop integration and business process automation market with our Cicero® product. Cicero® is a business application integration platform that enhances end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. Cicero software offers a proven, innovative departure from traditional, costly and labor-intensive enterprise application integration, which occurs at the server level. Cicero® provides non-invasive application integration at the desktop level. Desktop level integration provides the user with a single environment with a consistent look and feel for diverse applications across multiple operating environments, reduces enterprise integration implementation cost and time, and supports a Service-Oriented Architecture (SOA). Cicero’s desktop level integration also enables clients to transform applications, business processes and human expertise into a seamless, cost effective business solution that provides a cohesive, task-oriented and role-centric interface that works the way people think.

By using Cicero® software, companies can decrease their customer management costs, improve their customer service and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on their information technology investments. In addition, Cicero® software enables organizations to reduce the business risks inherent in replacement or re-engineering of mission-critical applications and extend the productive life and functional reach of their application portfolio.

Cicero® software is engineered to integrate diverse business applications and shape them to more effectively serve the people who use them. Cicero® provides an intuitive integration and development environment, which simplifies the integration of complex multi-platform applications. Cicero® provides a unique approach that allows companies to organize components of their existing applications to better align them with tasks and operational processes. In addition, Cicero can streamline end-user tasks by providing a single, seamless user interface for simple access to multiple systems or be configured to display one or more composite applications to enhance productivity. Cicero® software enables automatic information sharing among line-of-business applications and tools. It is ideal for deployment in contact centers where its highly productive, task-oriented user interface promotes user efficiency. Finally, Cicero® software, by integrating diverse applications across multiple operating systems, is ideal for the financial services, for which Cicero® was initially developed, insurance, telecommunications, intelligence, security, law enforcement, governmental and other industries requiring a cost-effective, proven application integration solution. Cicero® is also an integration solution for merger and acquisition events where the sharing of data and combining of systems is imperative.

Some of the companies and other users that have implemented or are implementing our Cicero software product include Merrill Lynch, Nationwide Financial Services, IBM and N.E.W. Customer Service Companies. We have also sold to intelligence, security, law enforcement and other government users.

In addition to our Cicero® product, our Ensuredmail email encryption products address information and security compliance requirements from the individual to the enterprise. The Ensuredmail suite of products includes the Enterprise Email Encryption Server, and Email Encryption Desktop for individual use. All of the Ensuredmail products use 3-DES or AES encryption technology and are tested and federally certified FIPS 140-1. Ensuredmail products are easy to install, use and administer. They also use rules and other utilities that allow users to flag messages including attachments for encryption. Unlike other secure email encryption software applications, Ensuredmail products do not require the recipient to install software or use special secure keys to open and read messages and attachments. In conjunction with Cicero software, Ensuredmail email encryption technology has been used to secure information shared in Cicero integration projects.

Some of the companies using Ensuredmail server products include the United Postal Service, E-Loan, the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, Science Application International Association, Wilmington Trust, Delta Dental, Truog-Ryding Company, and hundreds of individual users with the Ensuredmail Email Desktop product. Ensuredmail customers use email encryption primarily to secure outbound messages with confidential information for compliance (e.g., HIPAA) and security purposes.

Cicero Inc. was incorporated in New York in 1988 as Level 8 Systems, Inc. and re-incorporated in Delaware in 1999. Our principal executive offices are located at 1433 State Highway 34, Building C, Farmingdale, New Jersey 07727 and our telephone number is (732) 919-3150. Our web site is www.ciceroinc.com.

Strategic Realignment

Historically, we have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as “Enterprise Application Integration” or “EAI.” EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

Until early 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the increasing need to integrate applications that are physically resident on different platforms, a typical situation in larger companies. In most cases, companies with large customer bases utilize numerous different, or "disparate," applications that were not designed to effectively communicate and pass information. In addition, traditional EAI is often times too costly and time-consuming to implement. It also requires a group of programmers with the necessary skills and ongoing invasive changes to application software code throughout the enterprise. With Cicero® software, which non-invasively integrates the functionality of these disparate applications at the desktop, we believe that we have found a unique solution to this disparate application problem. We believe that our existing experience in and understanding of the EAI marketplace coupled with the unique Cicero® software solution, which approaches traditional EAI needs in a more effective manner, position us to be a competitive provider of business integration solutions to the financial services and other industries with large deployed contact centers, as well as our other target markets.

We originally licensed the Cicero® technology and related patents on a worldwide basis from Merrill Lynch, Pierce, Fenner & Smith Incorporated in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero® in perpetuity (subject to Merrill Lynch's rights to terminate in the event of bankruptcy or a change in control of the Company) and to grant ownership rights in the Cicero® trademark. Merrill Lynch indemnifies us with regard to the rights granted to us by them. Consideration for the original Cicero® license consisted of 10,000 shares of our common stock. In exchange for the amendment, we granted an additional 2,500 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero® or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20 million. We have completely re-engineered the Cicero® software to provide increased functionality and much more powerful integration capabilities.

Our future revenues are entirely dependent on acceptance of Cicero® which has limited success in commercial markets to date. We have experienced negative cash flows from operations for the past three years. At December 31, 2006, the Company had a working capital deficiency of approximately $7.9 million. Accordingly, there is substantial doubt that the Company can continue as a going concern, and the independent auditor’s report accompanying our financial statements raises doubt about our ability to continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and continue to negotiate with significant customers who have demonstrated interest in the Cicero® technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the Company’s financial viability. Cicero® software is a new “category defining” product in that most EAI projects are performed at the server level and Cicero’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, we are seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity.

Plan of Recapitalization

In December 2006, we completed our Plan of Recapitalization, approved by our stockholders at a Special Stockholders Meeting held on November 16, 2006. The Plan included the following elements:

•
Provided our Board of Directors with discretionary authority, pursuant to the plan of recapitalization to effect a reverse stock at a ratio of 20:1 to 100:1, and on November 20, 2006 our Board of Directors fixed the ratio at 100:1;

•	Changed the name of the Company from Level 8 Systems, Inc. to Cicero Inc.;

•	Increased the authorized common stock of the Company from 85 million shares to 215 million shares;

•	Converted existing preferred shares into a new Series A-1 Preferred Stock;

•	Converted and cancelled senior reorganization debt in the aggregate principal amount of $2.3 million into 3,438,473 shares of common stock;

•	Converted the aggregate principal amount of $3.9 million of Convertible Bridge Notes into 30,508,448 shares of our common stock;

•	Converted each share of Series A3 Preferred Stock into 4.489 shares of Series A-1 Preferred Stock;

•	Converted each share of Series B3 Preferred Stock into 75 shares of Series A-1 Preferred Stock;

•	Converted each share of Series C Preferred Stock into 39.64 shares of Series A-1 Preferred Stock;

•	Converted an aggregate stated value of $1.1 million of Series D Preferred Stock, recorded as mezzanine financing, into 53 shares of Series A-1 Preferred Stock; and

•	Converted an aggregate principal amount of $992,000 of convertible promissory notes into 1,591 shares of Series A-1 Preferred Stock.

In November 2006, we reached an agreement with Bank Hapoalim, the holder of our term loan and Liraz, the guarantor of the term loan, to extend the maturity date of the term loan until October 31, 2007. In consideration for the extension of the guaranty, we issued to Liraz 60,000 shares of our common stock.

We expect that increased revenues will reduce our operating losses in future periods; however, there can be no assurance that we will be successful in executing as anticipated or in a timely manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. If we are unable to increase cash flow or obtain financing, we may not be able to generate enough capital to fund operations for the next twelve months. At our current rates of expense and assuming revenues for the next twelve months at an annualized rate of our revenue for the year ended 2006, we will be able to fund planned operations with existing capital resources for a minimum of four months and experience negative cash flow of approximately $2,000,000 during the next twelve months to maintain planned operations. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Market Opportunity

Contact Centers Market

Our target markets for Cicero® software include the customer contact centers of large consumer-oriented businesses, such as in the financial services, insurance and telecommunications industries. Large-scale customer contact centers are characterized by large numbers of customer service agents that process phone calls, faxes, emails and other incoming customer inquiries and requests. In today’s highly competitive markets, companies increasingly focus on the provision of customer service as a means of increasing customer satisfaction, customer retention rates and cross-selling opportunities. For most companies, the key organization involved in this effort is the company’s customer contact center, or call center, whose personnel are directly customer-facing.

To provide quality customer service, customer service representatives (“CSR”) must be able to answer a customer’s questions quickly, handle any request the customer may have, and do so in an efficient and pleasant manner. One of the significant challenges in the provision of quality customer service is the complexity of the CSR desktop. This is due to the number of software applications on the CSR’s computer desktop, to the complexity of the applications used on the desktop, and changes in business processed within the organization. Most CSRs must manage three or more applications on their desktop, including billing, inventory, delivery tracking, call tracking and customer relationship management software. In many instances, CSRs have six, eight, or ten or more applications they must learn and manage in order to provide service.

The number of applications on the typical CSR desktop is increasing due to the broader range of services that organizations are demanding of contact centers, the desire for CSRs to resolve calls during the first contact with the customer, and the need to sell additional products. These applications are often a combination of Windows, web and host centric applications that are not integrated, requiring the CSR to learn and master them to perform their jobs.

Our goal is to greatly increase the efficiency of CSRs in our target markets. This increased efficiency is attained in a non-invasive manner, allowing companies to continue using their existing applications in a more productive manner.

Generally, managers of customer contact centers are under pressure to provide increased customer service at the lowest possible cost while addressing high employee turnover and training costs. Some of the primary challenges faced by customer contact centers include:

•
Long Average Call Handling Time. Currently, most customer contact centers use several applications requiring the CSR to ask customers for account and telephone information, navigate between applications, and to retype customer information in several screens. This increases the overall call handling time and decreases customer satisfaction. In addition, many contact centers require multiple transfers to different agents to deal with diverse customer service issues. A one-call, one-contact system reduces average call handling time and enhances customer service by avoiding these multiple transfers. Ideally, the customer service representative provides the call-in customer with multi-channel customer interfaces with timely access to all information that the customer needs. Reducing average call handling time and increasing customer service and customer intimacy are some of the primary metrics on which contact centers are evaluated by management. Improving customer service through simplified processes and having access to additional information in an integrated environment also provides opportunities to cross-sell other products.

•
Training and Turnover of Contact Center Staff. The contact center industry is characterized by high training costs, operational complexity, continuous turnover and increasing costs per call. These difficulties stem from increased customer expectations, the ever-increasing complexity and diversity of the business applications used by customer service representatives, and pressure to decrease training time and increase the return on investment in customer service representatives.

•
Industry Consolidation. Many industries in our target market, including the financial services industry, are in a constant state of consolidation. When companies consolidate through mergers and acquisitions, the customer contact centers are generally merged to lower overall costs and to reduce redundancies. This consolidation generally leads to re-training and the use of multiple applications handling similar functions that can be quite difficult to integrate successfully.

Our Solution

Cicero® is a software product that allows companies to integrate their existing applications into a seamless integrated desktop. The Cicero® software solution provides the following key features:

•
Integrated End-User Environment. The end-user can navigate any number of applications, whether local, client-server, mainframe legacy or web-browser, from a single environment with a consistent look and feel. Cicero® software integrates the execution and functionality of a variety of custom or packaged Windows-based applications. If a software product is designed to provide output into a Windows environment, Cicero® can subordinate its presentation and control it through the Cicero environment. Cicero® software can guide the user by providing assistance in tasks consisting of multiple steps, and make additional information accessible without any extra effort on the user’s part.

•
Information Center. The optional Information Center is a customizable hub of critical information that facilitates the effective execution of processes and minimizes the need to enter frequently accessed information repeatedly. The Information Center is a composite application and a subset of the Cicero Graphical User Interface Manager, and provides a configurable information hub to enable end-users to interact with selected applications on a continuous basis and access real-time information. The Information Center is frequently used to support incoming message alerts, scrolling headlines, key operational statistics, interaction with integrated voice response systems and real-time video. Any information that is time-sensitive or actionable can be displayed side-by-side with the currently selected application page and information can be readily exchanged between the optional Information Center and other applications.

•
Context Sharing. Cicero® software’s unique, patented technology enables the right information in any workstation application to be shared with the other applications that need it. Cicero® software’s Context-Sharing Manager within the Cicero Application Bus largely eliminates the need for re-keying customer data, simplifies customer information updates, and reduces errors and re-work. It also allows one subordinated application to perform processing based on a change in another application, thus causing applications to work together without end-user intervention.

•
Advanced Integration Architecture. Cicero® software is a sophisticated application integration platform that subordinates and controls and non-invasively integrates any applications with a light “footprint” in the Windows environment. The Cicero® software’s publish and subscribe bus architecture provides for efficient inter-application communication. Its event management capabilities allow applications to respond to events that occur within unrelated applications, making the integration more responsive. Cicero® software extends the usefulness and life span of legacy architectures and provides a common architecture for events across all platforms. Applications are integrated using Cicero Studio, a visual integration tool within the Cicero® software product which allows applications to be quickly integrated. Integrators are not required to understand the details of the underlying technology when integrating an application. Cicero® software also supports open platform architecture for communication and interoperability, native scripting languages and XML. Cicero® software is designed to be extendible, allowing extensions to new environments by using well-defined plug-ins or connectors. Cicero® software can also present components or elements of integration as web services and incoming web services requests can initiate Cicero® software processes without requiring any action by a user.

•
Management Tools. Comprehensive tools are built into the system for version management, automatic component updates and user preference configuration. Remote control and diagnostic tools are integrated to provide off-site help desk and troubleshooting personnel with access to assist them in their support duties. In addition, built-in trace and history mechanisms allow user’s management to obtain operational information that can detail users’ activities or point out operational problems. Furthermore, Cicero® software can enforce steps to be performed in a particular order, if needed, so as to enforce conformance with regulations, such as HIPAA, across multiple applications, or when an older, non-conformant application needs to be used in such an environment.

Deployment of the Cicero® software solution can provide our customers with the following key benefits:

•
Lower Average Cost Per Call and Average Call Time. Because Cicero® presents users with a single interface through which applications are accessed, it eliminates the need to navigate through and between applications. Therefore, it eliminates redundant data entry, cuts keystrokes and streamlines or even eliminates process steps, including time consuming call wrap-up processes, thereby generating greater efficiency. This enables increased first call resolution and significant reduction in average call times. Cost per call is lowered because the customer service representative is more productive.

•
Reduce Staff Cost. Cicero® software can reduce staff cost in two ways. First, by increasing the efficiency of each customer service representative, a contact center can handle the same volume of customer service requests with a smaller staff. Secondly, training costs and time can be reduced, placing newly hired staff into productive positions faster than other contract center applications.

•
Increase Cross-Selling Efficiency. The consolidation of all customer data and customer specific applications can increase the efficiency of cross-selling of products and services. For instance, a Cicero® enabled contact center might be configured to inform the customer service representatives that the customer, while a brokerage services customer, does not use bill paying or other offered services. On the other hand, Cicero® software can help prevent customer service representatives from selling a product that is inappropriate for that customer or a product or service that the customer already has. Increasing the efficiency of cross-selling can both increase revenues and avoid customer dissatisfaction.

•
Deliver Best in Class Customer Service. Increasing customer service is one of the primary methods by which a company in highly competitive customer focused industries such as financial services can differentiate itself from its competition. By increasing the efficiency of its customer service representatives, decreasing average time per call and increasing effective cross-selling, the Cicero-enabled contact center presents its customers with a more intimate and satisfying customer service experience that can aid in both customer retention and as a differentiator for customer acquisition. The access to multiple platforms through one user-friendly interface also improves the experience of the customer service representative, leading to improved customer service representative morale and productivity.

•
Preserve Existing Information Technology Investment. Cicero® software integrates applications at the desktop level, which allows better use of existing custom designed applications and divergent computing platforms (e.g., midrange, client/server, LAN and Web), which are not readily compatible with each other or with legacy mainframe systems. Linking together the newer computing applications to existing systems helps preserve and increase the return on the investments made by organizations in their information technology systems.

Additionally, by visually and structurally linking the flexibility and innovations available on newer computing platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers, organizations can utilize this information in new ways. The Cicero® software solution helps organizations bridge the gap between legacy systems and newer platforms and the result is the extension of existing capabilities to a modern streamlined interface in which the underlying system architectures, such as the Web, mainframe, mid-range or client-server, are transparent to the end-user customer service agent, thereby preserving the existing information technology investments and increasing efficiency between applications.

•
Support a Broad Range of Applications, Platforms and Standards. The IT departments of larger enterprises need solutions to integrate a broad array of applications and platforms using a wide variety of industry standards such as BPEL and Service-Oriented Architecture. The Cicero® software solution provides visual application integration solutions that support common industry standards and can handle a wide array of disparate applications and data types while operating on a Windows NT, Windows XP or Windows 2000 platforms. The Cicero® software solution can be used to link custom or packaged applications together regardless of the tools or programming language used to create the application by integrating those applications at the desktop level.

•
Ease of Implementation and Enhanced Information Technology Productivity. The Cicero® software solution allows customers to create comprehensive data transformation and information exchange solutions without the need for custom coding. Our products provide pre-built adapters for a wide variety of systems that are pre-programmed for transforming data into the format required by that system and transporting it using the appropriate transport mechanism. This greatly simplifies and speeds implementation of new solutions into the deployed Cicero framework. For instance, while in operation at Merrill Lynch, Cicero® was updated to include software for Siebel Systems over a period of only two days when Merrill Lynch decided to implement the Siebel Systems solution. The Cicero® software solution allows users to rapidly integrate new and existing applications with little or no customization required.

Our Strategy

Our goal is to be a recognized leader in providing complete desktop level application integration to our target markets. Key elements of our strategy include the following:

•
Expand into Our Target Markets. Our short-term goal is to gain a presence in contact centers, such as in the financial services industry with the Cicero® software solution. The financial services industry is ideal for Cicero® because each entity has a large base of installed users that use the same general groups of applications. However, Cicero® software can be used in any industry that needs to integrate applications and processes, such as the telecommunications and insurance industries. Additionally, we believe that state and local governments, first responders, intelligence and defense agencies are excellent target markets for integration of legacy applications. Since the beginning of 2005, we entered into an agreement to install Cicero software throughout N.E.W. Customer Service Companies, a contact center outsourcing company, to shorten call times, improve agent efficiency and improve customer satisfaction. We have recently deployed our software to Merrill Lynch’s International Wealth Management brokers. In addition, we have licensed Cicero software to the U.S. Department of Agriculture and the West Windsor Township, New Jersey Police Department. The latter agency is deploying Cicero in their Public Safety Answering Point. In this environment, Cicero® software will allow for fast and accurate retrieval of National Crime Information Center (NCIC) wanted person and related information, Interstate Identification Index, and National Law Enforcement Telecommunications systems, as well as various state criminal history and warrant data bases, motor vehicle records, and local arrest records.

•
Develop Strategic Partnerships. The critical success factor for customers implementing Customer Relationship Management (CRM) solutions in their contact centers is to have the right balance of technology and service provision. Similarly, penetration into the government market requires alliances with proven government system integrators and suppliers. To supplement our direct dales efforts, are implementing a tightly focused strategic teaming approach with a selected group of well-known consultancy and systems integration firms that specialize in financial services, government and eCRM integrated solutions. Since announcing the general availability of Cicero® 6.0 in May 2004, we have entered into strategic partnerships with the following system integrators/resellers, for integrated business solutions: ThinkCentric, Hewlett Packard and House of Code. In addition, we have entered into strategic partnerships with Silent Systems, Inc. (a consultancy and reselling organization), ADPI LLC (a consultancy and reseller organization), and Pilar Services, Inc. (a government focused integrator and reseller). The Company has no material dependency on any of these organizations, but rather looks to build upon these relationships as additional outlets for its products. Leveraging these organizations, who will provide such integration services as architecture planning, technology integration and business workflow improvement, allows us to focus on core application system needs and how Cicero® best addresses them, while our partners will surround the technology with appropriate industry and business knowledge.

•
Leverage Our In-House Expertise in the Cicero® Software. Merrill Lynch originally developed Cicero® internally for use by approximately 30,000 professionals worldwide. To approach the market from a position of strength, we have added members of the Merrill Lynch development team to our Cicero® development team. We recruited and hired Anthony Pizi, First Vice President and Chief Technology Officer of Merrill Lynch’s Private Technology’s Architecture and Service Quality Group, and the Cicero® project director as our Chief Executive Officer and Chief Technology Officer (currently Chief Information Officer) as well as several of the primary Cicero® engineers from Merrill Lynch to support our ongoing Cicero® development efforts.

•
Utilize Market Analyses to Demonstrate Tangible Return-On-Investment results. Most contact centers benchmark their operational and services levels against established industry norms. Metrics such as average waiting time in the call queue, call abandonment rates, after call service work and percentage of one-call completion are typically measured against norms and trends. We believe that use of Cicero® will provide tangible, demonstrable improvements to these metrics. In addition, Cicero® technology can integrate applications and processes more efficiently than other competing solutions. This reduces costs to customers and provides a faster return on investment than competing products.

•
Augment our product line with complementary product offerings. In this area, we use three strategies. The first is to acquire, when possible, complementary products that can be sold on their own and can also complement the Cicero® software product offering. In furtherance of such strategy, we have acquired the Ensuredmail product, which has been licensed both on its own, as well as in conjunction with and as an integrated feature of Cicero® software, adding additional functionality in the nature of encrypted email capability. When we bought the Ensuredmail assets in January 2004, purchased solely for shares our common stock, Ensuredmail customers included the U.S. Air Force, UPS, leading financial services companies and other multinational corporations. We announced the general availability of a significant upgrade to Ensuredmail for the desktop in March 2004 and small business version in July 2005. Our first major customer for Ensuredmail after the acquisition was Science Applications International Corporation. In August 2005, we entered into a license of our Ensuredmail product, to ITX Corp., a business consulting and technology solutions company, as an enhancement to ITX’s existing hosted email solution. In addition, we agreed to co-market with ITX a new hosted secure email service to customers who want to outsource their email services. The second strategy is to develop Cicero® connectors that facilitate the integration of existing products under Cicero® technology. Some of these connectors may be delivered along with Cicero®, while others may be licensed under separate product codes. The third strategy is to develop Cicero-powered solutions that address specific business challenges. These solutions such as our CTI Integrator not only addresses specific integration problems but also provides us with an opportunity to cross sell Cicero® software for future integration.

Products

Desktop Integration Segment

Cicero®. Cicero® software integrates disparate applications regardless of the platform, enables rapid development of effective, simple-to-maintain composite applications, accelerates time to value and deploys cost-effective, "best-of-breed" business solutions by leveraging existing IT investments. Cicero® helps the architect maintain consistent integration project design and implementation by providing extensible, standardized methods for interacting with Windows applications, COM objects, web pages, commercial software packages, legacy applications, and Java applications among others. Cicero® can integrate applications running on the server or desktop, giving the architect complete flexibility in determining where, when, and how application integration occurs. Cicero® can also be used to capture and aggregate data from many different applications, apply business rules as needed, such as data transformation rules, and share that data bi-directionally via a composite view. An event in one application can cause processing in another unrelated application, even if these were implemented using differing technologies, such as Windows and Java.

The patented Cicero® software technology, as exclusively licensed from Merrill Lynch, consists of several components, including the following: The Resource Manager, which manages the starting, stopping, and status of applications; the Event Manager, a Component Object Model (COM)-based messaging service; the Context Manager which administers the “publish and subscribe” protocols; and a Graphical User Interface (GUI) manager which allows applications to be presented to the user in one or more flexible formats selected by the user organization. In 2004, we released a version of the Cicero® product which included our newly developed Cicero Studio integration tool, to allow applications to be integrated using point-and-click methods. Cicero® incorporates an Application Bus with code modules to handle the inter-application connections. There are additional tools that provide ancillary functions for the integrator including tools to debug, view history and trace logs.

Cicero Studio provides a nontraditional approach to application integration. By providing a high level of object-oriented integration, Cicero Studio eliminates the need for source code modification. It includes high-level integration objects, called genes (which translate disparate application interface protocols to one common interface used by Cicero software), an event processor, a context manager and a publish-subscribe information bus that enables applications to share data. It also includes a set of integration wizards that greatly simplify the task of application integration.

Cicero Studio is a powerful integration tool that eliminates most of the technical complexity associated with application integration. Integrators avoid the high cost and complexity of invasive code modifications and extend the scope of their integration capabilities into new and legacy environments. Cicero Studio provides an open architecture that can be extended to incorporate new behaviors by adding genes and communicating with COM objects. This enables Cicero® software to be extended to accommodate new platforms and interface requirements as needed and provides a rich paradigm for evolving integration behaviors over time. It also means that Cicero software can be implemented in both the desktop and n-tier server of a service-oriented architecture.

Cicero® software runs on Vista, Windows XP, and Windows 2000 to organize applications in a flexible graphical configuration that keeps all the application functionality that the user needs within easy reach. For instance, selecting the “memo” tab might cause a Microsoft Word memo-template to be created within the Cicero® desktop. The end-user need not even know that they are using Microsoft Word. Moreover, a customer-tracking database can be linked with a customer relationship management software package.

Cicero® software technology provides non-intrusive integration of desktop and web applications, portals, third-party business tools, and even legacy mainframe and client server applications, so all co-exist and share their information seamlessly. Cicero’s® non-invasive technology means that clients don’t risk modifying either fragile source code or sensitive application program interfaces - and they can easily integrate off-the-shelf products and emerging technologies.

Cicero® software allows end-users to access applications in the most efficient way possible, by only allowing them to use the relevant portions of that application. For instance, a contact center customer service representative may not use 90% of the functionality of Microsoft Word, but might need access to a memorandum and other custom designed forms as well as basic editing functionality. Cicero® can be set to control access to only those templates and, in a sense, turn-off the unused functionality by not allowing the end-user direct access to the underlying application. Under the same Cicero® implementation, however, a different Cicero® configuration could allow the employees in the Marketing department full access to Word because they have need of the full functionality. The functionality of the applications that Cicero® integrates can be modulated by the business goals of the ultimate client, the parent company. This ability to limit user access to certain functions within applications enables companies to reduce their training burden by limiting the portions of the applications on which they are required to train their customer service representatives.

Cicero® is an ideal product for large customer contact centers. We believe that Cicero®, by combining ease of use, a shorter learning curve and consistent presentation of information will allow our clients to leverage their exiting investments in Customer Relationship Management or CRM applications and further increase customer services, productivity, return on investment and decrease cost both per seat and across the contact center.

Messaging and Application Engineering Segment

Ensuredmail. Our Ensuredmail products provide encrypted email capabilities such as security, proof-of-delivery and non-repudiation of origination. The recipient of an Ensuredmail message does not need to be an Ensuredmail licensee or install software. When an Ensuredmail user sends a message to another user, the recipient receives an email message with an attached encrypted message. The recipient opens the attached, which starts their web browser, enters a password, and can read the message and attachments. If the recipient replies to the message, the message is fully encrypted and sent back securely to the original sender. Organizations typically use our server-based Ensuredmail products, whereas individuals can use a person-to-person desktop variation.

Ensuredmail is FIPS140-1 certified, and in use by agencies of the Federal Government, in addition to private sector organizations.

Services

We provide a full spectrum of technical support, training and consulting services across all of our operating segments as part of our commitment to providing our customers industry-leading business integration solutions. Our services organization is staffed by experts in the field of systems integration with backgrounds in development, consulting, and business process reengineering. In addition, our services professionals have substantial industry specific backgrounds with extraordinary depth in our focus marketplace of financial services.

Maintenance and Support

We offer customers varying levels of technical support tailored to their needs, including periodic software upgrades, and telephone support. Cicero® and Ensuredmail software are frequently used in mission-critical business situations, and our maintenance and support services are accustomed to the critical demands that must be met to deliver world-class service to our clients. Many of the members of our staff have expertise in lights-out mission critical environments and are ready to deliver service commensurate with those unique client needs.

Training Services

Our training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of our products and related technology as well as enabling customers to take full advantage of our field-tested best practices and methodologies. Our training organization seeks to enable client organizations to gain the proficiency needed in our products for full client self-sufficiency but retains the flexibility to tailor their curriculum to meet specific needs of our clients.

Consulting Services

We offer consulting services around our product offerings in project management, applications and platform integration, application design and development and application renewal, along with expertise in a wide variety of development environments and programming languages. We also have an active partner program in which we recruit leading IT consulting and system integration firms to provide services for the design, implementation and deployment of our customer contact center solutions. Our consulting organization supports third party consultants by providing architectural and enabling services.

Customers

Our customers include both end-users to whom we sell our products and services directly and distributors and other intermediaries who either resell our products to end-users or incorporate our products into their own product offerings. Typical end-users of our products and services are large businesses with sophisticated technology requirements for contact centers, in the financial services, insurance and telecommunications industries, and intelligence, security, law enforcement and other governmental organizations.

Our customers are using our solutions to rapidly deploy applications. Some examples of customers' uses of our products include:

•
Business Process Outsourcers - use our Cicero® solution in contact centers to provide real time integration among existing back-office systems, eliminate redundant data entry, shorten call times, provide real-time data access and enhance customer service and service levels.

•
A financial institution - uses our Cicero® solution to provide real-time integration among market data, customer account information, existing back-office systems and other legacy applications, eliminate redundant data entry, provide real-time data access and processing, and enhance customer service and service levels.

•	An insurance company - uses our Cicero® solution to integrate their customer information systems with over thirty software applications including a CRM application.

•	A law enforcement organization - uses our Cicero® solution to streamline and automate support for arrests and investigations while merging federal, state and local systems within a unified process.

Other customers are systems integrators, which use our Cicero® product to develop integration solutions for their customers.

More than 6,000 Merrill Lynch personnel are currently using Cicero® software. We licensed the Cicero® technology from Merrill Lynch during 2000 and have enhanced it to license to contact centers and the financial services, insurance and telecommunications industries, as well as the intelligence, security, law enforcement and other governmental organizations. Our significant customers include Merrill Lynch, Nationwide Financial Services, IBM, N.E.W. Customer Service Companies and the West Windsor Township, New Jersey Police Department.

In 2004, Bank of America, Convergys, IBM, Nationwide Financial Services and SAIC each accounted for more than ten percent (10%) of our operating revenue. In 2005, NEW Customer Service Companies and Innovative System Solutions Corporation accounted for more than ten percent (10%) of our operating revenue.  Merrill Lynch, N.E.W. Customer Service Companies, IBM, and Pilar Services, Inc. each accounted for more than ten percent (10%) of our operating revenues in 2006.  As of March 31, 2007 Merrill Lynch and Nationwide Financial Services each accounted for more than ten percent (10%) of our operating revenue.

Sales and Marketing

Sales

An important element of our sales strategy is to supplement our direct sales force by expanding our relationships with third parties to increase market awareness and acceptance of our business integration software solutions. As part of these relationships, we continue to jointly sell and implement Cicero software solutions with strategic partners such as systems integrators and embed Cicero along with other products through Reseller relationships. We provide training and other support necessary to systems integrators and Resellers to aid in the promotion of our products. To date we have entered into strategic partnerships with the following resellers, for integrated business solutions: ThinkCentric, Hewlett Packard and House of Code. In addition, we have entered into strategic partnerships with Silent Systems, Inc., ADPI LLC, and Pilar Services, Inc. These organizations have relationships with existing customers or have access to organizations requiring top secret or classified access. In addition, several of these partners can bundle Cicero® with other software to provide a comprehensive solution to customers. We are not materially dependent on any of these organizations. Generally, our agreements with such partners provide for price discounts based on their sales volume, with no minimum required volume.

Marketing

The target market for our products and services are large companies operating contact centers and in the financial services, insurance and telecommunications industries, as well as users in the intelligence, security and law enforcement communities and other governmental organizations. Increasing competitiveness and consolidation is driving companies in such businesses to increase the efficiency and quality of their customer contact centers. As a result, customer contact centers are compelled by both economic necessity and internal mandates to find ways to increase internal efficiency, increase customer satisfaction, increase effective cross-selling, decrease staff turnover cost and leverage their investment in current information technology.

Our marketing staff has an in-depth understanding of the customer contact center software marketplace and the needs of these customers, as well as experience in all of the key marketing disciplines. They also have knowledge of the financial services industry and government organizations that have focused on application integration solutions to address needs in mergers and acquisitions and homeland security.

Core marketing functions include product marketing, marketing communications and strategic alliances. We utilize focused marketing programs that are intended to attract potential customers in our target vertical industries and to promote our company and our brands. Our marketing programs are specifically directed at our target markets, and include speaking engagements, public relations campaigns, focused trade shows and web site marketing, while devoting substantial resources to supporting the field sales team with high quality sales tools and ancillary material. As product acceptance grows and our target markets increase, we will shift to broader marketing programs.

The marketing department also produces ancillary material for presentation or distribution to prospects, including demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets.

Research and Product Development

In connection with the narrowing of our strategic focus, we have experienced an overall reduction in research and development costs. Since Cicero® is a new product in a relatively untapped market, it is imperative to constantly enhance the feature sets and functionality of the product.

We incurred research and development expense of approximately $138,000 and $147,000 for the three months ended March 31, 2007 and 2006, respectively.  The quarter over quarter decrease reflects a general decrease in overheads associated with our research and development efforts. We incurred research and development expense of approximately $532,700, $891,000 and $1,111,000 in 2006, 2005 and 2004, respectively. The decrease in costs reflects the reduction in headcount by two employees plus associated overheads in 2006 and two employees, plus associated overheads in 2005.

Our budgets for research and development are based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

Competition

The markets in which we compete are highly competitive and subject to rapid change. These markets are highly fragmented and served by numerous firms. We believe that the competitive factors affecting the markets for our products and services include:

•	Product functionality and features;

•	Availability and quality of support services;

•	Ease of product implementation;

•	Price;

•	Product reputation; and

•	Our financial stability.

The relative importance of each of these factors depends upon the specific customer environment. Although we believe that our products and services can compete favorably, we may not be able to increase our competitive position against current and potential competitors. In addition, many companies choose to deploy their own information technology personnel or utilize system integrators to write new code or rewrite existing applications in an effort to develop integration solutions. As a result, prospective customers may decide against purchasing and implementing externally developed and produced solutions such as ours.

We compete with companies that utilize varying approaches to modernize, web-enable and integrate existing software applications:

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Portal software offers the ability to aggregate information at a single point, but not the ability to integrate transactions from a myriad of information systems on the desktop. Plumtree is a representative company in the market.

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Middleware software provides integration of applications through messages and data exchange implemented typically in the middle tier of the application architecture. This approach requires modification of the application source code and substantial infrastructure investments and operational expense. Reuters, TIBCO and IBM MQSeries are competitors in the middleware market.

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CRM software offers application tools that allow developers to build product specific interfaces and custom applications. This approach is not designed to be product neutral and is often dependent on deep integration with our technology. Siebel is a representative product in the CRM software category.

•
Recently, there have been several companies that offer capabilities similar to our Cicero software in that these companies advertise that they integrate applications without modifying the underlying code for those applications. OpenSpan is one company who advertises that they can non-invasively integrate at the point of contact or on the desktop.

Other competitors include Above All Software, Attachmate Corporation, Seagull Software Ltd. and Oracle. Our Cicero® product competes directly with other contact center solutions offered by Microsoft, Corizon and Jacada. We expect additional competition from other established and emerging companies. Furthermore, our competitors may combine with each other, or other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Many of our current and possible future competitors have greater name recognition, a larger installed customer base and greater financial, technical, marketing and other resources than we have.

Intellectual Property

Our success is dependent upon developing, protecting and maintaining our intellectual property assets. We rely upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, Merrill Lynch holds a patent with respect to the Cicero® technology. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country. We use the registered trademarks “Cicero®” and “Ensuredmail”.

All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

Employees

As of March 31, 2007, we employed 22 employees. Our employees are not represented by a union or a collective bargaining agreement.

We believe that to fully implement our business plan we will be required to enhance our ability to work with the Microsoft Vista, Windows XP, and Windows 2000 operating systems as well as the Linux operating system by adding additional development personnel as well as additional direct sales personnel to complement our sales plan. Although we believe that we will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that we will be successful in attracting and retaining these employees now or in the future.

PROPERTIES

Our corporate headquarters is located in approximately 1,300 square feet of office space in Farmingdale, New Jersey, pursuant to a month-to-month sublease from one of our resellers. Our operations group and administrative functions are based in offices of approximately 2,956 square feet in Cary, North Carolina pursuant to a lease expiring in 2007. The research and development and customer support groups are located in the Farmingdale, New Jersey and Cary, North Carolina facilities.

LEGAL PROCEEDINGS

Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545,000, of which the current unpaid principal portion is approximately $123,000 and it matures in December 2007. At the maturity date of the note, the Company will be liable for additional payments totaling approximately $31,000 which we have recognized as a non-current liability.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending November 15, 2005. The Company is in the process of negotiating a series of payments for the remaining liability of approximately $80,000.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247,000. In October 2004, we reached a settlement agreement wherein we agreed to pay $160,000 over a 36-month period ending October 2007.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65,000. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200,000 over a 36-month period ending October 2007.

In October 2005, we were notified that Critical Mass Mail, Inc. had filed a claim against us for failure to pay certain liabilities under an Asset Purchase Agreement dated January 9, 2004. We in turn filed that Critical Mass Mail, Inc. failed to deliver certain assets and other documents under the same Asset purchase agreement. We had already reserved the potential liability under the Agreement as part of the asset purchase accounting. In February, 2006, Critical Mass Mail amended their complaint and is seeking damages of approximately $600,000 for our failure to timely register the underlying securities issued in the Asset Purchase. In November 2006, we negotiated a settlement with Critical Mass Mail that provided for monthly payments of the amounts already accrued. In December 2006 we settled the second complaint and agreed to issue $50,000 worth of the Company’s common stock. The Company has recorded stock compensation expense as of December 31, 2006 in this amount.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

This prospectus contains certain forward-looking statements, that address our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words “estimate,” “project,” “intend,” “believe,” “expect” and similar expressions are intended to identify forward- looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans, and are cautioned not to place undue reliance on these forward looking statements. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements, which are not historical facts are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplate by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described in “Risk Factors” and the following:

•	There is substantial doubt as to whether we can continue as a going concern;

•	We have a history of losses and expect that we will continue to experience losses at least through mid 2007;

•	We develop new and unproven technology and products;

•	We depend on an unproven strategy for ongoing revenue;

•	Economic conditions could adversely affect our revenue growth and cause us not to achieve desired revenue;

•	The “penny stock” rule will limit brokers and dealers trading in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline;

•	Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price;

•	Loss of key personnel associated with Cicero® development could adversely affect our business;

•	Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero®;

•	Our ability to compete may be subject to factors outside our control;

•	The markets for our products are characterized by rapidly changing technologies, evolving industry standards, and frequent new product introductions;

•	We may face damage to the reputation of our software and a loss of revenue if our software products fail to perform as intended or contain significant defects;

•	We may be unable to enforce or defend our ownership and use of proprietary and licensed technology;

•	Our business may be adversely impacted if we do not provide professional services to implement our solutions;

•	Because our software could interfere with the operations of customers, we may be subject to potential product liability and warranty claims by these customers;

•	We have not paid any cash dividends on our common stock and it is likely that no cash dividends will be paid in the future; and

General Information

Cicero Inc is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with our Cicero® software product. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes. We also provide email encryption products that address information and security compliance from the individual to the enterprise.

In addition to software products, we also provide technical support, training and consulting services as part of our commitment to providing our customers industry-leading integration solutions. Our consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. We offer services around our integration and encryption software products.

This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. See “Risk Factors'' page 3.

Business Strategy

Management makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: (1) Desktop Integration and (2) Messaging and Application Engineering.

The Desktop Integration segment is comprised of the Cicero® product. Cicero® is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications, while renovating or rejuvenating older legacy systems by making them usable in the business processes.

The product that comprises the Messaging and Application Engineering segment is Ensuredmail. Ensuredmail is an encrypted email technology that can reside on either the server or the desktop.

Results of Operations

The following table sets forth, the three months ending March 31, 2007 and 2006, and for the years indicated, the Company’s results of continuing operations expressed as a percentage of revenue.

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
Revenue:
Software	0.0%	38.1%	21.4%	51.9%	30.8%
Maintenance	17.7%	14.2%	12.3%	18.7%	39.5%
Services	82.3%	47.7%	66.3%	29.4%	29.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue:
Software	0.0%	1.4%	0.9%	2.0%	577.8%
Maintenance	22.8%	26.3%	21.8%	44.6%	49.3%
Services	48.2%	45.6%	56.2%	104.7%	131.0%
Total	72.0%	73.3%	78.9%	151.3%	758.1%

Gross margin (loss)	28.0%	26.7%	21.1%	(51.3)%	(658.1)%

Operating expenses:
Sales and marketing	59.0%	34.2%	35.6%	79.9%	140.4%
Research and product development	59.5%	52.3%	54.8%	113.5%	143.3%
General and administrative	111.2%	79.4%	124.1%	144.8%	196.4%
Impairment of intangible assets	0.0%	0.0%	0.0%	0.0%	75.7%
(Gain) on disposal of assets	0.0%	(0.4)%	(2.5)%	0.0%	(0.6)%
Total	229.7%	165.5%	212.0%	338.2%	555.2%

Loss from operations	(201.7)%	(138.8)%	(190.9)%	(389.5)%	(1,213.3)%
Other (expense), net	(26.6)%	(66.2)%	(117.5)%	(79.4)%	(42.3)%
Loss before taxes	(228.0)%	(205.0)%	(308.4)%	(468.9)%	(1,255.6)%
Income tax provision (benefit)	0.0%	0.0%	0.0%	0.0%	0.0%

Loss from continuing operations	(228.0)%	(205.0)%	(308.4)%	(468.9)%	(1,255.6)%
Loss from discontinued operations	0.0%	0.0%	0.0%	0.0%	(3.9)%
Net loss	(228.0)%	(205.0)%	(308.4)%	(468.9)%	(1,259.5)%

As the Company has sold most of its European based business and has closed several European sales offices, all of our revenue for the first three months ending March 31, 2007 and 2006 were generated from U.S. sources.  The following table sets forth data for total revenue for continuing operations by geographic origin as a percentage of total revenue for the years ended  indicated:

	2006	2005	2004
United States	100%	100%	98%
Europe	--	--	2%
Total	100%	100%	100%

The table below presents information about the two reported segments for the three months ended March 31, 2007 and 2006 (in thousands):

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total
Total revenue	$231	$1	$232	$279	$2	$281
Total cost of revenue	167	--	167	206	--	206
Gross margin	64	1	65	73	2	75
Total operating expenses	507	26	533	444	22	466
Segment profitability (loss)	$(443)	$(25)	$(468)	$(371)	$(20)	$(391)

A reconciliation of total segment operating expenses to total operating expenses for the three months ended March 31 (in thousands):

	Three Months Ended March 31,
	2007	2006
Total segment operating expenses	$533	$466
(Gain) on disposal of asset	--	(1)
Total operating expenses	$533	$465

A reconciliation of total segment profitability (loss) to loss before provision for income taxes for the quarters ended March 31 (in thousands):

	Three Months Ended March 31,
	2007	2006
Total segment profitability (loss)	$(468)	$(391)
Gain on disposal of asset	--	1
Interest and other income/(expense), net	(61)	(186)
Total loss before income taxes	$(529)	$(576)

The table below present’s information about the two reported segments for the twelve months ended December 31, 2006, 2005, and 2004 (in thousands):

	For the year ended December 31,
	2006			2005			2004
	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total
Total revenue	$965	$7	$972	$760	$25	$785	$707	$68	$775
Total cost of revenue	767	--	767	1,188	--	1,188	5,662	213	5,875
Gross margin (loss)	198	7	205	(428)	25	(403)	(4,955)	(145)	(5,100)
Total operating expenses	1,964	121	2,085	2,536	119	2,655	3,348	373	3,721
Segment profitability (loss)	$(1,766)	$(114)	$(1,880)	$(2,964)	$(94)	$(3,058)	$(8,303)	$(518)	$(8,821)

A reconciliation of segment operating expenses to total operating expense follows (numbers are in thousands):

	2006	2005	2004
Segment operating expenses	$2,085	$2,655	$3,721
Write-off of intangible assets	--	--	587
(Gain) on disposal of assets	(24)	--	(5)
Total operating expenses	$2,061	$2,655	$4,303

A reconciliation of total segment profitability to net loss for the fiscal years ended December 31 (in thousands):

	2006	2005	2004
Total segment profitability (loss)	$(1,880)	$(3,058)	$(8,821)
Write-off of intangible assets	--	--	(587)
Gain on disposal of assets	24	--	5

Interest and other income/(expense), net	(1,141)	(623)	(328)
Net loss before provision for income taxes	$(2,997)	$(3,681)	$(9,731)

Three Months Ended March 31, 2007 and 2006
Revenue and Gross Margin..

The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing our proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to our software products. Services revenue is comprised of fees for consulting and training services related to our software products.

Our revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of our sales force. We do not have any material backlog of unfilled software orders and product revenue in any period is substantially dependent upon orders received in that quarter. Because our operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from period to period. Fluctuations in operating results may result in volatility of the price of our common stock.

Software Products.
Software Product Revenue.  The Company did not earn any software product revenue for the three months ended March 31, 2007 as compared to $107,000 for the three months ended March 31, 2006. The Desktop Integration segment accounted for approximately 99% of total software product revenue for the three months ended March 31, 2006. The Messaging and Application Engineering segment accounted for 1% of total software product revenues for the same period.

Software Product Gross Margins.  The gross margin on software products for the three months ended March 31, 2006 was 96.3 % and reflects the accrual of royalty payments offset by revenues.  Cost of software is composed of royalties to third parties, and to a lesser extent, production and distribution costs.

Maintenance.
Maintenance Revenue.  Maintenance revenue for the three months ended March 31, 2007 increased by approximately $1,000, or 2.5%, from $40,000 to $41,000 as compared to three months ended March 31, 2006.  The Desktop Integration segment accounted for approximately 98% of total maintenance revenue for the quarters ended March 31, 2007 and  March 31, 2006.

Maintenance Gross Margin.  Gross margin (loss) on maintenance products for the three months ended March 31, 2007 was (29.3%) compared with (85%) for the three months ended March 31, 2006.  Cost of maintenance is comprised of personnel costs and related overhead for the maintenance and support of the Company’s software products and the reduction of gross margin (loss) is due to the reduction in headcount and associated costs.

Services.
Services Revenue.  Service revenue increased $57,000, or 42.5%, from $134,000 to $191,000 for the three months ended March 31, 2007 as compared with the three months ended March 31, 2006. The increase in service revenues is a result of integration services purchased by a customer relating to Cicero® software. 100% of services revenues are directly related to the Desktop Integration Segment. Revenues are expected to increase for the Desktop Integration segment as the Cicero® product gains acceptance. The Messaging and Application Engineering segment service revenues should continue to be insignificant as the majority of the relevant products are commercial off-the-shelf applications and therefore do not require any significant service labor to install.

Services Gross Margin.  Services gross margin was 40.3% for the three months ended March 31, 2007 compared with gross margin of 4.5% for the three months ended March 31, 2006.  The increase in gross margin was primarily attributable to the increase in service billings noted above.

Sales and Marketing.  Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses for the three months ended March 31, 2007 increased by approximately $41,000, or 42.7%, from $96,000 to $137,000 as compared with the three months ended March 31, 2006.  The Company has added two direct sales representatives during the quarter.

All sales and marketing expense are related to the Desktop Integration segment.

Research and Development.  Research and product development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense decreased by approximately $9,000, or 6.1%, from $147,000 to $138,000 for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. The decrease in costs for the quarter reflects a general reduction in overheads associated with our research and development efforts.

General and Administrative. General and administrative expenses consist of personnel costs for the legal, financial, human resources, and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. Our principal executive offices are located in Farmingdale, New Jersey and the remaining general and administrative staff is located in Cary, North Carolina.  General and administrative expenses for the three months ended March 31, 2007 increased by approximately $35,000, or 15.7%, over the same period in the prior year and is primarily attributable to an increase in costs in the finance area due to employee turnover and costs associated with the issuance of the Company’s common and preferred stock as part of the plan of recapitalization

Provision for Taxes. The Company’s effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the first quarter of 2007 or 2006. Because of the Company’s recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

Impact of Inflation.  Inflation has not had a significant effect on the Company’s operating results during the periods presented.

Years Ended December 31, 2006, 2005, and 2004

Total revenues increased 24% from $785,000 in 2005 to $972,000 in 2006. Revenues increased slightly, or 1% from $775,000 in 2004 to $785,000 in 2005. The increase in revenues in 2006 is primarily due to increased labor billings from integration contracts with our professional services staff. The small increase in revenues in 2005 over 2004 reflects a change in the mix of revenues wherein license revenues increased offset by a decrease in annual maintenance revenues. Gross profit margin (loss) was 21%, (51)% and (658)%, for 2006, 2005, and 2004, respectively.

The Desktop Integration segment had a gross margin (loss) of 21% for the year ended December 31, 2006, (56)% for the year ended December 31, 2005, and (701)% for the year ended December 31, 2004. The improvement in gross margin from 2005 to 2006 reflects a reduction in professional services headcount and an overall increase in revenues. In 2004, we had recognized a final impairment of the excess of the unamortized book value of the Cicero® technology in excess of the expected net realizable value in accordance with SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. A charge in the amount of $2,844,000 was recorded as cost of software revenue in the Statement of Operations for the year ended December 31, 2004.

The Messaging and Application Engineering segment gross margin for each of the years ended December 31, 2006 and 2005 was 100%. The gross margin (loss) for the year ended December 31, 2004 was (213%). In January 2004 we acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. The total purchase price of the assets being acquired plus certain liabilities assumed was $750,000. The purchase price was allocated to the assets acquired and liabilities assumed based on our estimates of fair value at the acquisition date. We assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill, and, because it was deemed impaired, charged to the Statement of Operations for the period ended March 31, 2004. We completed an assessment of the recoverability of the Ensuredmail product technology, as of June 30, 2004 in accordance with SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. This assessment was completed due to our revised cash flow projections from software revenue. These revised cash flow projections did not support the long-lived asset and accordingly we impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $154,000, was recorded as software amortization for the period ended June 30, 2004.

Software Products. Software product revenue decreased from $407,000 in 2005 to $208,000 in 2006 or approximately 49%. Software product revenue increased approximately 70% in 2005 from those results achieved in 2004. The decrease in software revenues in 2006 is attributed to the closing of only one significant license contract during the year. We had another pilot installation in process, however, acceptance was not assured by December 31, 2006. In 2005, we were able to successfully deploy our software to several smaller integration engagements.

The gross margin (loss) on software products was 96% for the years ended December 31, 2006 and 2005, respectively and (1,773)%, for the year ended December 31, 2004. Cost of software is composed primarily of amortization of software product technology, amortization of capitalized software costs for internally developed software, impairment of software product technology, and royalties to third parties, and to a lesser extent, production and distribution costs. All software costs have been fully amortized as of December 31, 2004. We licensed the Cicero® software technology and related patents on a worldwide basis from Merrill Lynch in August of 2000 under a license agreement containing standard provisions and a two-year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero® in perpetuity (subject to Merrill Lynch’s rights to terminate in the event of bankruptcy or a change in control of the Company) and to grant ownership rights in the Cicero® trademark. Merrill Lynch agreed to indemnify us with regard to the rights granted to us for Cicero®. Consideration for the original Cicero® license consisted of 1,000,000 shares of the Company’s common stock. In exchange for the amendment, we issued an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero® software or related maintenance services. The royalties over the life of the agreement are not payable in excess of $20 million.

The software product gross margin (loss) for the Desktop Integration segment was 96% for each of the years ended December 31, 2006 and 2005, respectively, and (1,950)% for the year ended December 31, 2004. The software product gross margin (loss) on the Messaging and Application Engineering segment was 100% for each of the years ended December 31, 2006 and 2005, respectively, and (587)% for year ended December 31, 2004.

We expect to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero® gains acceptance in the marketplace. Our expectations are based on our review of the sales cycle that has developed around the Cicero® product since being released by us, our review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the status of in-process proof of concepts or beta sites with select corporations. The Messaging and Application Engineering segment revenue is expected to increase marginally with on-line sales of its products.

Maintenance. Maintenance revenues for the year ended December 31, 2006 decreased by approximately 18% or $27,000 from 2005. Maintenance revenues for the year ended December 31, 2005 decreased by approximately 52% or $159,000 from 2004. The decline in maintenance revenues in 2006 and in 2005 is primarily due to the non-renewal of one maintenance contract for the Cicero® product in each of those years within the Desktop Integration segment.

The Desktop Integration segment accounted for approximately 95% of total maintenance revenue and the Messaging and Application Engineering segment accounted for approximately 5% of total maintenance revenues in 2006.

Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of the Company’s software products. We experienced a gross margin (loss) on maintenance products of (77)% for 2006. Gross margin (loss) on maintenance products for 2005 and 2004 were (138)% and (25)% respectively.

Maintenance revenues are expected to increase, primarily in the Desktop Integration segment as a result of our expected increase in sales of the Cicero® product. The Messaging and Application Engineering segment is now composed of the new Ensuredmail encryption technology and maintenance revenues should increase as the product achieves market acceptance. The cost of maintenance should increase slightly for the Desktop Integration segment.

Services. Services revenue for the year ended December 31, 2006 increased by approximately 179% or $413,000 over the same period in 2005. Services revenue for the year ended December 31, 2005 were approximately the same as in 2004. The increase in service revenues as compared to 2005 is attributable to the pilot engagements that were incurred during the past two years.

Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margin (loss) was 15%, (256)%, and (341)% for the years ended 2006, 2005, and 2004 respectively.

Services revenues are expected to increase for the Desktop Integration segment as the Cicero® product gains acceptance. The Messaging and Application Engineering segment service revenues will continue to be de-minimus as the new products that comprise that segment do not require substantial service oriented work.

Sales and Marketing. Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 45% or approximately $281,000 in 2006 and decreased by 42% or approximately $461,000 in 2005 due to a continued reduction in our sales and marketing workforce, decreased promotional activities and a change in the sales compensation structure. Specifically, we changed the compensation structure to lower fixed costs and increase variable success-based costs.

Sales and marketing expenses are expected to increase as we add additional direct sales personnel and support the sales function with collateral marketing materials. Our emphasis for the sales and marketing groups will be the Desktop Integration segment.

Research and Development. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense decreased by 40% or $358,000 in 2006 as compared to 2005 and decreased by 20% or $220,000 in 2005 as compared to 2004. The decrease in costs reflects the reduction in headcount by two employees plus associated overheads in 2006 and two employees, plus associated overheads in 2005.

We intend to continue making a significant investment in research and development while enhancing efficiencies in this area.

General and Administrative. General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, investor relations and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses for the year ended December 31, 2006 increased by 6% or $69,000 over the prior year. The increase in general administrative costs is primarily due to costs associated with our recapitalization plan in 2006. In fiscal 2005, general and administrative expenses decreased by 25% or $385,000 as compared to 2004. The decline in general and administrative costs in 2005 reflects the general downsizing conducted by the Company in 2005.

General and administrative expenses are expected to slightly increase going forward as our revenues increase.

Write-Off of Goodwill and Other Intangible Assets. Write-off of goodwill was $0 for the years ended December 31, 2006 and 2005, and $587,000 for the year ended December 31, 2004. During 2004, we acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. The total purchase price of the assets being acquired plus certain liabilities assumed was $750,000. The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. We assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill, and, because it was deemed impaired, charged to the Statement of Operations for the period ended March 31, 2004. At December 31, 2006, 2005 and 2004, there was no remaining goodwill on our balance sheet.

Warrants Liability. We have issued warrants to Series A3 and Series B3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside our control. The fair value of the warrants is accounted for as a liability and is re-measured at each balance sheet date. As of March 31, 2007 and December 31, 2006 and December 31, 2005, the warrant liability had a fair market value of $0.

Provision for Taxes. Our effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in 2006, 2005, or 2004. Because of the Company’s inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance.

Impact of Inflation. Inflation has not had a significant effect on our operating results during the periods presented.

Liquidity and Capital Resources for the Three Months Ended March 31,  2007 and 2006
Operating and Investing Activities

Cash and cash equivalents increased to $418,000 at March 31, 2007 from $310,000 at December 31, 2006.  The Company generated $108,000 of cash for the three months ended March 31, 2007.

Cash used by operations for the three months ended March 31, 2007 was $385,000 of cash compared with $481,000 used by operations for the three months ended March 31, 2006.  Cash used for the three months ended March 31, 2007 was primarily comprised of the loss from operations of approximately $529,000, increase in prepaid expenses of approximately $36,000, and the decrease of approximately $48,000 in accounts payable and accrued expenses from vendors for services rendered. These cash outlays were offset by non-cash charges for depreciation and amortization of approximately $2,000 and reductions in accounts receivable and discontinued operations of $1,000 each. In addition, the Company’s cash increased by approximately $224,000 from an increase in deferred revenues from maintenance contracts.

The Company bought $6,000 worth of equipment for the quarter ended March 31, 2007.

Financing Activities

Cash provided by financing activities for the three months ended March 31, 2007 was approximately $500,000 as compared with approximately $482,000 for the three months ended March 31, 2006.  Cash provided from financing activities for the three months ended March 31, 2007 was comprised primarily of sales of the Company’s common stock.

Liquidity and Capital Resources for the Years 2006 and 2005
Operating and Investing Activities

We generated $281,000 of cash for the year ended December 31, 2006.

Operating activities utilized approximately $2,224,000 in cash, which was primarily comprised of the loss from operations of $2,997,000, offset by non-cash charges for depreciation and amortization of approximately $12,000, and stock compensation expense of $615,000 and a provision for doubtful accounts of $50,000. In addition, we had an increase in accounts receivable of $202,000, offset by a reduction of prepaid expenses and other assets of $31,000. We generated approximately $311,000 in cash through an increase in the amount owing its creditors.

We utilized approximately $17,000 in cash in the purchase of updating our network equipment.

We generated approximately $2,528,000 of cash during the year from financing activities from increases in Convertible Bridge Notes of $2,148,000 and from approximately $380,000 resulting from the conversion of other debt to equity.

We utilized approximately $78,000 in cash for the year ended December 31, 2005.

Operating activities utilized approximately $2,564,000 in cash, which was primarily comprised of the loss from operations of $3,681,000, offset by non-cash charges for depreciation and amortization of approximately $11,000, and stock compensation expense of $149,000. In addition, we had a reduction in accounts receivable of $146,000, as well as a reduction of prepaid expenses and other assets of $55,000. We generated approximately $804,000 in cash through an increase in the amount owing its creditors. We had a decrease of $29,000 in assets and liabilities of discontinued operations, a decrease in $12,000 for its provision for uncollectible accounts, and a decrease of $7,000 in deferred revenue.

We utilized approximately $6,000 in cash in the purchase of updating our network equipment.

We generated approximately $2,487,000 of cash during the year from financing activities. The extension to the Note and Warrant Offering of $944,000 and $1,615,000 of financing from our Convertible Bridge Notes offset by repayments of our short-term debt in the amount of $55,000.

Financing Activities

We funded our cash needs during the year ended December 31, 2006 with cash on hand from December 31, 2005, as well as through the use of proceeds from borrowings under convertible debt agreements.

We have a $1,971,000 term loan bearing interest at LIBOR plus 1.5% (approximately 6.37% as of December 31, 2006), which is payable quarterly.  There are no financial covenants and the term loan is guaranteed by Liraz Systems, Ltd., our former principal shareholder. In September 2004, the Company and Liraz Systems Ltd. agreed to extend its guaranty on the term loan with Bank Hapoalim, and to extend the maturity date on the loan to November 3, 2005. Under the terms of the agreement with Liraz, we agreed to issue 39,420 shares of our common stock. In November 2005, the Company and Liraz Systems Ltd. agreed to extend its guaranty on the term loan with Bank Hapoalim, and to extend the maturity date on the loan to November 15, 2006. Under the terms of the agreement with Liraz, we agreed to issue 24,000 shares of our common stock and granted a warrant to purchase an additional 36,000 shares of our common stock at an exercise price of $0.2 per share. Based upon fair market value at the time of issuance, we recognized $48,000 as loan amortization costs in the Statement of Operations for the year ended December 31, 2005. Because the warrants were contingently issuable upon an event outside the control of the Company (the proposed Plan of Recapitalization), we did not recognize any value to these warrants until the contingency was removed. In November 2006, The Company and Liraz Systems Ltd. agreed to extend its guaranty on the term loan with Bank Hapoalim, and to extend the maturity date on the loan to October 31, 2007. Under the terms of the agreement with Liraz, we agreed to issue 60,000 shares of our common stock. Based upon fair market value at the time of issuance, we recognized $240,000 as loan amortization costs in the Statement of Operations for the year ended December 31, 2006. In addition, since the contingency surrounding the warrants granted in the prior years’ debt extension was removed, we also recognized $72,000 as the value of these warrants and as loan amortization costs in the Statement of Operations for the year ended December 31, 2006.

In 2004, we announced a Note and Warrant Offering in which common stock warrant holders were offered a one-time conversion of their existing warrants at a conversion price of $0.10 per share as part of a recapitalization plan. Under the terms of the offer, which expired on December 31, 2004, warrant holders who elected to convert, would tender their conversion price in cash and receive a Note Payable in exchange.  As of December 31, 2004 we had raised $1,615,000.  Upon approval of the Plan of Recapitalization at a Stockholders meeting, these Notes converted into shares of common stock. In addition, those warrant holders who elected to convert the first $1 million of warrants would receive additional replacement warrants at a ratio of 2:1 for each warrant converted, with a strike price of $10.00 per share. In addition, upon approval of the Plan of Recapitalization, each warrant holder received additional warrants to purchase our common stock. In early 2005, we announced an extension to the Note and Warrant Offering and as of December 31, 2005, we had raised an additional $944,000 for a total of approximately $2,559,000. Upon effectiveness of the Plan of Recapitalization, $2,309,000 of the Note and Warrant holders converted into 3,438,473 shares of our common stock.

From July through December 2006, we entered into several Convertible Bridge Notes with a consortium of investors. We had raised a total of $3,915,000 of Convertible Bridge Notes of which $746,000 was from various members of our Board of Directors. Under the terms of these Notes, holders converted their Notes into 30,508,448 shares of our common stock upon effectiveness of the Plan of Recapitalization.

We believe that the Plan of Recapitalization has and will continue to have a positive impact on our future operations and our ability to raise additional capital that we will need to continue operations. However, there can be no assurance that we will be successful in executing as anticipated or in a timely enough manner. If these strategies are unsuccessful, we may have to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. If we are unable to increase cash flow or obtain financing, we may not be able to generate enough capital to fund operations for the next twelve months. We do not believe that we currently have sufficient cash on hand to finance operations for the next twelve months. At our current rates of expense and assuming revenues for the next twelve months at the annualized rate of revenue for the year ended 2006, we will be able to fund planned operations with existing capital resources for a minimum of four months and with sufficient resources we expect to experience negative cash flow of approximately $2.0 million during the next twelve months to maintain planned operations. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

In April 2005, we borrowed $30,000 from a member of our Board of Directors pursuant to a convertible loan agreement. Under the term of this agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 4,285 shares of our common stock at a conversion price of $7 per share which was the fair market value of our stock at the time of the loan. As part of the Plan of Recapitalization, this debt along with all other convertible promissory notes totaling $992,000 was converted into 1,591 shares of Series A-1 preferred stock.

In January 2004, we completed a common stock financing round wherein we raised $1,247,000 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. We sold 33,69 2 shares of common stock at a price of $37 per share. As part of the financing, we also issued warrants to purchase 33,692 shares of our common stock at an exercise price of $37. The warrants have expired.

We incurred a loss from continuing operations of approximately $2,997,000 for the year ended December 31, 2006 in addition to losses from continuing operations of approximately $13,412,000 for the previous two fiscal years. We have experienced negative cash flows from operations for the past three years. At December 31, 2006, we had a working capital deficiency of approximately $7,894,000. Our future revenues are entirely dependent on acceptance of Cicero®, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that the Company can continue as a going concern and the independent auditor’s report accompanying our financial statements raises doubts about our ability to continue as a going concern. In order to address these issues and to obtain adequate financing for our operations for the next twelve months, we are actively promoting and expanding our product line and continue to negotiate with significant customers that have expressed interest in the Cicero® technology. We are experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. Cicero® software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero’s integration occurs at the desktop level without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. We are attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® software through increased marketing and leveraging our limited number of reference accounts, while enhancing our list of resellers and systems integrators to assist in the sales and marketing process. Additionally, we must seek additional equity capital or other strategic transactions in the near term to provide additional liquidity.

Contractual Obligations

Future minimum payments for all contractual obligations for years subsequent to December 31, 2006 are as follows (in thousands):

	2007	2008	2009	2010	Total
Short and long-term debt, including interest payments	$3,212	$31	$--	$--	$3,243
Service purchase commitments	275	--	--	--	275
Operating leases	65	6	--	--	71
Capital leases	2	1	--	--	3
Total	$3,554	$38	$--	$--	$3,592

Short and long-term debt, including interest payments includes an outstanding indebtedness of approximately $1,971,000 term loan with Bank Hapoalim guaranteed by Liraz Systems Ltd., and a $250,000 short-term note with SDS Merchant Fund.

Under the employment agreement between the Company and Mr. Pizi effective January 1, 2007, the Company will pay Mr. Pizi an annual base salary of $120,000 and commissions for revenues brought to the Company .  Upon termination of Mr. Pizi's employment without cause,  we agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then current base salary and all deferred but unpaid salaries and bonuses within thirty (30) days of termination, and (b) all then outstanding but unvested stock options shall vest one hundred percent (100%).

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2007, the Company will pay Mr. Broderick an annual base salary of $175,000 and performance bonuses in cash of up to $300,000 per annum based upon certain revenue goals and operating metrics, as determined by the Compensation Committee of our Board of Directors, in its discretion. Upon termination of Mr. Broderick's employment by the Company without cause, we agreed to provide Mr. Broderick with a lump sum payment of one year of Mr. Broderick’s then current base salary and payment of all deferred salaries and bonuses within thirty (30) days of termination. In addition, all then outstanding but unvested stock options shall vest one hundred percent (100%).

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements. We have no subsidiaries or other unconsolidated limited purpose entities, and we have not guaranteed or otherwise supported the obligations of any other entity.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

The policies discussed below are considered by us to be critical to an understanding of our financial statements because they require us to apply our judgment and make estimates regarding matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. With respect to the policies discussed below, we note that because of the uncertainties inherent in forecasting, the estimates frequently require adjustment.

Our financial statements and related disclosures, which are prepared to conform with accounting principles generally accepted in the United States of America, require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and accounts receivable and expenses during the period reported. We are also required to disclose amounts of contingent assets and liabilities at the date of the financial statements. Our actual results in future periods could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary.

We consider the most significant accounting policies and estimates in our financial statements to be those surrounding: (1) revenue recognition; (2) allowance for doubtful trade accounts receivable; (3) valuation of notes receivable; (4) capitalization and valuation of software product technology; (5) valuation of deferred tax assets; and (6) restructuring reserves. These accounting policies, the basis for any estimates and potential impact to our Consolidated Financial Statements, should any of the estimates change, are further described as follows:

Revenue Recognition. Our revenues are derived principally from three sources: (i) license fees for the use of our software products; (ii) fees for consulting services and training; and (iii) fees for maintenance and technical support. We generally recognize revenue from software license fees when a license agreement has been signed by both parties, the fee is fixed or determinable, collection of the fee is probable, delivery of our products has occurred and no other significant obligations remain. For multiple-element arrangements, we apply the “residual method”. According to the residual method, revenue allocated to the undelivered elements is allocated based on vendor specific objective evidence (“VSOE”) of fair value of those elements. VSOE is determined by reference to the price the customer would be required to pay when the element is sold separately. Revenue applicable to the delivered elements is deemed equal to the remainder of the contract price. The revenue recognition rules pertaining to software arrangements are complicated and certain assumptions are made in determining whether the fee is fixed and determinable and whether collectability is probable. For instance, in our license arrangements with resellers, estimates are made regarding the reseller’s ability and intent to pay the license fee. Our estimates may prove incorrect if, for instance, subsequent sales by the reseller do not materialize. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to future results.

Revenues from services include fees for consulting services and training. Revenues from services are recognized on either a time and materials or percentage of completion basis as the services are performed and amounts due from customers are deemed collectible and non-refundable. Revenues from fixed price service agreements are recognized on a percentage of completion basis in direct proportion to the services provided. To the extent the actual time to complete such services varies from the estimates made at any reporting date, our revenue and the related gross margins may be impacted in the following period.

Allowance for Doubtful Trade Accounts Receivable. In addition to assessing the probability of collection in conjunction with revenue arrangements, we continually assess the collectability of outstanding invoices. Assumptions are made regarding the customer’s ability and intent to pay and are based on historical trends, general economic conditions, and current customer data. Should our actual experience with respect to collections differ from our initial assessment, there could be adjustments to bad debt expense.

Capitalization and Valuation of Software Product Technology. Our policy on capitalized software costs determines the timing of our recognition of certain development costs.  In addition, this policy determines whether the cost is classified as development expense or cost of software revenue.  Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization.  Additionally, we review software product technology assets for net realizable value at each balance sheet date.  Should we experience reductions in revenues because our business or market conditions vary from our current expectations, we may not be able to realize the carrying value of these assets and will record a write down at that time. For the year ended December 31, 2004, the Company recorded a write down of software product technology totaling $3,585,000 and as of March 31, 2007 and December 31, 2006 and 2005 the Company had $0 in capitalized software product technology.

Valuation of Deferred Tax Assets. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to the extent that it is more likely than not, that we will be unable to utilize deferred income tax assets in the future. At December 31, 2006, we had a valuation allowance of $97,265,000 against $97,265,000 of gross deferred tax assets. We considered all of the available evidence to arrive at our position on the net deferred tax asset; however, should circumstances change and alter our judgment in this regard, it may have an impact on future operating results.

At December 31, 2006, the Company has net operating loss carryforwards of approximately $227,539,000, which may be applied against future taxable income. These carryforwards will expire at various times between 2006 and 2025. A substantial portion of these carryforwards is restricted to future taxable income of certain of our subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured.

Recent Accounting Pronouncements:

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities – an amendment of FASB Statement 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Most of the provisions of this statement apply only to entities that elect the fair value option; however, the amendment to FASB Statement 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In July 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of SFAS No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 also prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized as an adjustment to the opening balance of accumulated deficit (or other appropriate components of equity) for that fiscal year. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. We are evaluating the impact of the adoption of FIN 48 but does not currently expect the adoption of this new standard to have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting (“SAB”) 108, to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of its financial statements and related disclosures. SAB 108 is effective for fiscal years ending after November 15, 2006. We have adopted SAB 108 effective as of January 31,

2007. The adoption of this bulletin did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of 2008. We are currently evaluating the effect that the adoption of SFAS No. 157 will have on our financial position, results of operations, or cash flows.

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (SFAS 123R).  SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options.  Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, “Accounting For Stock Issued To Employees”.  Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income.  SFAS 123R is effective for periods beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R.  The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation”. We have elected to use the modified prospective transition method as permitted by SFAS No. 123R and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123R. The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on the first day of the Company’s year ended December 31, 2006. Stock-based compensation expense for awards granted prior to 2006 is based on the grant-date fair-value as determined under the pro forma provisions of SFAS No. 123.

Disclosures about Market Risk

As we have disposed of or closed most of our European operations and offices, the majority of revenues are generated from US sources. We expect that trend to continue for the next year. As such, there is minimal foreign currency risk at present. Should we continue to develop a reseller presence in Europe and Asia, that risk will be increased.

MANAGEMENT

The following table sets forth certain information about our directors and executive officers:

Name	Age	Position(s)
John L. Steffens	65	Director and Chairman
John Broderick	57	Director, Chief Executive Officer and Chief Financial Officer
Anthony C. Pizi	47	Director and Chief Information Officer
Mark Landis	65	Director
Bruce W. Hasenyager	65	Director
Jay R. Kingley	45	Director
Charles B. Porciello	71	Director
Bruce D. Miller	56	Director
Bruce A. Percelay	51	Director
John W. Atherton	64	Director
Don Peppers	56	Director

John L. Steffens
Director since May, 2007.

Mr. Steffens was appointed to our Board of Directors on May 16, 2007 and is the Founder and Managing Director of Spring Mountain Capital, L. P. which commenced operations in July, 2001.  Prior to establishing Spring Mountain Capital until June 2001, Mr. Steffens spent 38 years at Merrill Lynch & Co., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets, which was later named the Private Client Group, from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001. Mr. Steffens was elected a member of the Board of Directors of Merrill Lynch & Co., Inc. in April 1986 and served on the board until July 2001. Mr. Steffens was Chairman of the Securities Industry Association during 1994 and 1995, and is currently a Trustee of the Committee for Economic Development. He is the National Chairman Emeritus of the Alliance for Aging Research and serves on the Board of Aozora Bank in Japan.  Mr. Steffens graduated from Dartmouth University in 1963 with a B.A. degree in Economics.  He also attended the Advanced Management Program of the Harvard Business School in 1979.

Mark Landis
Director since July 2005.

Mr. Mark Landis is the Senior Managing Member of the Security Growth Fund, a private equity firm established in 2005 focused on the electronic security industry. Prior to joining the Security Growth Fund in 2005 and since 2003, Mr. Landis was the Executive in Residence of The Jordan Company, a private equity firm based in New York. Mr. Landis became President of the North American Security Division of Siemens Building Technologies, Inc. in 2001 and retired July of 2003.  Siemens Building Technologies acquired Mr. Landis’ company Security Technologies in 2001 which Mr. Landis founded in 1988.  Mr. Landis earned his B.A. from Cornell University and his Juris Doctorate from the University of Pennsylvania.  Mr. Landis received his CPCU - Chartered Property and Casualty Underwriter from the American Institute for Property and Liability Underwriters.

Anthony C. Pizi
Director since August 2000.

Mr. Pizi served as Chairman of the Board of Directors from December 1, 2000 until March 7, 2005 and from June 1, 2005 until July 22, 2005. Mr. Pizi currently is a director and Chief Information Officer.  He served as Chief Executive Officer and Chief Technology Officer from February 1, 2001 to July 22, 2005. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group.  Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his B.S. in Engineering from West Virginia University.

Bruce W. Hasenyager
Director since October 2002.

Mr. Hasenyager has been a director of the Company since October 2002.  Since November 2004, Mr. Hasenyager has served as Principal of Bergen & Webster Executive Communications.  Prior to that, from April 2002 to December 2004 he served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University (SMU) and Chief Operating Officer of the Guildhall at SMU. From April 1996 to April 2002, Mr. Hasenyager was a founder and served as Senior Vice President of Technology and Operations and Chief Technology Officer at MobilStar Network Corporation. Prior to April 1996, Mr. Hasenyager held executive and senior management positions in information technology at Chemical Bank, Merrill Lynch, Kidder Peabody, and Citibank.

Jay R. Kingley
Director since November 2002.

Mr. Kingley has been a director of the Company since November 2002. Mr. Kingley is currently the Chief Executive Officer of Kingley Institute LLC, a medical wellness company. Prior to that, Mr. Kingley has served as CEO of Warren Partners, LLC, a software development and consultancy company. Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001. Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management-consulting firm.

Charles B. Porciello
Director since June 2005.

Mr. Porciello has been a director since June 6, 2005. Since 2003, Mr. Porciello is the Chief Executive Officer of Pilar Services, Inc. From 2001 until 2003, he served as Chief Operating Officer of Enterprise Integration Corporation, a minority-owned IT services company. Prior to that Mr. Porciello worked for various IT companies, developing and facilitating in their growth. Mr. Porciello retired from the U.S. Air Force in 1982 after serving his country for twenty five years. Mr. Porciello graduated from the U.S. Military Academy with a B.S. in Engineering and received his Masters Degree in Management from the University of Nebraska.

Bruce D. Miller
Director since July 2005.

Mr. Bruce D. Miller has been a General Partner of Delphi Partners, Ltd. a privately-owned investment partnership since 1989.  From 1996 he has been the treasurer and a director of American Season Corporation.  Mr. Miller is a board member of Cape Air/Nantucket Airlines, Inc.  Mr. Miller is a trustee of the Egan Maritime Foundation and is involved in other non-profit activities.  Mr. Miller received his B.S. in Finance from Lehigh University and subsequently earned an M.B.A. from Lehigh.

Bruce A. Percelay
Director since January 2006.

Mr. Percelay has been a director since January 10, 2006. Mr. Percelay is the Founder and Chairman of the Mount Vernon Company, a real estate investment company specializing in the acquisition and renovation of multi-family and commercial properties in Greater Boston Communities. Since 2000, Mr. Percelay has been President of the Board of Habitat for Humanity in Greater Boston. Mr. Percelay is currently Chairman of the Board of Make-A-Wish Foundation of Greater Boston and Eastern Massachusetts. Since 2002, Mr. Percelay has been a Board Member of the Nantucket Historic Association. Mr. Percelay received his B.S. from Boston University School of Management, and a B.A. in Business and Economics from City of London Polytechnic, Special Studies in Economics.

John P. Broderick
Director since July 2005.

Mr. Broderick is currently the Chief Executive Officer and Chief Financial Officer of the Company and is also a director. Mr. Broderick has served as the Chief Operating Officer of the Company since June 2002, as the Chief Financial Officer of the Company since April 2001, and as Corporate Secretary since August 2001. Prior to joining our Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim Chief Financial Officer. Previously, Mr. Broderick served as Chief Financial Officer and Senior Vice President of North American Operations for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer.  Mr. Broderick received his B.S. in accounting from Villanova University.

John W. Atherton
Director since May 2006.

Mr. Atherton has been a director since May 12, 2006. Since 2005, Mr. Atherton has been the Vice President and Chief Financial Officer of CityFed Financial, a publicly held financial holding company, based in Nantucket, Massachusetts. He served as Chairman of CityFed Financial from 1991 until 2005. Mr. Atherton received his B.A. degree from Wesleyan University (Middletown, Connecticut) and an M.B.A. with Distinction from Babson College (Wellesley, Massachusetts).

Don Peppers
Director since June 2007

Mr. Peppers was elected director June 25, 2007. Since January 1992 Mr. Peppers has been a Managing Director of Peppers & Rogers Group, a customer-centered management consulting firm with offices located in the United States, Europe, Latin America and South Africa. In August 2003, Peppers & Rogers Group joined Carlson Marketing. From October 1990 to January 1992, Mr. Peppers was the Chief Executive Officer of Perkins/Butler Direct Marketing, a top-20 U.S.-direct-marketing agency. Mr. Peppers holds a Bachelor's Degree in astronautical engineering from the U.S. Air Force Academy, and a Master's Degree in public affairs from Princeton University's Woodrow Wilson School.

Corporate Governance Guidelines

Our Board has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our common stock is currently quoted on the OTC Bulletin Board. The OTC Bulletin Board currently does not have any corporate governance rules similar to the NASDAQ Stock Market, Inc. or any other national securities exchange or national securities association. However, our Board believes that the corporate governance rules of NASDAQ  represent good governance standards and, accordingly, during the past year, our Board has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002, the new rules and regulations of the Securities and Exchange Commission and the new listing standards of NASDAQ and it has implemented certain of the foregoing rules and listing standards during this past fiscal year.

Director Compensation

In May 1999, our stockholders approved the Outside Director Stock Incentive Plan. Under this plan, the outside directors may be granted an option to purchase 120 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the board of directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 240.  These options vest over a three-year period in equal increments upon the eligible director’s election to the Board, with the initial increment vesting on the date of grant.  The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common stock in lieu of cash, subject to approval by the board of directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan.

In October 2002, the board of directors approved an amendment to the stock incentive plan for all non-management directors. Under the amendment, each non-management director will receive 1,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation.  Under the amendment, there is no additional compensation awarded for committee participation.  The shares allocated to the Board of Directors were issued out of our 1997 Employee Stock Plan.

None of our directors received additional monetary compensation for serving on the board of directors of the Company in 2006

Audit Committee

The Audit Committee is composed of Mr. Bruce Miller, Mr. Bruce Hasenyager and Mr. John W. Atherton. The responsibilities of the Audit Committee include the appointment of, retention, replacement, compensation and overseeing the work of the Company’s independent accountants and tax professionals. The Audit Committee reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Audit Committee met formally four times during our fiscal year ended December 31, 2006. Each member attended every meeting while they were appointed to the Audit Committee. The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Mr. John W. Atherton was designated the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Code of Ethics and Conduct

Our Board of Directors has adopted a code of ethics and a code of conduct that applies to all of our directors, Chief Executive Officer, Chief Financial Officer, and employees. We will provide copies of our code of conduct and code of ethics without charge upon request. To obtain a copy of the code of ethics or code of conduct, please send your written request to Cicero Inc., Suite 542, 8000 Regency Pkwy, Cary, North Carolina 27511, Attn: Corporate Secretary. The code of ethics is also available on our website at www.ciceroinc.com.

Compensation Discussion and Analysis

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. It’s duties include:

•	Setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;
•	Reviewing and approving the Chief executives Officer’s decisions relevant to the total compensation of the Company’s other executive officer;
•	Making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and
•	Reviewing director compensation levels and practices, and recommending, from time to time, changes in such compensation levels and practices of the Board of Directors.

The members of the Compensation Committee are Messrs. Kingley and Porciello. None of the current members of the Compensation Committee has served as an executive officer of the Company, and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Kingley and Porciello have served as executive officers. Mr. Porciello is the Chief Executive Office of Pilar Services Inc., a reseller partner.  We have recognized approximately $100,000 in revenues with Pilar Services Inc. during 2006.  There were no interlocking relationships between us and other entities that might affect the determination of the compensation of the directors and executive officers of the Company. The Compensation Committee meets on an as necessary basis during the year.

General Compensation Philosophy

As a growing technology company, we operate in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long term value of our company. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of shareholders by rewarding achievement of specific annual, long-term and strategic goals by the Company, with an ultimate objective of providing long-term stockholder value. The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers should include a mix of both cash and equity based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-equity incentive plan compensation, long-term equity incentives generally in the form of stock options and/or restricted stock and post-termination severance and acceleration of stock option vesting upon termination and/or a change in control.

Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our shareholders. The decision on the total compensation for our executive officers is based primarily on an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is utilized in lieu of total reliance upon rigid guidelines or formulas in determining the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive’s responsibilities and effectiveness in leading initiatives to achieve corporate goals.

Role of Chief Executive Officer in Compensation Decisions

The Compensation Committee of our Board of Directors determines the base salary (and any bonus and equity-based compensation) for each executive officer annually. John Broderick, our Chief Executive Officer, confers with members of the Compensation Committee, and makes recommendations, regarding the compensation of all executive officers other than himself. He does not participate in the Compensation Committee's deliberations regarding his own compensation. In determining the compensation of our executive officers, the Compensation Committee does not engage in any benchmarking of total compensation or any material element of compensation.

Components of Executive Compensation

The compensation program for our Named Executive Officers consists of:

•	Base salary;
•	Non-equity incentive plan compensation;
•	Long-term incentive compensation; and
•	Other benefits

Base Salary

The Company provides our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The Compensation Committee considered the scope and accountability associated with each executive officer’s position and such factors as the performance and experience of each executive officer, individual leadership and level of responsibility when approving the base salary levels for fiscal year 2007.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals and for certain of our executives for performance against individual business development goals. Our chief executive officer incentive targets are designed to motivate management to exceed specific goals related to profitability objectives. We believe that these metrics closely correlate to stockholder value. Our other executive officer’s non-equity incentive plan is based upon revenues generated through his individual business development activities and subject to final approval by our chief executive officer. We believe that these metrics also correlate to stockholder value and individual performance. None of our executives have achieved a non-equity incentive bonus in either of the past two years.

Our Chief Executive Officer, Mr. Broderick, is eligible for non-equity incentive plan compensation with a target bonus of $100,000 for achieving targeted pre tax income for fiscal 2007. In addition, Mr. Broderick is eligible for additional bonuses should the targeted pre tax income be exceeded by 150%.

Our Chief Information Officer, Mr. Pizi, is eligible for non-equity incentive plan compensation that is tied directly to revenues from business development activities. Mr. Pizi is eligible to earn commissions on any license and service revenues from customer contracts that he has developed.

Long-Term Equity Incentive Awards

The Company presently  has one equity-based compensation plan, entitled Level 8 Systems, Inc. 1997 Employee Stock Option Plan which is stockholder approved. The Plan provides for the grant of incentive and non-qualified stock options to employees, and the grant of non-qualified options to consultants and to directors and advisory board members. In addition, various other types of stock-based awards, such a stock appreciation rights, may be granted under the Plan. The Plan is administered by the Compensation Committee of our Board of Directors, which determines the individuals eligible to receive options or other awards under the Plan, the terms and conditions of those awards, the applicable vesting schedule, the option price and term for any granted options, and all other terms and conditions governing the option grants and other awards made under the Plan. Under the 1997 Plan, 109,000 shares of our common stock were reserved for issuance pursuant to options or restricted stock awards; at December 31, 2006, 37,830 shares were available for future option grants and awards.

To date, awards have been solely in the form of non-qualified stock options granted under the Plans. The Compensation Committee grant these stock-based incentive awards from time to time for the purpose of attracting and retaining key executives, motivating them to attain the Company's long-range financial objectives, and closely aligning their financial interests with long-term stockholder interests and share value.

During fiscal 2007, the Company will create a new Cicero Employee Stock Option Plan and seek shareholder  approval through a proxy filing. Once a new Cicero Employment Stock Option Plan is approved by our Board of Directors, the Company has agreed to issue Mr. Broderick a stock option grant equal to 1.35% of the fully diluted shares of the Company at the fair market value on the date of grant. The Company has also agreed to grant Mr. Pizi a stock option grant equal to 0.9% of the fully diluted shares of the Company at the fair market value on the date of grant. Vesting of both grants will be over 2 years with one third being vested immediately upon the date of grant and one third on each of the next two anniversaries of the date of grant.

Coincidental with the grant of stock options to our named executives, the Company will also grant a restricted stock award to each named executive. Mr. Broderick will receive a restricted stock award equal to 1.35% of the fully diluted shares of the Company and Mr. Pizi will receive a restricted stock award equal to 0.9% of the fully diluted shares of the Company. The restricted stock award will vest upon the termination or resignation of the named executive or upon a change in control of the Company.

The anticipated grants to our named executives during fiscal 2007 reflect the absence of any grants since 2004. Our focus as a Company and for our Chief Executive Officer was to complete the Plan of Recapitalization that was approved by shareholders in November 2006 and effective with our filing our Amended and Restated Certificate with the State of Delaware in January 2007. The 2007 grant is intended to satisfy three fiscal years of equity incentive awards and to bring our named executive ownership in the Company up to competitive levels.

Grants to other employees are typically made upon initial employment and then periodically as the Compensation Committee so determines. No grants have been made in either of the past two fiscal years and the Compensation Committee anticipates that additional grants to non named executives will be made upon approval of the 2007 Cicero Employee Stock Option Plan. Our stock options typically vest over two years with one third being immediately vested upon the date of grant and one third vesting on each of the next two anniversaries of the date of grant.

We account for equity compensation paid to all of our employees under the rules of SFAS No. 123(R), which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the date of grant. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restriction lapses.

Other Benefits

Our executive officers participate in benefit programs that are substantially the same as all other eligible employees of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Submitted by the Compensation Committee of the Board

Jay Kingley
Charles Porciello

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the compensation earned by all persons serving as the Company’s executive officers during fiscal year 2006, serving or having served at the end of fiscal 2005 whose salary and bonus exceeded $100,000 for services rendered to the Company during the fiscal year 2006.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards (2)	Non- Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Anthony C. Pizi Chief Information Officer	2006	$150,000	--	---	--	--	$1,037	$151,037
John P. Broderick Chief Executive Officer, Chief Financial Officer, Corporate Secretary	2006	$150,000	--	--	--	--	$4,973	$154,973

(1)	The Company did not issue any stock awards to named executive officers in the fiscal year ending December 31, 2006.

(2)	The Company did not issue any option awards to named executive officers in the fiscal year ending December 31, 2006.

(3)	None of the named executives earned non-equity incentive compensation in the fiscal year ended December 31, 2006.

(4)	The Company had no nonqualified deferred compensation arrangements with named executive officers in the fiscal year ending December 31, 2006.

(5)	Other compensation includes the Company’s portion of major medical insurance premiums and long term disability premiums for named executives during fiscal year ended December 31, 2006.

Grants of Plan Based Awards

The Company did not award any grants of stock options to the Named Executives during fiscal 2006. The Company did not award any stock appreciation rights (“SARs”) during fiscal 2006.

The following table presents the number and values of exercisable options as of December 31, 2006 by the Named Executives.

Outstanding Equity Awards at December 31, 2006

				Number of Securities Underlying Unexercised Options at December 31, 2006
Name	Number of Securities underlying Unexercised Options # Exercisable (Vested)		Number of Securities underlying Unexercised Unearned Options# Unexercisable (Unvested)	Option Exercise price ($)	Option Exercise price ($)
Anthony C. Pizi	3,000	(1)	--	$612.50	01/02/2011
	1,000	(2)	--	$581.00	03/06/2011
	1,000	(3)	--	$174.00	12/03/2011
	1,636	(4)	--	$150.00	02/25/2012
	3,364	(5)	--	$53.00	11/25/2012
	5,000	(6)	--	$31.00	02/18/2014
John P. Broderick	500	(7)	--	$400.00	05/17/2011
	250	(8)	--	$175.00	09/25/2011
	909	(3)	--	$174.00	12/03/2011
	1,000	(9)	--	$39.00	07/08/2012
	4,950	(10)	--	$26.00	04/24/2013
	5,000	(6)	--	$31.00	02/18/2014

(1)	These options were granted on January 2, 2001. This stock option vested and became exercisable in four equal installments with the first installment vesting on January 2, 2002.

(2)	These options were granted on March 6, 2001. This stock option vested and became exercisable in four equal installments with the first installment vesting on March 6, 2002.

(3)	These options were granted on December 3, 2001. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on December 3, 2001.

(4)	These options were granted on February 5, 2002. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on February 5, 2002.

(5)	These options were granted on November 25, 2002. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on November 25, 2002.

(6)	These options were granted on February 18, 2004. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on February 18, 2004.

(7)	These options were granted on May 17, 2001. This stock option vested and became exercisable in four equal installments with the first installment vesting on May 17, 2002.

(8)	These options were granted on September 25, 2001. This stock option vested and became exercisable in four equal annual installments with the first installment vesting on September 25, 2002.

(9)	These options were granted on July 8, 2002. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on July 8, 2002.

(10)	These options were granted on April 24, 2003. This stock option vested and became exercisable in three equal annual installments with the first installment vesting on April 24, 2003.

Options Exercised and Stock Vested

None of the named executives exercised any options during the year ended December 31, 2006. All of Mr. Pizi’s and all of Mr. Broderick’s outstanding options are fully vested.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

Under the employment agreement between us and Mr. Pizi effective January 1, 2007, we agreed to pay Mr. Pizi an annual base salary of $125,000 and performance incentives in cash based upon new business developed during the year. Upon termination of Mr. Pizi’s employment by the Company without cause, we agreed to pay Mr. Pizi a lump sum payment of one year of Mr. Pizi’s then current base salary within thirty (30) days of termination and any unpaid deferred salaries and bonuses. In the event there occurs a substantial change in Mr. Pizi’s job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, we agreed to pay Mr. Pizi one years salary within 30 days of such notice of termination. Mr. Pizi will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement.  If Mr. Pizi’s employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from us or assist any business in attempting to do so or solicit or hire any person who was our employee during the term of his employment agreement or assist any business in attempting to do so.

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2007, we agreed to pay Mr. Broderick an annual base salary of $175,000 and performance bonuses in cash of up to $300,000 per annum based upon certain revenue goals and operating metrics, as determined by the Compensation Committee, in its discretion.  Upon termination of Mr. Broderick’s employment by the Company without cause, we agreed to pay Mr. Broderick a lump sum payment of one year of Mr. Broderick’s then current base salary within 30 days of termination and any unpaid deferred salaries and bonuses. In the event there occurs a substantial change in Mr. Broderick’s job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, we agreed to pay Mr. Broderick a lump sum payment of one year of Mr. Broderick’s then current base salary within thirty (30) days of termination. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement. If Mr. Broderick’s employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from us or assist any business in attempting to do so or solicit or hire any person who was our employee during the term of his employment agreement or assist any business in attempting to do so.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive has been estimated in the table below. Since all options held by the named executives are out-of-the-money, and fully vested, we have not estimated any value for option acceleration. Deferred compensation reflects amounts voluntarily deferred from salaries during fiscal 2004 and 2005 plus accrued but unpaid bonuses from 2003.

	Compensation
	Base Salary	Non-equity Compensation Plan	Unvested Option Shares Accelerated	Deferred Compensation	Continuation of Medical Benefits	Total Compensation and Benefits
Anthony Pizi
Death	$--	$--	$--	$217,435	$--	$217,435
Disability	--	--	--	217,435	--	217,435
Involuntary termination without cause	125,000	--	--	217,435	--	342,435
Change in Control	125,000	--	--	217,435	--	342,435
John P. Broderick
Death	$--	$--	$--	$175,000	$--	$175,000
Disability	--	--	--	175,000	--	175,000
Involuntary termination without cause	175,000	--	--	175,000	--	350,000
Change in Control	175,000	--	--	175,000	--	350,000

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as unreimbursed business expenses payable.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of June 29, 2007 with respect to beneficial ownership of shares by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of our directors, (iii) our executive officers named in the Summary Compensation Table (the “Named Executives”) and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated, the address for each person listed is c/o Cicero Inc., 1433 State Highway 34, Farmingdale, New Jersey 07727.

The named person has furnished us stock ownership information. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before June 29, 2007, upon the exercise of stock options as well as exercise of warrants. The chart is based on 39,005,379 common shares outstanding as of June 29, 2007.   Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares		Percent of Class
QueeQueg Partners, L.P. (1)	4,732,333	(2)	12.1%
Queequeg Ltd. (1)	1,504,938	(3)	3.9%
Mark and Carolyn P. Landis (4)	5,144,113	(5)	12.7%
John L. Steffens (6)	3,310,429	(7)	8.5%
Anthony C. Pizi	1,416,241	(8)	3.5%
Bruce Miller	1,486,038	(9)	3.8%
Bruce Percelay	1,032,786	(10)	2.6%
John P. Broderick	15,857	(11)	*
John W. Atherton	148,884	(12)	*
Bruce W. Hasenyager	33,652	(13)	*
Charles Porciello	80,286	(14)	*
Jay R. Kingley	1,000	(15)	*
Don Peppers	-		*
All current directors and executive officers as a group (11 persons)	12,669,286	(16)	23.8%
 _____________________
•	Represents less than one percent of the outstanding shares.

1.	The address of QueeQueg Partners and QueeQueg Ltd. is 299 Park Avenue New York, New York 10071.

2.
As of June 29, 2007, QueeQueg Partners, L.P. owns 4,719,572 shares of common stock, and 12,761 shares issuable upon the exercise of warrants.  The exercise prices of the warrants are as follows: 249 at $38.00 per share 3,194 at $40.00 per share, and 9,318 at $10.00 per share.

3.
As of June 29, 2007, QueeQueg, Ltd. owns 1,498,066shares of common stock, and 6,872 shares issuable upon the exercise of warrants.  The exercise prices of the warrants are as follows: 134 at $38.00 per share 1,720 at $40.00 per share, and 5,018 at $10.00 per share.

4.	The address of Mark and Carolyn P. Landis is 503 Lake Drive, Princeton, New Jersey 08540.

5.
Includes 3,748,655 shares of common stock, 1,326.136 shares of the Series A-1 Preferred Stock, and 69,322 shares issuable upon the exercise of warrants. The exercise prices of the warrants are as follows: 18,750 at $8.00 per share, 20,000 at $10.00 per share, and 30,572 at $10.00 per share.

6.	The address of John L. Steffens is 65 East 55th Street, 33rd Floor, New York, New York 10022.

7.
Includes 3,275,969 shares of common stock, 14.832 shares of the Series A-1 Preferred Stock and 19,628 shares of common stock issuable upon the exercise of warrants.  The exercise price of warrants is as follows: 14,332 shares at $10.00 per share of common stock; 384 shares at $38.00 per share of common stock; and 4,912 shares at $40.00 per share of common stock.

8.
Includes 1,274,951 shares of common stock, 111.016 shares of the Series A-1 Preferred Stock, 15,000 shares subject to stock options exercisable within sixty (60) days, and 15,274 shares of common stock issuable upon the exercise of warrants.  The exercise price of warrants is as follows: 901 shares at $17.00 per share of common stock; 2,706 shares at $20.00 per share of common stock; and 11,667 shares at $10.00 per share of common stock.

9.
Consists of 873,257 shares of common stock, 42  shares of the Series A-1 Preferred Stock, and 15,844 shares of common stock issuable upon the exercise of warrants.  The exercise prices of the warrants are as follows: 192 at $38.00 per share 2,457 at $40.00 per share, and 13,195 at $10.00 per share.  Mr. Miller has sole or shared voting or dispositive power with respect to the securities held by Delphi Partners, Ltd., which holds 512,781 shares of common stock, 18.000 shares of the Series A-1 Preferred Stock, and 3,514 shares of common stock issuable upon the exercise of warrants at $10.00 per share.

10.	Consists of 1,032,786 shares of common stock.

11.	Includes 3,248 shares of common stock and 12,609 shares subject to stock options exercisable within sixty (60) days.

12.	Includes 148,784 shares of common stock, and 100 shares of common stock held in a self-directed IRA.

13.	Consists of 32,652 shares of common stock and 1,000 shares subject to stock options exercisable within sixty (60) days.

14.	Consists of 80,286 shares of common stock.

15.	Consists of 1,000 shares subject to stock options exercisable within sixty (60) days.

16.	Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described above in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from Related Parties

During 2005, we entered into short term notes payable with Anthony Pizi, our former Chief Executive Officer and current Chief Information Officer, for various working capital needs. The Notes bear interest at 1% per month and are unsecured. At December 31, 2006, we were indebted to Mr. Pizi in the amount of $9,000.

Convertible Promissory Notes. Directors and executive officers made several loans to us and received convertible promissory notes. As part of the Plan of Recapitalization we adjusted the conversion rates and terms on these notes. These notes were automatically converted into shares of our Series A-1 Preferred Stock. Each share of Series A-1 Preferred Stock is convertible into 1,000 shares of our common stock. Because the conversion rates were adjusted, we calculated the amount of the beneficial conversion resulting from the adjusted conversion rate and recorded that amount as a deemed dividend and additional paid in capital. See Note 2 to the Consolidated Financial Statements.

In June, 2004, we entered into a convertible promissory note with Mr. Pizi. The note, in the face amount of $100,000, bore interest at 1% per month and was converted into 14 shares of our Series A-1 Preferred stock. In addition, Mr. Pizi was granted 270,270 warrants to purchase our common stock at $0.37 per share. As part of the Note and warrant Offering, Mr. Pizi elected to convert these warrants by loaning the Company the reduced exercise price

In July 2004, we entered into a convertible promissory note with Mr. Pizi. The note, in the face amount of $112,000, bore interest at 1% per month and was converted into 78.4 shares of the Company’s Series A-1 Preferred Stock upon approval of the Plan of Recapitalization. In addition, at the time of the loan, Mr. Pizi was granted warrants to purchase 560,000 shares of our common stock at $0.20 per share. As part of the Note and warrant Offering, Mr. Pizi elected to convert 289,376 of these warrants by loaning the Company the reduced exercise price. Mr. Pizi elected not to exercise 270,624 warrants and after the reverse stock ratio now total 2,706 warrants with an exercise price of $20 per share. Also in July 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which was converted into 12.62 shares of our Series A-1 preferred stock. In addition, at the time of the loan, Mr. Pizi was granted warrants to purchase 90,118 shares of our common stock at $0.17 per share. Mr. Pizi has not elected to exercise these warrants and after the reverse stock ratio now owns 901 warrants for 901 shares of common stock with an exercise price of $17.

In March 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bore interest at 1% per month, and was converted into 62.5 shares of Series A-1 Preferred Stock. In addition, Mr. and Mrs. Landis were granted warrants to purchase 446,429 shares of our common stock exercisable at $0.28 per share. As part of the Note and Warrant Offering, Mr. and Mrs. Landis elected to convert these warrants by loaning the Company the reduced exercise price.

In June 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bore interest at 1% per month and was converted into 113.64 shares of Series A-1 Preferred Stock. In addition, Mr. and Mrs. Landis were granted warrants to purchase 781,250 shares of our common stock exercisable at $0.16 per share. As part of the Note and Warrant Offering, Mr. and Mrs. Landis elected to convert these warrants by loaning the Company the reduced exercise price.

In October 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $100,000. Under the terms of the agreement, the loan bore interest at 1% per month and was converted into 400 shares of Series A-1 Preferred Stock. In addition, Mr. and Mrs. Landis were granted 2,000,000 warrants to purchase our common stock exercisable at $0.10 per share. Mr. and Mrs. Landis elected not to exercise these warrants as part of the Note and Warrant Offering and after the reverse stock split ratio owns 20,000 warrants for 20,000 shares of common stock with an exercise price of $10.00.

In November 2004, we entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $150,000. Under the terms of the agreement, the loan bore interest at 1% per month and was converted into 750 shares of Series A-1 Preferred Stock after the reverse stock split ratio. In addition, Mr. and Mrs. Landis were granted 1,875,000 warrants to purchase our common stock exercisable at $0.08 per share. Mr. and Mrs. Landis elected not to exercise these warrants as part of the Note and Warrant Offering and after the reverse stock split ratio now owns 18,750 warrants for 18,750 shares of common stock with an exercise price of $8.00.

In June 2004, we entered into a convertible promissory note with Fredric Mack, a former director of the Company, in the amount of $125,000. Under the terms of the note, the loan bore interest at 1% per month, and was converted into 54.69 shares of Series A-1 Preferred stock. In addition, Mr. Mack was granted warrants to purchase 390,625 shares of our common stock exercisable at $0.32 per share. As part of the Note and Warrant Offering, Mr. Mack elected to convert these warrants by loaning the Company the reduced exercise price.

In April 2005, we entered into a convertible promissory note with Bruce Miller, a director of the Company, in the amount of $30,000. Under the terms of the note, the loan bore interest at 1% per month and was converted into 60 shares of Series A-1 Preferred stock.

In July 2004, we entered into a convertible promissory note with Nicholas Hatalski, who until July 22, 2005 (during the period when the terms of the recapitalization plan were being negotiated and at the time of approval of the plan by our board of directors), was a director of the Company, in the amount of $25,000. Under the terms of the note, the loan bore interest at 1% per month and was converted into 10.94 shares of Series A-1 Preferred stock. In addition, Mr. Hatalski was granted warrants to purchase 78,125 shares of our common stock exercisable at $0.32 per share. Mr. Hatalski elected not to exercise these warrants as part of the Note and Warrant Offering and after the reverse stock split ratio now owns 781.25 warrants for 781.25 shares of common stock with an exercise price of $32.

All of such warrants expire three years from date of grant.

Senior Reorganization Notes. From March 2004 to April 2005, directors and executive officers made the following loans to us for Senior Reorganization Notes: Mr. Pizi held $423,333 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 571,659 shares of our common stock at a purchase price of $0.20 per share.

Mr. Landis held $327,860 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 442,345 shares of our common stock at an exercise price of $0.20 per share.

Mr. Mack held, together with his affiliates, $88,122 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 112,205 shares of our common stock at a purchase price of $0.20 per share.

Mr. Miller held, together with his affiliates, $77,706 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 114,597 shares of our common stock at a purchase price of $0.20.

Mr. Atherton holds $20,000 of Senior Reorganization Notes which were converted into warrants to purchase an additional 289,856 shares of our common stock at a purchase price of $0.20.

Mr. Broderick, our Chief Executive Officer and Chief Financial Officer, held $2,300 of Senior Reorganization Notes, which were converted into warrants to purchase 3,222 shares ofour common stock at a purchase price of $0.20 per share, and options to purchase 12,609 shares of common stock under the Company’s stock option plan that will convert into options to purchase our common stock.

Convertible Bridge Notes. From July 2005 to November 2006, directors and executive officers made the following loans to us for Convertible Bridge Notes:

Mr. Pizi held $85,000 of Convertible Bridge Notes which bore interest at 10% and matured on September 15, 2005. These notes automatically converted into 680,000 shares of our common stock upon approval of the Plan of Recapitalization by stockholders.

Mr. Landis held $395,000 of Convertible Bridge Notes which bore interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 3,160,000 shares of our common stock upon approval of the Plan of Recapitalization by stockholders.

Mr. Mack held, together with his affiliates, $114,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 897,564 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Miller held, together with his affiliates, $120,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 947,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Hasenyager, a member of our Board of Directors, held $4,061 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. These notes automatically converted into 32,485 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Percelay, a member of our Board of Directors, held $130,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 1,027,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Atherton, a member of our Board of Directors, held $15,000 of convertible Bridge Notes which bear interest at 10% and matured during 2006. These notes automatically converted into 120,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Porciello, a member of our Board of Directors, held $10,000 of Convertible Bridge Notes which bear interest at 10% and matured during 2006. These notes automatically converted into 80,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years there were no changes in or disagreements with the Company’s independent public accountants.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of certain provisions of our certificate of incorporation and bylaws . are necessarily general and do not purport to be complete and are qualified in their entirety by reference to our certificate of incorporation and bylaws which have been incorporated by reference herein.

Common Stock

Our authorized capital stock consists of 225 million shares, of which 215 million shares have been designated common stock, par value $.001 per share. As of June 29, 2007, there were 39,005,379 shares of common stock issued and outstanding, held by 237 holders of record.  The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.  Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after provision for payment of all debts and liabilities of the Company and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our company is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of our company has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company.

At the date of this prospectus, there were 1,763.5 shares of Series A-1 preferred stock designated and 1,749 issued and outstanding.  The Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of Common Stock for each share of Series A-1 preferred stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. The Series A-1 preferred stock is also convertible on an automatic basis in the event that (i) the Company closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) the Company has four consecutive quarters of positive cash flow as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Commission. The holders of Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its Common Stock, other than dividends payable in shares of Common Stock. The holders of the Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Series A-1 preferred stock upon the liquidation of the Company. The Series A-1 preferred stock is not redeemable.

The holders of Series A-1 preferred stock also possess the following voting rights: each share of Series A-1 preferred stock shall represent that number of votes equal to the number of shares of Common Stock issuable upon conversion of a share of Series A-1 preferred stock. The holders of Series A-1 preferred stock and the holders of Common Stock shall vote together as a class on all matters except: (i) regarding the election of the board of directors of the Company (as set forth below); (ii) as required by law; or (iii) regarding certain corporate actions to be taken by the Company (as set forth below).

The approval of at least two-thirds of the holders of Series A-1 preferred stock voting together as a class, shall be required in order for the Company to: (i) merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 preferred stock; (iii) redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on the Company’s equity securities; (iv) amend or repeal any provisions of its certificate of incorporation or bylaws that would adversely affect the rights, preferences or privileges of the Series A-1 preferred stock; (v) effectuate a significant change in the principal business of the Company as conducted at the effective time of the Recapitalization; (vi) make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by the Company; (vii) make any loan or advance to any person, including any employees or directors of the Company or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business. In addition, the unanimous vote of the board of directors is required for any liquidation, dissolution, recapitalization or reorganization of the Company. The voting rights of the holders of Series A-1 preferred stock set forth in this paragraph shall be terminated immediately upon the closing by the Company of at least an additional $5,000,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares of Series A-1 preferred stock are entitled to appoint two observers to the Company’s board of directors who shall be entitled to receive all information received by members of the board of directors, and shall attend and participate without a vote at all meetings of the Company’s board of directors and any committees thereof. At the option of a majority of the holders of Series A-1 preferred stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the Company’s board of directors, each having all voting and other rights attendant to any member of the Company’s board of directors. As part of the Recapitalization, the right of the holders of Series A-1 preferred stock to elect a majority of the voting members of the Company’s board of directors shall be terminated.

Warrants

As of the date of the prospectus, 303,802 shares have been designated as shares held for the conversion of warrants. 22,931 warrants are exercisable at $7 per share, 18,750 warrants are exercisable at $8 per share, 221,115 warrants are exercisable at $10 per share, 8,208 warrants are exercisable at $20 per share, 3,072 warrants are exercisable at $38 per share and 29,726 warrants are exercisable at 40 per share. The warrants expire in 3 years from the date of grant.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock offered by this prospectus have been passed on for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

The financial statements for the years ended December 31, 2006 and 2005 have been audited by Margolis & Company P.C., independent auditors, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company’s ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Securities and Exchange Commission by addressing written requests to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Cicero Inc. that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission Web site is http://www.sec.gov. We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 to register the shares that we will issue in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission’s public reference facilities at the addresses listed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cicero Inc.
Farmingdale, New Jersey

We have audited the accompanying consolidated balance sheet of Cicero Inc. (formerly Level 8 Systems, Inc.) and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive loss and cash flows, for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cicero Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Margolis & Company P.C.

Certified Public Accountants

Bala Cynwyd, PA
March 16, 2007

CICERO INC.
(Formerly LEVEL 8 SYSTEMS, INC.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$310	$29
Assets of operations to be abandoned	80	131
Trade accounts receivable, net	170	18
Prepaid expenses and other current assets	22	53
Total current assets	582	231
Property and equipment, net	15	10
Total assets	$597	$241

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Senior reorganization debt (Note 2)	$--	$2,559
Convertible bridge notes (Note 2)	--	1,760
Short-term debt (Note 2)	2,899	3,481
Accounts payable	2,360	2,528
Accrued expenses:
Salaries, wages, and related items	1,012	1,036
Other	1,732	2,193
Liabilities of operations to be abandoned	435	490
Deferred revenue	38	78
Total current liabilities	8,476	14,125
Long-term debt	33	131
Senior convertible redeemable preferred stock (Note 2)	--	1,061
Total liabilities	8,509	15,317

Commitments and contingencies (Notes 15 and 16)

Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, 10,000,000 shares authorized.	--	--
Series A-1 - 1,763.5 shares issued and outstanding at December 31, 2006, $500 per share liquidation preference (aggregate liquidation value of $880)	--	--
Series A3 - no shares outstanding at December 31, 2006, 10,070 shares issued and 1,571 shares outstanding at December 31, 2005 , $1,000 per share liquidation preference (aggregate liquidation value of $1,571)	--	--
Series B3 - no shares outstanding at December 31, 2006, 30,000 shares issued and outstanding at December 31, 2005, $1,000 per share liquidation preference (aggregate liquidation value of $30,000)	--	--
Series C - no shares outstanding at December 31, 2006, 1,590 shares issued and 991 outstanding at December 31, 2005, $1,000 per share liquidation preference (aggregate liquidation value of $991)	--	--
Common stock, $0.001 par value, 215,000,000 shares authorized at December 31, 2006, 85,000,000 shares authorized at December 31, 2005; 35,182,406 and 480,399 issued and outstanding at December 31, 2006 and 2005, respectively (Note 2)	35	48
Additional paid-in-capital	226,407	210,594

Accumulated deficit	(234,345)	(225,715)
Accumulated other comprehensive loss	(9)	(3)
Total stockholders' (deficit)	(7,912)	(15,076)
Total liabilities and stockholders' deficit	$597	$241

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
( Formerly LEVEL 8 SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004
Revenue:
Software	$208	$407	$239
Maintenance	120	147	306
Services	644	231	230
Total operating revenue	972	785	775
Cost of revenue:
Software	9	16	4,478
Maintenance	212	350	382
Services	546	822	1,015
Total cost of revenue	767	1,188	5,875
Gross margin (loss)	205	(403)	(5,100)
Operating expenses:
Sales and marketing	346	627	1,088
Research and product development	533	891	1,111
General and administrative	1,206	1,137	1,522
Write-off of intangible assets	-	-	587
(Gain) on disposal of assets	(24)	-	(5)
Total operating expenses	2,061	2,655	4,303
Loss from operations	(1,856)	(3,058)	(9,403)
Other income (charges):
Interest expense	(853)	(593)	(264)
Change in fair value of warrant liability	-	-	198
Other expense	(288)	(30)	(262)
	(1,141)	(623)	(328)
Loss from continuing operations	(2,997)	(3,681)	(9,731)
Loss from discontinued operations	-	-	(30)
Net loss	$(2,997)	$(3,681)	$(9,761)

Accretion of preferred stock and deemed dividends	5,633	-	-
Net loss applicable to common stockholders	$(8,630)	$(3,681)	$(9,761)
Loss per share:
Net loss applicable to common stockholders - basic and diluted	$(0.25)	$(8.27)	$(27.11)

Weighted average common shares outstanding - basic and diluted	35,182	445	360

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
(Formerly LEVEL 8 SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive Income
	Shares	Amount	Shares	Amount	Capital	(Deficit)	(Loss)	Total
Balance at December 31, 2003	26,645	$27	36	--	$206,149	$(212,273)	$(6)	$(6,103)
Conversion of preferred shares to common	824	1	(3)		--			1
Shares issued as compensation	1,068	1			188			189
Shares issued for bank guarantee	5,579	5			603			608
Conversion of senior convertible redeemable preferred stock	3,792	4			1,210			1,214
Shares issued in private placement of common stock	3,369	3			1,244			1,247
Issuance of common stock from acquisition	2,027	2			748			750
Foreign currency translation adjustment							(2)	(2)
Net loss						(9,761)		(9,761)

Balance at December 31, 2004	43,304	43	33	--	210,142	(222,034)	(8)	(11,857)
Conversion of preferred shares to common	395				--			--
Shares issued as compensation	961	2			101			103
Shares issued for bank guarantee	2,400	2			45			47
Conversion of senior convertible redeemable preferred stock	957	1			306			307
Foreign currency translation adjustment							5	5
Net loss						(3,681)		(3,681)
Balance at December 31, 2005	48,017	48	33	--	210,594	(225,715)	(3)	(15,076)
Reverse stock split 100:1	(47,536)	(48)	(33)		48			--
Shares issued from conversion of senior reorganization debt	3,438	3			1,705			1,708
Shares issued from conversion of convertible bridge notes	30,508	32			3,877			3,909
Shares issued for bank guarantee	96				312			312
Shares issued from short term debt conversion	224				190			190
Shares issued from conversion of convertible promissory notes			2		992			992
Conversion of senior convertible redeemable preferred stock					1,061			1,061
Conversion of warrants	99				1,086			1,086
Shares issued for interest conversion	211				629			629
Shares issued as compensation	125				280			280
Accretion of preferred stock					529	(529)		--
Deemed dividend					5,104	(5,104)		--
Foreign currency translation adjustment							(6)	(6)
Net loss						(2,997)		(2,997)
Balance at December 31, 2006	35,182	$35	2	--	$226,407	$(234,345)	$(9)	$(7,912)

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
(Formerly LEVEL 8 SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2006	2005	2004

Net loss	$(2,997)	$(3,681)	$(9,761)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(6)	5	(2)
Comprehensive loss	$(3,003)	$(3,676)	$(9,763)

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
(Formerly LEVEL 8 SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(2,997)	$(3,681)	$(9,761)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	12	11	4,287
Change in fair value of warrant liability	--	--	(198)
Stock compensation expense	615	149	635
Impairment of intangible assets and software product technology	--	--	587
Provision (credit) for doubtful accounts	60	(12)	(4)
Gain on disposal of assets	23	--	--
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable and related party receivables	(212)	146	(143)
Assets and liabilities of operations to be abandoned	(27)	(29)	86
Prepaid expenses and other assets	31	55	216
Accounts payable and accrued expenses	311	804	884
Deferred revenue	(40)	(7)	46
Net cash (used in) operating activities	(2,224)	(2,564)	(3,365)
Cash flows from investing activities:
Purchases of property and equipment	(17)	(6)	--
Net cash (used in) investing activities	(17)	(6)	--
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	380	--	1,250
Proceeds from exercise of warrants	--	--	112
Borrowings under credit facility, term loans and notes payable	2,148	2,542	2,540
Repayments of term loans, credit facility and notes payable	--	(55)	(447)
Net cash provided by financing activities	2,528	2,487	3,455
Effect of exchange rate changes on cash	(6)	5	(2)
Net increase (decrease) in cash and cash equivalents	281	(78)	88
Cash and cash equivalents at beginning of year	29	107	19
Cash and cash equivalents at end of year	$310	$29	$107

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid (refunds) during the year for:
Income taxes	$20	$1	$2
Interest	$865	$645	$749

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
(Formerly LEVEL 8 SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Non-Cash Investing and Financing Activities

2006

During 2006, the Company issued 111,000 shares of common stock to vendors for outstanding liabilities valued at $237,000.

In November 2006, the Company issued 60,000 shares of common stock to Liraz Systems Ltd. as compensation for extension of a bank debt guaranty valued at $240,000.

In December 2006, the Company issued 224,000 shares of common stock to Liraz Systems Ltd. for its short term debt and interest of $191,000.

In December 2006, the Company issued 50,000 shares of common stock to Brown Simpson Partners I, Ltd. as compensation for assisting in its recapitalization.

2005

During 2005, the Company issued 9,613 shares of common stock to vendors for outstanding liabilities valued at $103,000.

In November 2005, the Company issued 24,000 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $48,000.

During 2005, the Company issued 9,564 shares of Level 8 Systems common stock upon conversion of 1,367 shares of Series D Convertible Redeemable Preferred Stock.

2004

During 2004, the Company issued 6,009 shares of common stock to vendors for outstanding liabilities valued at $92,000.  The Company also issued 4,667 shares of common stock to contractors for compensation valued at $47,000.

In January 2004, the Company acquired substantially all assets and certain liabilities of a federally certified encryption software company.  The Company issued 20,270 shares of common stock valued at $750,000.

During 2004, the Company issued 40,920 shares of common stock to a designated subsidiary of Liraz Systems Ltd. as compensation for extension of a bank debt guarantee valued at $447,000.

In October 2004, 750 shares of Series D Convertible Redeemable Preferred Stock were redeemed in return for $775,000 as a condition of escrow in the event that a joint venture for the Asian market was not formed or operational by July 17, 2003. Such redemption was concluded in November 2004 and the escrowed proceeds, including $4,000 of interest, were distributed back to the holders of Series D Preferred Stock.  During 2004, the Company issued 37,920 shares of Level 8 Systems common stock upon conversion of 1,213 shares of Series D Convertible Redeemable Preferred Stock.

During 2004, 179 shares of Series C Convertible Redeemable Preferred Stock were converted into 5,237 shares of Level 8 Systems common stock.

In May 2004, the Company issued 1,351 shares of common stock on conversion of a $50,000 convertible note.

CICERO INC.
(Formerly LEVEL 8 SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Cicero Inc., formerly Level 8 Systems, Inc. (''Cicero®'' or the ''Company''), is a provider of business integration software which enables organizations to integrate new and existing information and processes at the desktop. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred an operating loss of approximately $2,997,000 for the year ended December 31, 2006 and has experienced negative cash flows from operations for each of the years ended December 31, 2006, 2005 and 2004. At December 31, 2006, the Company had a working capital deficiency of approximately $7,894,000. The Company’s future revenues are entirely dependent on acceptance of a newly developed and marketed product, Cicero®, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero®-related product line and continues to negotiate with significant customers who have expressed interest in the Cicero® software technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. Cicero® software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero®’s integration occurs at the desktop without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® software through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity. In 2004, the Company announced a Note and Warrant Offering in which warrant holders of the Company’s common stock were offered a one-time conversion of their existing warrants at a conversion price of $0.10 per share as part of a recapitalization plan. Under the terms of the Offer, warrant holders who elect to convert, would tender their conversion price in cash and receive a Note Payable in exchange. Upon approval of the recapitalization plan at a Shareholders meeting, these Notes would convert into common shares of the Company. The Company raised a total of $2,559,000 from the Note and Warrant Offering. During 2005 and 2006, the Company also entered into several Convertible Bridge Notes with a consortium of investors. The Company raised a total of $3,915,000 of Convertible Bridge Notes. The Convertible Bridge Notes convert into common stock of the Company upon approval of the recapitalization plan. The Recapitalization was approved by stockholders at a special meeting on November 16, 2006. Management expects that it will be able to raise additional capital, post stockholder approval of the recapitalization plan, and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly-owned for the periods presented.

All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Financial Instruments:

The carrying amount of the Company’s financial instruments, representing accounts receivable, notes receivable, accounts payable and debt approximate their fair value.

Foreign Currency Translation:

The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded in other comprehensive income as a component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments with maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial. At times, such cash and cash equivalents may be in excess of FDIC insurance limits.

Trade Accounts Receivable:

Trade accounts receivable are stated in the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Property and Equipment:

Property and equipment purchased in the normal course of business is stated at cost, and property and equipment acquired in business combinations is stated at its fair market value at the acquisition date. All property and equipment is depreciated using the straight-line method over estimated useful lives.

Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

Software Development Costs:

The Company capitalizes certain software costs after technological feasibility of the product has been established. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense.

Additionally, the Company has recorded software development costs for its purchases of developed technology through acquisitions. (See Note 3.)

Capitalized software costs are amortized over related sales on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product. (See Note 6.)

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

Long-Lived Assets:

The Company reviews the recoverability of long-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation is based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate impairment, the Company would record an impairment based on the fair value of the assets at the date of the impairment. The Company accounts for impairments under the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. During 2004 the Company recorded impairments associated with its Cicero® technology and for its Ensuredmail technology acquired in 2004.

Revenue Recognition:

The Company recognizes license revenue from end-users and third party resellers in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, “Software Revenue Recognition”, as amended by SOP 98-9, ''Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions''. The Company reviews each contract to identify elements included in the software arrangement. SOP 97-2 and SOP 98-9 require that an entity recognize revenue for multiple element arrangements by means of the ''residual method'' when (1) there is vendor-specific objective evidence (''VSOE'') of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. VSOE of the fair value of undelivered elements is established on the price charged for that element when sold separately. Software customers are given no rights of return and a short-term warranty that the products will comply with the written documentation. The Company has not experienced any product warranty returns.

Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.
Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

Cost of Revenue:

The primary components of the Company's cost of revenue for its software products are software amortization on internally developed and acquired technology, royalties on certain products, and packaging and distribution costs. The primary component of the Company's cost of revenue for maintenance and services is compensation expense.

Advertising Expenses:

The Company expenses advertising costs as incurred. Advertising expenses were approximately $88,000, $16,000, and $7,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Research and Product Development:

Research and product development costs are expensed as incurred.

Income Taxes:

The Company uses SFAS No. 109, ''Accounting for Income Taxes'', to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events, other than enactments of changes in the tax law or rates, are generally considered. A valuation allowance is recorded when it is ''more likely than not'' that recorded deferred tax assets will not be realized. (See Note 8.)

Stock Split:

As discussed in Note 2, the Company’s stockholders approved a 100 to 1 reverse stock split in November 2006. The Company retained the current par value of $.001 per share for all common shares. All references in the financial statements and notes to the number of shares outstanding, per share amounts, and stock option data of the Company’s common shares have been restated to reflect the effect of the reverse stock split for the periods presented.

Loss Per Share:

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted loss per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. During 2006, 2005, and 2004, potentially dilutive securities included stock options, warrants to purchase common stock, and preferred stock.

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented. The amounts have been restated in accordance with SAB Topic 4 (c ) to reflect the adjustment to the Company’s capitalization as a result of the 100:1 reverse stock split which was approved by the Company in November 2006:

	2006	2005	2004
Stock options	45,315	59,009	74,886
Warrants	323,623	193,761	199,534
Preferred stock	1,763,478	85,046	98,557
	2,132,416	337,816	372,977

In 2006, 2005 and 2004, no dividends were declared on preferred stock.

Stock-Based Compensation:

During 2006, the Company adopted SFAS No. 123 (revised 2004) (SFAS No. 123R”), “Share-Based Payment”, which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. In January 2005, the SEC issued SAB No. 107, which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and instead generally requires that such transactions be accounted for using a fair-value-based method. The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company has elected to use the modified prospective transition method as permitted by SFAS No. 123R and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123R. The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on the first day of the Company’s year ended December 31, 2006. Stock-based compensation expense for awards granted prior to 2006 is based on the grant-date fair-value as determined under the pro forma provisions of SFAS No. 123. The Company did not grant options during 2006, therefore there were no diluted earnings per common share due to the adoption of SFAS No. 123R.

Prior to the adoption of SFAS No. 123R, the Company measured compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25. The Company applied the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, as if the fair-value-based method had been applied in measuring compensation expense. Under APB Opinion No. 25, when the exercise price of the Company’s employee stock options was equal to the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

The following table illustrates the effect on net loss and net loss per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during 2005 and 2004 (in thousands):

	Years Ended December 31,
	2005	2004
Net loss applicable to common stockholders, as reported	$(3,681)	$(9,761)
Less: Total stock-based employee compensation expense under fair value based method for all awards, net of related tax effects	(180)	(777)

Pro forma loss applicable to common stockholders	$(3,861)	$(10,538)

Loss per share:
Basic and diluted, as reported	$(8.27)	$(27.11)
Basic and diluted, pro forma	$(8.68)	$(29.27)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

	2006	2005	2004

Expected life (in years)	3.6 years	6.0 years	4.19 years
Expected volatility	140%	149%	138%
Risk free interest rate	4.93%	4.48%	4.75%
Expected dividend yield	0%	0%	0%

Warrants Liability:

The Company had issued warrants to Series A3 and Series B3 preferred stockholders which contain provisions that allow the warrant holders to force a cash redemption for events outside the control of the Company. The fair value of the warrants are accounted for as a liability and are re-measured through the Consolidated Statements of Operations at each balance sheet date. As of December 31, 2006 and 2005, the fair value of these warrants was $0.

Reclassifications:

Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 2006 presentation. Such reclassifications had no effect on previously reported net loss or stockholders’ deficit.

Recent Accounting Pronouncements:

In July 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of SFAS No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 also prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized as an adjustment to the opening balance of accumulated deficit (or other appropriate components of equity) for that fiscal year. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of the adoption of FIN 48 but does not currently expect the adoption of this new standard to have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting (“SAB”) 108, to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of its financial statements and related disclosures. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted SAB 108 effective as of December 31, 2006. The adoption of this bulletin did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of 2008. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on our financial position, results of operations, or cash flows.

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (“SFAS 123R”).  SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options.  Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statements of operations.  SFAS 123R is effective for periods beginning after June 15, 2005 and allows, but does not require, companies to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R.  The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company has elected to use the modified prospective transition method as permitted by SFAS No. 123R and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123R. The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on the first day of the Company’s year ended December 31, 2006. Stock-based compensation expense for awards granted prior to 2006 is based on the grant-date fair-value as determined under the pro forma provisions of SFAS No. 123. The Company recognized incremental stock-based compensation expense of $14,000 during 2006 as a result of the adoption of SFAS No. 123R.

NOTE 2.	RECAPITALIZATION

In November 2006, the Company’s stockholders approved an amendment to the Certificate of Incorporation to provide the Company’s Board of Directors with discretionary authority to effect a reverse stock split ratio from 20:1 to 100:1 and  on November 20, 2006, the Board of Directors set that reverse stock ratio to be 100:1. In addition, the Company’s stockholders approved an amendment to change the name of the Company from Level 8 Systems, Inc. to Cicero Inc., to increase the authorized common stock of the Company from 85 million shares to 215 million shares and to convert existing preferred shares into a new Series A-1 preferred stock of Cicero Inc.  The proposals at the Special Meeting of Stockholders of Level 8 comprised a proposed recapitalization of Level 8 which was also subject to the receipt of amendments to outstanding convertible promissory notes, Senior Reorganization Notes and the Convertible Bridge Notes.

As part of the plan of recapitalization, Senior Reorganization Notes in the aggregate principal amount of $2,559,000 to Senior Reorganization Noteholders who had loaned funds to the Company in exchange for Senior Reorganization Notes and Additional Warrants at a special one-time exercise price of $0.10 per share, (i) will receive and have automatically exercised Additional Warrants exercisable into shares of Common Stock, by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price, (ii) if a holder of existing warrants who advanced the exercise price of their warrants to the Company, will have their existing warrants automatically exercised and (iii) those Senior Reorganization Noteholders who loaned the Company the first $1,000,000 in respect of the exercise price of their existing warrants will receive Early Adopter Warrants of the Company at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price of $10.00 per share. At the time of issuance of the Senior Reorganization Notes, the trigger for conversion into exercisable warrants was an anticipated recapitalization merger. Since the recapitalization plan was amended, the Company solicited Senior Noteholders for their consent to convert upon approval of the plan of recapitalization by stockholders. Approximately $2,309,000 of the Senior Reorganization Noteholders have consented to the change in the “trigger” and have cancelled their notes and converted into 3,438,473 shares of the Company’s common stock.

In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company has allocated the proceeds received from the Note and Warrant Offering between the warrants exercised and the future warrants granted and has employed the Black-Scholes valuation method to determine the fair value of the warrants exercised and the additional warrants issued. The Senior Reorganization Noteholders who have consented to convert their debt amounted to approximately $2,309,000. Of that amount, approximately $979,000 represents the exercise price of existing warrants that was loaned to the Company for which the warrant holders will receive both additional warrants and early adopter warrants. Using the Black-Scholes formula, the Company has determined that the fair value of the warrants granted to this tranche is approximately $440,000. The difference between the fair value of the additional warrants and the total invested in this tranche, or $539,000, is treated as a beneficial conversion and fully amortizable. The second tranche of investment that consisted of those warrant holders who loaned the exercise price of their existing warrants, and will receive additional warrants but no early adopter warrants, amounted to approximately $107,000. Using Black-Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $32,000 and the beneficial conversion amount is $75,000. The third tranche consisted of investors who had no existing warrants and will only receive additional warrants upon consummation of the Recapitalization. The total investment in this tranche is $1,223,000. Using Black-Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $570,000 and the beneficial conversion amount is $653,000. Since this beneficial conversion feature is immediately convertible upon issuance, the Company has fully amortized this beneficial conversion feature in the Statement of Operations for the year ended December 31, 2006.

Also as part of the recapitalization plan, Convertible Bridge Notes in the principal amount of $3,915,000 are automatically cancelled and converted into 30,508,448 shares of the Company’s common stock. Also in accordance with EITF 98-5, using the Black-Scholes formula, the Company has calculated the fair value of the common stock resulting from conversion of the Convertible Bridge Notes. Based upon that calculation, the fair value of the stock received was $195,000. The difference between the total of the Convertible Bridge Notes and the fair value of the stock ($3,720,000) is treated as a beneficial conversion. Since this beneficial conversion feature is immediately convertible upon issuance, the Company has fully amortized this beneficial conversion feature in the Statement of Operations for the year ended December 31, 2006.

The Company had issued $992,000 aggregate principal amount of Convertible Promissory Notes. As part of the recapitalization plan, these Noteholders were offered reduced conversion prices to convert their notes into shares of the Company’s new series A-1 preferred stock. All Noteholders have agreed to convert their notes into shares of Series A-1 preferred stock. The Company has cancelled these notes and issued 1,591 shares of its Series A-1 preferred stock. In accordance with EITF 98-5 and specifically paragraph 8, the Company has utilized the Black-Scholes formula to determine the fair value of the stock received. The Company has calculated the fair value of the stock received to be $484,000 resulting in a beneficial conversion of $508,000. Since this beneficial conversion is immediately recognizable by the holders, the Company has fully amortized this conversion and recorded an accretion to preferred stock in the Statement of Operations for the year ended December 31, 2006.

Holders of the Company’s Series A-3, B-3, C and D preferred stock were offered reduced conversion rates on their existing preferred stock in exchange for shares in a new Series A-1 preferred stock for Cicero Inc. as part of the recapitalization plan. As a result of stockholder approval, the Company affected an exchange of existing preferred shares into 172.15 Series A-1 preferred shares. In exchange for the reduced conversion prices, holders of the series A-3, B-3 and D shares forfeited their anti-dilution protection along with certain other rights, ranks and privileges. The Company’s Series D preferred stock contained a redemption feature which required that the Company account for same as a liability. The Company’s Series A-1 preferred stock contains no redemption features and accordingly, upon exchange, the fair value of these shares were converted to equity. The Company employed the Black-Scholes formula to value the shares exchanged and have determined that the reduced conversion prices and exchange has created a beneficial conversion of $21,000. As the new Series A-1 preferred shares are immediately convertible, the Company has recorded this beneficial conversion as a deemed dividend in the Statement of Operations for the year ended December 31, 2006.

NOTE 3.	ACQUISITIONS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 20,270 shares of common stock at a price of $37. The total purchase price of the assets being acquired plus certain liabilities assumed was $750,000, and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587,000. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill, and, because it was deemed impaired, charged to the Statements of Operations for the year ended December 31, 2004. (See Note 6.)

NOTE 4.	ACCOUNTS RECEIVABLE

Trade accounts receivable was composed of the following at December 31 (in thousands):

	2006	2005
Current trade accounts receivable	$230	$18
Less: allowance for doubtful accounts	60	--
	$170	$18

The (credit) provision for uncollectible amounts was $60,000, ($12,000), and ($4,000) for the years ended December 31, 2006, 2005, and 2004, respectively. Write-offs (net of recoveries) of accounts receivable were ($0) for the years ended December 31, 2006, 2005 and 2004.

NOTE 5.	PROPERTY AND EQUIPMENT

Property and equipment was composed of the following at December 31 (in thousands):

	2006	2005
Computer equipment	$252	$246
Furniture and fixtures	8	8
Office equipment	149	140
	409	394
Less: accumulated depreciation and amortization	(394)	(384)

	$15	$10

Depreciation and amortization expense of property and equipment was $12,000, $11,000, and $11,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 6.	SOFTWARE PRODUCT TECHNOLOGY

In accordance with SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company periodically completed an assessment of the recoverability of the Cicero® product technology. This assessment was performed during 2004, due to the Company’s continued operating losses and the limited software revenue generated by the Cicero® technology over the previous twelve to eighteen months. The Company was in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero® technology and the Company. Since the negotiations had been in process for several months and expected completion of the transactions had been delayed, the Company had reduced its cash flow projections. Historical cash flows generated by the Cicero® technology do not support the long-lived asset and accordingly the Company impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value for the year ended December 31, 2004. This charge, in the amount of $2,844,000 was recorded as software amortization for the year ended December 31, 2004. As of December 31, 2006 and 2005, the Company has no capitalized costs for the Cicero® technology.

Also in accordance with SFAS 86, the Company completed an assessment of the recoverability of the Ensuredmail product technology. This assessment was also completed during 2004, due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value. This charge, in the amount of $154,000, was recorded as software amortization for the year ended December 31, 2004. As of December 31, 2005, the Company has no capitalized costs for the Ensuredmail software technology.

NOTE 7.	SHORT-TERM DEBT AND CONVERTIBLE NOTES

Notes payable, long-term debt, and notes payable to related party consist of the following at December 31(in thousands):

	2006	2005
Term loan (a)	$1,971	$1,971
Note payable; related party (b)	9	9
Notes payable (c)	950	509
Short term convertible note (d)	--	265
Short term convertible notes, related party (e)	--	727
	$2,930	$3,481

(a)
The Company has a $1,971 term loan bearing interest at LIBOR plus 1.5% (approximately 6.38% at December 31, 2006). Interest is payable quarterly. There are no financial covenants and the term loan is guaranteed by Liraz Systems Ltd., the Company’s former principal stockholder. The loan matures on October 31, 2007. (See Note 14.)

(b)
From time to time the Company borrowed money from the Company's Chief Information Officer. The notes bear interest at 12% per annum. As of December 31, 2006, the Company is indebted to Anthony Pizi, the Company’s former Chairman and CEO and current Chief Information Officer, in the amount of $9,000.

(c)
The Company does not have a revolving credit facility and from time to time has issued a series of short term promissory notes with private lenders, which provide for short term borrowings both secured and unsecured by accounts receivable. In addition, the Company has settled certain litigation and agreed to a series of promissory notes to support the obligations. The notes bear interest between 10% and 12% per annum.

(d)
The Company entered into convertible notes with private lenders. The notes bear interest between 12% and 18% per annum and allow for the conversion of the principal amount due into common stock of the Company. In April 2005, the Company entered into a convertible loan in the amount of $30,000 with a member of the Company’s Board of Directors. Under the term of this agreement, the loan bears interest at 1% per month and was convertible upon the option of the note holder into 428,571 shares of our common stock at a conversion price of $0.07 per share. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 60 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. In May 2004, the Company entered into convertible loans aggregating $185,000 from several investors including a member of the Company’s Board of Directors. Under the terms of these agreements, the loans bear interest between 1% and 1.5% per month and are convertible upon the option of the Noteholder into an aggregate of 578,125 shares of our common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire three years from grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 80.94 shares of Series A-1 preferred stock. In November 2006, the Noteholders consented to the amended conversion rate and the Notes have been cancelled. Also in March 2004, the Company entered into a convertible loan in the amount of $50,000. Under the terms of this agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 135,135 shares of our common stock and warrants to purchase 135,135 shares of our common stock at an exercisable price of $0.37 per share. All such warrants expire three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 19.23 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

(e)
The Company entered into convertible promissory notes with Anthony Pizi, the Company’s Chief Information Officer and Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, and Mr. Landis was the Company’s Chairman of the Board of Directors.

In June 2004, the Company entered into a convertible loan agreement with Mr. Pizi in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 270,270 shares of our common stock and warrants to purchase 270,270 shares of our common stock exercisable at $0.37. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 14 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. In July 2004, the Company entered into a convertible promissory note with Mr. Pizi in the face amount of $112,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 560,000 shares of our common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 78.4 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. Also in July 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which bears interest at 1% per month and is convertible into 90,118 shares of our common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share. All such warrants expire three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 12.62 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, in the principal amount of $125,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 62.5 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. In June 2004, we entered into a convertible loan agreement with Mark and Carolyn Landis, in the amount of $125,000. Under the terms of the agreement, the loan bears interest at 1% per month and also is convertible upon the option of the note holder into 781,250 shares of our common stock and warrants to purchase 781,250 shares of our common stock exercisable at $0.16. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 113.64 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. In October 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 400 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. In November 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis in the amount of $150,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08. All such warrants expire three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 750 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

NOTE 8.	INCOME TAXES

A reconciliation of expected income tax at the statutory federal rate with the actual income tax provision is as follows for the years ended December 31 (in thousands) :

	2006	2005	2004
Expected income tax benefit at statutory rate (34%)	$(1,019)	$(1,251)	$(3,319)
State taxes, net of federal tax benefit.	(180)	(308)	(219)
Effect of foreign operations including withholding taxes	--	--	12
Effect of change in valuation allowance	1,073	1,537	3,357
Non-deductible expenses	126	22	169
Total	$--	$--	$--

Significant components of the net deferred tax asset (liability) at December 31 were as follows:

	2006	2005

Current assets:
Allowance for doubtful accounts	$34	$4
Accrued expenses, non-tax deductible	279	145
Deferred revenue	15	31
Noncurrent assets:
Loss carryforwards	91,016	89,528
Depreciation and amortization	5,931	6,746
	97,275	96,454

Less: valuation allowance	(97,275)	(96,454)

	$--	$--

At December 31, 2006, the Company had net operating loss carryforwards of approximately $227,539,000, which may be applied against future taxable income. These carryforwards will expire at various times between 2006 and 2025. A substantial portion of these carryforwards are restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Net operating loss carryforwards include tax deductions for the disqualifying dispositions of incentive stock options. When the Company utilizes the net operating loss related to these deductions, the tax benefit will be reflected in additional paid-in capital and not as a reduction of tax expense. The total amount of these deductions included in the net operating loss carryforwards is $21,177,000.

The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to reinvest such undistributed earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 2006 and 2005 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 9.	STOCKHOLDERS’ EQUITY

Common Stock:

As part of the recapitalization plan described in Note 2, the Company converted outstanding Convertible Promissory Notes, Senior Reorganization Notes and Convertible Bridge Notes.  Senior reorganization debt amounting to $2,309,000 was cancelled and converted into 3,438,473 shares of the Company’s common stock. The Company also converted $3,915,000 of Convertible Bridge Notes into 30,508,448 shares of Cicero common stock. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

In January 2004, the Company completed a common stock financing round wherein it raised $1,247,000 of capital from several new investors as well as certain investors of Critical Mass Mail, Inc. The Company sold 33,692 shares of common stock at a price of $37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $37. The warrants expire three years from the date of grant. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

Stock Grants:

During 2006 and 2005, no stock awards were made to employees.

Stock Options:

The Company maintains two stock option plans, the 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. In July 2003, stockholders approved a proposal to increase the number of shares reserved within these plans to a combined total of 109,000 shares of common stock for issuance upon the exercise of awards and provide that the term of each award be determined by the Board of Directors. In December 2005, the remaining options under the 1995 Stock Incentive Plan expired. The Company also has a stock incentive plan for outside directors and the Company has set aside 1,200 shares of common stock for issuance under this plan.

Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed ten years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

Activity for stock options issued under these plans for the fiscal years ending December 31, 2006, 2005 and 2004 was as follows:

	Plan Activity	Option Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2003	56,259	20.00-3,931.00	243.00

Granted	31,392	12.00 -39.00	26.00
Exercised	(5,192)	8.00 -37.00	17.00
Forfeited	(7,572)	22.00-3,788.00	812.00
Balance at December 31, 2004	74,887	12.00-3,931.00	111.00

Granted	2,529	7.00 - 12.00	9.00
Exercised	(2,529)	7.00 - 12.00	9.00
Forfeited	(15,877)	22.00-3,931.00	75.00
Balance at December 31, 2005	59,010	12.00-3,931.00	124.00
Forfeited	(13,695)	22.00-3,931.00	137.14
Balance at December 31, 2006	45,315	12.00-3,931.00	120.61

There were no option grants issued during 2006. The weighted average grant date fair value of options issued during the years ended December 31, 2005, and 2004 was equal to $9.00 and $26.00 per share, respectively. There were no option grants issued below fair market value during 2005 and 2004.

At December 31, 2006, 2005, and 2004, options to purchase approximately 45,315, 5,237, and 4,775 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $12.00 to $3,931.25. The following table summarizes information about stock options outstanding at December 31, 2006:

EXERCISE PRICE	NUMBER OUTSTANDING/ EXERCISABLE	REMAINING CONTRACTUAL LIFE FOR OPTIONS OUTSTANDING	WEIGHTED AVERAGE EXERCISE PRICE

$ 12.00 - 393.12	39,680	6.4	$48.03
393.13 -786.25	5,350	4.1	586.35
786.26-1,179.37	165	3.0	944.41
1,179.38-1,572.50	50	1.0	1,473.00
1,572.60-1,965.62	40	3.6	1,881.25
1,965.62-3,538.12	0	0.0	0.00
3,538.13-3,931.25	30	3.2	3,931.25

	45,315	6.1	$120.61

Preferred Stock:

As part of the recapitalization plan approved by shareholders in November 2006, the Company offered to exchange its existing Series A-3, B-3, C and D preferred shares at reduced conversion rates in exchange for shares of a new Series A-1 preferred stock in Cicero Inc. This proposal also required approved by existing preferred shareholders as a class. The new conversion prices with respect to the Series A-3, B-3 and D preferred stock were negotiated with the holders of each series based upon such factors as the current conversion price in relation to the market, the dollar amount represented by such series and, waiver of anti-dilution, liquidation preferences, seniority and other senior rights. The conversion price for the Series C preferred stock was determined in relation to the conversion price for the Series D preferred stock. The Board of Directors determined the new conversion price of each series of Level 8 preferred stock after discussion and review of those rights, ranks and privileges that were being waived by the present holders of preferred stock. Among those rights being waived are anti-dilution protection, liquidation preferences and seniority.

The holders of the Series A-1 preferred stock shall have the rights and preferences set forth in the Certificate of Designations filed with the Secretary of State of the State of Delaware upon the approval of the Recapitalization. The rights and interests of the Series A-1 preferred stock of the Company will be substantially similar to the rights interests of each of the series of Level 8 preferred stock other than for (i) anti-dilution protections that have been permanently waived and (ii) certain voting, redemption and other rights that holders of Series A-1 preferred stock will not be entitled to. All shares of Series A-1 preferred stock will have a liquidation preference pari passu with all other Series A-1 preferred stock.

The Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of Common Stock for each share of Series A-1 preferred stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. The Series A-1 preferred stock is also convertible on a automatic basis in the event that (i) the Company closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) the Company has four consecutive quarters of positive cash flow as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Commission. The holders of Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its Common Stock, other than dividends payable in shares of Common Stock. The holders of the Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Series A-1 preferred stock upon the liquidation of the Company. The Series A-1 preferred stock is not redeemable.

The holders of Series A-1 preferred stock also possess the following voting rights. Each share of Series A-1 preferred stock shall represent that number of votes equal to the number of shares of Common Stock issuable upon conversion of a share of Series A-1 preferred stock. The holders of Series A-1 preferred stock and the holders of Common Stock shall vote together as a class on all matters except: (i) regarding the election of the Board of Directors of the Company (as set forth below); (ii) as required by law; or (iii) regarding certain corporate actions to be taken by the Company (as set forth below).

The approval of at least two-thirds of the holders of Series A-1 preferred stock voting together as a class, shall be required in order for the Company to: (i) merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 preferred stock; (iii) redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on the Company’s equity securities; (iv) amend or repeal any provisions of its certificate of incorporation or bylaws that would adversely affect the rights, preferences or privileges of the Series A-1 preferred stock; (v) effectuate a significant change in the principal business of the Company as conducted at the effective time of the Recapitalization; (vi) make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by the Company; (vii) make any loan or advance to any person, including any employees or directors of the Company or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business. In addition, the unanimous vote of the board of directors is required for any liquidation, dissolution, recapitalization or reorganization of the Company. The voting rights of the holders of Series A-1 preferred stock set forth in this paragraph shall be terminated immediately upon the closing by the Company of at least an additional $5,000,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares of Series A-1 preferred stock are entitled to appoint two observers to the Company’s Board of Directors who shall be entitled to receive all information received by members of the Board of Directors, and shall attend and participate without a vote at all meetings of the Company’s Board of Directors and any committees thereof. At the option of a majority of the holders of Series A-1 preferred stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the Company’s Board of Directors, each having all voting and other rights attendant to any member of the Company’s Board of Directors. As part of the Recapitalization, the right of the holders of Series A-1 preferred stock to elect a majority of the voting members of the Company’s Board of Directors shall be terminated.

As a result of the reduced conversion prices the Company exchanged all of the Series A-3, B-3, C and D preferred stock into 172 shares of Series A-1 preferred stock and using Black-Scholes, we calculated a beneficial conversion in the exchange of the Series A-3, B-3, C and D shares for Series A-1 preferred stock. The beneficial conversion of $21,000 is treated as a deemed dividend in the Statement of Operations for the year ended December 31, 2006.

As part of the recapitalization plan, Noteholders of $992,000 of Convertible Promissory Notes were offered reduced conversion prices to convert their notes into shares of the Company’s new series A-1 preferred stock. All Noteholders have agreed to convert their notes into shares of Series A-1 preferred stock. The Company has cancelled these notes and issued 1,591 shares of its Series A-1 preferred stock. In accordance with EITF 98-5 and specifically paragraph 8, the Company has utilized the Black-Scholes formula to determine the fair value of the stock received. The Company has calculated the fair value of the stock received to be $484,000 resulting in a beneficial conversion of $508,000. Since this beneficial conversion is immediately recognizable by the holders, the Company has fully amortized this conversion and recorded an accretion to preferred stock in the Statement of Operations for the year ended December 31, 2006.

During 2005 and 2004, there were 456 shares of preferred stock converted into 13,511 shares of the Company's common stock and 4,686 shares of preferred stock converted into 70,375 shares of the Company’s common stock, respectively.  There were 1,571 shares of the Series A3 Preferred Stock and 30,000 shares of Series B3 Preferred Stock, 991 shares of Series C Preferred Stock, and 1,061 shares of  Series D Preferred Stock outstanding at December 31, 2005.

Stock Warrants:

The Company values warrants based on the Black-Scholes pricing model. Warrants granted in 2006, 2005, and 2004 were valued using the following assumptions:

	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Expected Dividend	Fair Value of Common Stock

2002-2003 Financing Warrants	5	97%	2%	None	$40.00
Preferred Series C Warrants	5	117%	3%	None	$38.00
Preferred Series D-1 Warrants	5	117%	3%	None	$7.00
Preferred Series D-2 Warrants	5	102%	3%	None	$20.00
Private Placement - January 2004	3	101%	3%	None	$36.00
Early Adopter Warrants	4	104%	4%	None	$1.50

Increase in Capital Stock:

In November 2006, the stockholders approved a proposal to amend the Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 85,000,000 to 215,000,000.

NOTE 10.	EMPLOYEE BENEFIT PLANS

The Company sponsors one defined contribution plan for its U.S. employees - the Level 8 Systems 401(k). Under the terms of the Plan, the Company provides a 50% matching contribution up to 6% of an employee’s salary. Participants must be eligible Company plan participants and employed at December 31 of each calendar year to be eligible for employer matching contributions. Matching contributions to the Plan included in the Consolidated Statement of Operations totaled $0, $30,000 and $54,000, for the years ended December 31, 2006, 2005, and 2004, respectively. On December 1, 2005 the company suspended further contributions to the defined contribution plan.

The Company also had employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. The Company no longer maintains foreign subsidiaries.

NOTE 11.	SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

In 2006, four customers accounted for 50.0%, 18.7%, 13.3% and 10.0% of operating revenue. In 2005, two customers accounted for 52.4% and 13.0% of operating revenues. In 2004, five customers accounted for 24.6%, 22.4%, 13.5%, 11.8% and 11.4% of operating revenues.

NOTE 12.	FOREIGN CURRENCIES

The Company’s net foreign currency transaction losses/ (gains) were $14,000, $(23,000), and $13,000 for the years ended 2006, 2005, and 2004, respectively.

NOTE 13.	SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The Company makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: (1) Desktop Integration segment, and (2) Messaging and Application Engineering segment. The Company previously had three reportable segments but the Company has reported the Systems Integration segment as discontinued operations.

The principal product in the Desktop Integration segment is Cicero®. Cicero® is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment are Ensuredmail, Geneva Integration Broker, CTRC and Star/SQL.

Segment data includes a charge allocating all corporate headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, in-process research and development, and restructuring.

The table below presents information about reported segments for the twelve months ended December 31, 2006, 2005 and 2004 (in thousands):

	For the year ended December 31,
	2006			2005			2004
	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total
Total revenue	$965	$7	$972	$760	$25	$785	$707	$68	$775
Total cost of revenue	767	--	767	1,188	--	1,188	5,662	213	5,875
Gross margin (loss)	198	7	205	(428)	25	(403)	(4,955)	(145)	(5,100)
Total operating expenses	1,964	121	2,085	2,536	119	2,655	3,348	373	3,721
Segment profitability (loss)	$(1,766)	$(114)	$(1,880)	$(2,964)	$(94)	$(3,058)	$(8,303)	$(518)	$(8,821)

A reconciliation of segment operating expenses to total operating expense follows (numbers are in thousands):

	2006	2005	2004
Segment operating expenses	$2,085	$2,655	$3,721
Write-off of intangible assets	--	--	587
(Gain) on disposal of assets	(24)	--	(5)
Total operating expenses	$2,061	$2,655	$4,303

A reconciliation of total segment profitability to net loss for the fiscal years ended December 31(in thousands):

	2006	2005	2004
Total segment profitability (loss)	$(1,880)	$(3,058)	$(8,821)
Write-off of intangible assets	--	--	(587)
Gain/ on disposal of assets	24	--	5

Interest and other income/(expense), net	(1,141)	(623)	(328)
Net loss before provision for income taxes	$(2,997)	$(3,681)	$(9,731)

The following table presents a summary of long-lived assets by segment as of December 31 (in thousands):

	2006	2005
Desktop Integration	$15	$10
Messaging/Application Engineering	-	-

Total assets	$15	$10

The following table presents a summary of revenue by geographic region for the years ended December 31(in thousands):

	2006	2005	2004

Denmark	$-	$-	$7
Italy	-	2	4
United Kingdom	-	-	1
USA	972	783	762
Other	-	-	1

	$972	$785	$775

Presentation of revenue by region is based on the country in which the customer is domiciled. As of December 31, 2006, 2005 and 2004, all of the long-lived assets of the Company are located in the United States.

NOTE 14.	RELATED PARTY INFORMATION

Liraz Systems Ltd., the Company’s former principal stockholder guarantees certain debt obligations of the Company. In November 2006, the Company and Liraz agreed to extend the guarantee and with the approval of the lender, agreed to extend the maturity of the debt obligation until October 31, 2007. The Company issued 60,000 shares of common stock to Liraz in exchange for this debt extension.  In November 2005, the Company and Liraz agreed to extend the guarantee and with the approval of the lender, agreed to extend the maturity of the debt obligation until October 30, 2006. The Company issued 24,000 shares of common stock and granted a warrant to purchase an additional 36,000 shares of our common stock at an exercise price of $0.002 per share to Liraz in exchange for this debt extension. In 2004, the Company and Liraz also agreed to extend the guarantee and maturity of the debt obligation until November 2005. The Company agreed to issue Liraz 39,420 shares of stock for that extension.

During 2006, under an existing reseller agreement, the Company recognized $100,000 of software revenue with Pilar Services, Inc. Pilar Services is presently owned and managed by Charles Porciello who is a member of our Board of Directors. As of December 31, 2006, the receivable was still outstanding and the Company has reserved for possible doubtful accounts.

From time to time during 2005 and 2004, the Company entered into short term notes payable with Anthony Pizi, the Company’s former Chief Executive Officer and current Chief Information Officer. The Notes bear interest at 1% per month and are unsecured. At December 31, 2006, the Company was indebted to Mr. Pizi in the amount of $9,000.

Convertible Promissory Notes: Directors and executive officers made the following loans to the Company for convertible promissory notes: In June 2004, the Company entered into a convertible loan agreement with Mr. Pizi in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 270,270 shares of our common stock and warrants to purchase 270,270 shares of our common stock exercisable at $0.37. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 14 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In July 2004, the Company entered into a convertible promissory note with Mr. Pizi in the face amount of $112,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 560,000 shares of our common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 78.4 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled. Also in July 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15,000 which bears interest at 1% per month and is convertible into 90,118 shares of our common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share. All such warrants expire three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 12.62 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In March 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Mark Landis in the amount of $125,000. Mr. Landis is the Company’s Chairman of the Board and Mr. and Mrs. Landis are parents-in-law to Mr. Pizi, the Company’s Chief Information Officer. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible upon the option of the note holder into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 62.5 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In June 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 781,250 shares of the Company’s common stock and warrants to purchase 781,250 shares of Level 8 common stock exercisable at $0.16 per share. The warrants expire in three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 113.64 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In October 2004, the Company entered into a convertible promissory note with Mr. and Mrs. Landis in the amount of $100,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10 per share. The warrants expire in three years. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 400 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In November 2004, the Company entered into a convertible promissory note with Mark and Carolyn Landis, in the amount of $150,000. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 1,875,000 shares of the Company’s common stock exercisable at $0.08 per share. All such warrants expire three years from the date of grant. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 750 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In June 2004, the Company entered into a convertible promissory note with Fredric Mack, a former director of the Company, in the amount of $125,000. Under the terms of the note, the loan bears interest at 1% per month, and is convertible into 390,625 shares of the Company’s common stock and warrants to purchase 390,625 shares of the Company’s common stock exercisable at $0.32 per share. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 54.69 shares of

Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In April 2005, the Company entered into a convertible promissory note with Bruce Miller, a director of the Company, in the amount of $30,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 428,571 shares of the Company’s common stock. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 60 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

In July 2004, the Company entered into a convertible promissory note with Nicholas Hatalski, who until July 22, 2005 (during the period when the terms of the recapitalization merger were being negotiated and at the time of approval of the recapitalization merger by our board of directors), was a director of the Company, in the amount of $25,000. Under the terms of the note, the loan bears interest at 1% per month and is convertible into 78,125 shares of the Company’s common stock and warrants to purchase 78,125 shares of the Company’s common stock exercisable at $0.32 per share. As part of the recapitalization plan, the Company has offered to lower that conversion rate and exchange the note for 10.94 shares of Series A-1 preferred stock. In November 2006, the Noteholder consented to the amended conversion rate and the Note has been cancelled.

All of such warrants expire three years from date of grant.

Senior Reorganization Notes. From March 2004 to April 2005, directors and executive officers made the following loans to us for Senior Reorganization Notes: Mr. Pizi held $423,333 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 571,659 shares of Cicero common stock at a purchase price of $0.20 per share.

Mr. Landis held $327,860 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 442,345 shares of Cicero common stock at an exercise price of $0.20 per share.

Mr. Mack held, together with his affiliates, $88,122 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 112,205 shares of Cicero common stock at a purchase price of $0.20 per share.

Mr. Miller held, together with his affiliates, $77,706 of Senior Reorganization Notes, which were converted into warrants to purchase an additional 114,597 shares of Cicero common stock at a purchase price of $0.20.

Mr. Atherton held, together with his affiliates, $20,000 of Senior Reorganization Notes which were converted into warrants to purchase an additional 289,856 shares of Cicero common stock at a purchase price of $0.20.

Mr. Broderick, Chief Executive Officer and Chief Financial Officer of the Company, held $2,300 of Senior Reorganization Notes, which were converted into warrants to purchase 3,222 shares of the Cicero Inc. common stock at a purchase price of $0.20 per share, and options to purchase 12,609 shares of common stock under the Company’s stock option plan that will convert into options to purchase Cicero common stock.

Such warrants are only issuable upon approval of the recapitalization merger, and were automatically exercised in connection with the consummation of the recapitalization plan.

Convertible Bridge Notes. From July 2005 to December 2006, directors and executive officers made the following loans to the Company for Convertible Bridge Notes:

Mr. Pizi held $85,000 of Convertible Bridge Notes which bore interest at 10% and matured on September 15, 2005. These notes automatically converted into 680,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Landis held $395,000 of Convertible Bridge Notes which bore interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 3,160,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Mack held, together with his affiliates, $114,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 897,564 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Miller held, together with his affiliates, $120,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 947,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Bruce Hasenyager, a member of our Board of Directors, held $4,061 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. These notes automatically converted into 32,485 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Bruce Percelay, a member of our Board of Directors, held $130,000 of Convertible Bridge Notes which bear interest at 10% and matured on various dates in 2005 and 2006. These notes automatically converted into 1,027,273 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. John W. Atherton, a member of our Board of Directors, held $15,000 of convertible Bridge Notes which bear interest at 10% and matured during 2006. These notes automatically converted into 120,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

Mr. Charles Porciello, a member of our Board of Directors, held $10,000 of Convertible Bridge Notes which bear interest at 10% and matured during 2006. These notes automatically converted into 80,000 shares of Cicero common stock upon approval of the recapitalization plan by stockholders.

NOTE 15.	LEASE COMMITMENTS

The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2006 consisted of only one lease as follows (in thousands):

Lease Commitments

2007	$59
2008	6
$65

Rent expense for the years ended December 31, 2006, 2005 and 2004 was $60,000, $122,000, and $197,000, respectively. As of December 31, 2006, 2005 and 2004, the Company had no sublease arrangements.

NOTE 16.	CONTINGENCIES

Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was brought against us in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545,000, of which the current unpaid principal portion is approximately $123,000 and it matures in December 2007. At the maturity of the Note, the Company will be liable for approximately $31,000 which we have recognized in our non current debt.

In October 2003, we were served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors. The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation. Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending November 15, 2005. The Company is in the process of negotiating a series of payments for the remaining liability of approximately $80,000.

In March 2004, we were served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247,000. In October 2004, we reached a settlement agreement wherein we agreed to pay $160,000 over a 36-month period ending October 2007.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65,000. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200,000 over a 36-month period ending October 2007.

In October 2005, we were notified that Critical Mass Mail, Inc. had filed a claim against us in the amount of $45,000 for failure to pay certain liabilities under an Asset Purchase Agreement dated January 9, 2004. We in turn filed a counter claim that Critical Mass Mail, Inc. failed to deliver certain assets and other documents under the same Asset Purchase Agreement. We had already reserved the potential liability under this action as part of the asset purchase accounting. In February, 2006, Critical Mass Mail amended their complaint and is seeking damages of approximately $600,000 for our failure to timely register the underlying securities issued in the Asset Purchase Agreement. In November 2006, we negotiated a settlement with Critical Mass Mail that provides for monthly payments of the amounts already accrued. In December 2006 we settled the amended complaint and agreed to issue $50,000 worth of the Company’s common stock. The Company has recorded stock compensation expense as of December 31, 2006 in this amount.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 17.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
2006:
Net revenues	$281	$320	$248	$123
Gross margin/(loss)	75	114	60	(44)
Net loss	(576)	(515)	(647)	(1,259)
Net loss/share -basic and diluted	$(1.20)	$(1.07)	$(1.35)	$(0.25)

2005:
Net revenues	$153	$461	$84	$87
Gross margin/(loss)	(179)	106	(201)	(129)
Net loss	(1,031)	(738)	(943)	(969)
Net loss/share -basic and diluted	$(2.37)	$(1.70)	$(2.12)	$(2.08)

NOTE 18.	SUBSEQUENT EVENTS

In February 2007, the Company raised a total of $500,000 from a private sale of its common stock. Under the terms of the sale, the Company issued 3,723,008 shares of common stock to a consortium of investors. These securities were issued under the exemption offered by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933.

CICERO INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$418	$310
Assets of operations to be abandoned	75	80
Trade accounts receivable, net	169	170
Prepaid expenses and other current assets	58	22
Total current assets	720	582
Property and equipment, net	19	15
Total assets	$739	$597
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term debt	$2,819	$2,899
Accounts payable	2,280	2,360
Accrued expenses:
Salaries, wages, and related items	1,020	1,012
Other	1,778	1,732
Liabilities of operations to be abandoned	431	435
Deferred revenue	262	38
Total current liabilities	8,590	8,476
Non-current liabilities	33	33
Total liabilities	8,623	8,509
Stockholders' (deficit):
Preferred stock	--	--
Common stock	39	35
Additional paid-in capital	226,961	226,407
Accumulated deficit	(234,874)	(234,345)
Accumulated other comprehensive loss	(10)	(9)
Total stockholders' (deficit)	(7,884)	(7,912)
Total liabilities and stockholders' (deficit)	$739	$597

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Software	$--	$107
Maintenance	41	40
Services	191	134
Total operating revenue	232	281

Cost of revenue
Software	--	4
Maintenance	53	74
Services	114	128
Total cost of revenue	167	206

Gross margin	65	75

Operating expenses:
Sales and marketing	137	96
Research and product development	138	147
General and administrative	258	223
(Gain) on disposal of asset	--	(1)
Total operating expenses	533	465
Loss from operations	(468)	(390)

Other income (expense):
Interest expense	(62)	(182)
Other income/(expense)	1	(4)
Loss before provision for income taxes	(529)	(576)
Income tax provision	--	--

Net loss	$(529)	$(576)

Net loss per share applicable to common stockholders—basic and diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding -- basic and diluted	38,930	48,016

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(529)	$(576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2	3
Changes in assets and liabilities:
Trade accounts receivable	1	(77)
Assets and liabilities – discontinued operations	1	2
Prepaid expenses and other assets	(36)	20
Accounts payable and accrued expenses	(48)	168
Deferred revenue	224	(21)
Net cash used in operating activities	(385)	(481)

Cash flows from investing activities:
Purchases of equipment	(6)	(7)

Cash flows from financing activities:
Proceeds from the issuance of common stock	500	--
Borrowings under credit facility, term loans, notes payable	--	482
Net cash provided by financing activities	500	482
Effect of exchange rate changes on cash	(1)	1
Net increase (decrease) in cash and cash equivalents	108	(5)
Cash and cash equivalents:
Beginning of period	310	29
End of period	$418	$24

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net loss	$(529)	$(576)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	(1)	1
Comprehensive loss	$(530)	$(575)

The accompanying notes are an integral part of the consolidated financial statements.

CICERO INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (unaudited)

NOTE 1.   INTERIM FINANCIAL STATEMENTS

The accompanying financial statements for the three months ending March 31, 2007 and 2006 are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").  Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles of the United States of America have been condensed or omitted pursuant to those rules and regulations.  Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in Cicero Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 30, 2007.  The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year.  In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations.  All such adjustments are of a normal, recurring nature. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with generally accepted accounting principles of the United States of America.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries.  All of the Company's subsidiaries are wholly owned for the periods presented.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred losses of $2,997,000 and $3,681,000 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the three months ended March 31, 2007, the Company incurred a loss of $529,000 and had a working capital deficiency of $7,870,000. The Company’s future revenues are entirely dependent on acceptance of Cicero® software, which has had limited success in commercial markets to date. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero®-related product line and continues to negotiate with significant customers who have expressed interest in the Cicero® software technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. Cicero® software is a new “category defining” product in that most Enterprise Application Integration (EAI) projects are performed at the server level and Cicero®’s integration occurs at the desktop without the need to open and modify the underlying code for those applications being integrated. Many companies are not aware of this new technology or tend to look toward more traditional and accepted approaches. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero® software through increased marketing and leveraging its limited number of reference accounts while enhancing its list of resellers and system integrators to assist in the sales and marketing process. As discussed in Note 4, the Company recently completed a private placement of its common stock wherein it raised $500,000 of new capital.  Additionally, the Company plans to raise additional capital or enter into other strategic transactions to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual amounts could differ from these estimates.

Stock-Based Compensation

During 2006, the Company adopted SFAS No. 123 (revised 2004) (“SFAS No. 123R”), “Share-Based Payment”, which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments.  In January 2005, the SEC issued SAB No. 107, which provides supplemental implementation guidance for SFAS No. 123R.  SFAS No. 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and instead generally requires that such transactions be accounted for using a fair-value-based method.  The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation”.  The Company has elected to use the modified prospective transition method as permitted by SFAS No. 123R and, accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123R.  The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on the first day of the Company’s year ended December 31, 2006.  Stock-based compensation expense for awards granted prior to 2006 is based on the grant-date fair-value as determined under the pro forma provisions of SFAS No. 123.  The Company did not grant options during the first quarter of 2007 nor during the year ended 2006; therefore there were no diluted earnings per common share due to the adoption of SFAS No. 123R.

The following table sets forth certain information as of March 31, 2007, about shares of the Company’s common stock, par value $0.001 (the “Common Stock”) outstanding and available for issuance under the Company’s existing equity compensation plans: the Cicero Inc. (formerly Level 8 Systems, Inc.) 1997 Stock Option Incentive Plan and the Outside Director Stock Option Plan.  The Company’s stockholders approved all of the Company’s Stock-Based Compensation Plans.

Shares
Outstanding on January 1, 2007	45,315
Granted	--
Exercised	--
Forfeited	--
Outstanding on March 31, 2007	45,315

Weighted average exercise price of outstanding options	$120.16
Shares available for future grants on March 31, 2007	37,830

NOTE 2.   RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities – an amendment of FASB Statement 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Most of the provisions of this statement apply only to entities that elect the fair value option; however, the amendment to FASB Statement 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued the Staff Accounting Bulleting 108 (“SAB 108”), to address diversity in practice in quantifying financial statement misstatements.  SAB 108 requires that the Company quantify misstatements based on their impact on each of its financial statements and related disclosures.  SAB 108 is effective for fiscal years ending after November 15, 2006.  The Company has adopted SAB 108 effective as of December 31, 2006.  The adoption of this bulletin did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS No. 157 provides guidance for using fair value to measure assets and liabilities.  It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of 2008.  The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on our financial position, results of operations, or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 requires that changes in accounting principle be retrospectively applied. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe adoption of this statement will have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS 123 (Revised) and Share-Based Payment (SFAS 123(R)). SFAS 123(R) replaces SFAS 123, “Accounting for Stock-based Compensation”, as amended by SFAS 148, “Accounting for Stock-based Compensation—Transition and Disclosure” (SFAS 148), and supersedes “Accounting Principles Board No.25, Accounting for Stock Issued to Employees”. The new statement requires companies to recognize expenses for stock-based compensation in the statement of income and was adopted by the Company on July 1, 2006. No stock options were issued by the Company since adoption of this statement.

NOTE 3.   SHORT TERM DEBT

Notes payable, short-term debt, and notes payable to related party consist of the following:

(dollars in thousands)	March 31, 2007	December 31, 2006
Term loan (a)	$1,971	$1,971
Note payable; related party (b)	9	9
Notes payable (c)	839	919
	$2,819	$2,899

(a)
The Company has a $1,971,000 term loan bearing interest at LIBOR plus 1.5% (approximately 6.36% on March 31, 2007).  Interest is payable quarterly.  There are no financial covenants and the term loan is guaranteed by Liraz Systems Ltd., the Company’s former principal shareholder.  The loan matures on October 31, 2007.

(b)
From time to time the Company entered into promissory notes with the Company's Chief Information Officer, Anthony Pizi.  The notes bear interest at 12% annum.  As of March 31, 2007, the Company is indebted to Mr. Pizi in the amount of $9,000.

(c)
The Company does not have a revolving credit facility and from time to time has issued a series of short term promissory notes to private lenders, which provide for short term borrowings both unsecured and secured by accounts receivable.  In addition, the Company has settled certain litigation and agreed to issue a series of promissory notes to support its obligations in the aggregate principal amount of $839,000. The notes bear interest between 10% and 12% per annum.

NOTE 4.   STOCKHOLDERS EQUITY

In February 2007, the Company completed a private sale of shares of its common stock to a group of investors, two of which are members of our Board of Directors. Under the terms of that agreement, the Company sold 3,723,008 shares of its common stock for $0.1343 per share for a total of $500,000. Participating in this consortium were Mr. Mark Landis, who is the Company’s Chairman and Mr. Bruce Miller, who is a Board member. Mr. Landis acquired 74,460 shares for a $10,000 investment and Mr. Miller acquired 148,920 shares for a $20,000 investment.

In December 2006, the Company completed its Plan of Recapitalization, approved by its stockholders at a Special Stockholders Meeting held on November 16, 2006. Results of the Plan included a reverse stock split at a ratio of 100:1; change of the Company’s name from Level 8 Systems, Inc. to Cicero Inc.; increased the authorized common stock of the Company from 85 million shares to 215 million shares;  converted existing preferred shares into a new Series A-1 Preferred Stock; converted and cancelled senior reorganization debt in the aggregate principal amount of $2.3 million into 3,438,473 shares of common stock; converted the aggregate principal amount of $3.9 million of Convertible Bridge Notes into 30,508,448 shares of common stock; converted each share of Series A3 Preferred Stock into 4.489 shares of Series A-1 Preferred Stock; converted each share of Series B3 Preferred Stock into 75 shares of Series A-1 Preferred Stock; converted each share of Series C Preferred Stock into 39.64 shares of Series A-1 Preferred Stock; converted an aggregate principal amount of $1.1 million of Series D Preferred Stock, recorded as mezzanine financing, into 53 shares of Series A-1 Preferred Stock; and converted an aggregate principal amount of $1 million of convertible promissory notes into 1,591 shares of Series A-1 Preferred Stock.

NOTE 5.   INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards  No.  109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first three months of fiscal year 2007 or 2006.  Because of the Company's recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

NOTE 6.   LOSS PER SHARE

Basic loss per share is computed based upon the weighted average number of common shares outstanding.  Diluted earnings/(loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities.  Potentially dilutive securities outstanding during the periods presented include stock options, warrants and preferred stock.

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

	March 31,
	2007	2006
Stock options, common share equivalent	45,315	55,609
Warrants, common share equivalent	309,285	193,761
Preferred stock, common share equivalent	1,763,482	85,046
	2,118,082	334,416

NOTE 7.   SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Management makes operating decisions and assesses performance of the Company’s operations based on the following two reportable segments: Desktop Integration segment and Messaging and Application Engineering segment.

The principal product in the Desktop Integration segment is Cicero®.  Cicero® is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment are the encryption technology products, Email Encryption Gateway, Software Development Kit (SDK), Digital Signature Module, Business Desktop, and Personal Desktop.

Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses.  The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, and in-process research and development.

While segment profitability should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements.  Segment profitability is not necessarily a measure of our ability to fund our cash needs.  The non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.

The table below presents information about reported segments for the three months ended March 31, 2007 and 2006 (in thousands):

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	Desktop Integration	Messaging and Application Engineering	Total	Desktop Integration	Messaging and Application Engineering	Total
Total revenue	$231	$1	$232	$279	$2	$281
Total cost of revenue	167	--	167	206	--	206
Gross margin	64	1	65	73	2	75
Total operating expenses	507	26	533	444	22	466
Segment profitability (loss)	$(443)	$(25)	$(468)	$(371)	$(20)	$(391)

A reconciliation of total segment operating expenses to total operating expenses for the three months ended March 31 (in thousands):

	Three Months Ended March 31,
	2007	2006
Total segment operating expenses	$533	$466
(Gain) on disposal of asset	--	(1)
Total operating expenses	$533	$465

A reconciliation of total segment profitability (loss) to loss before provision for income taxes for the quarters ended March 31 (in thousands):

	Three Months Ended March 31,
	2007	2006
Total segment profitability (loss)	$(468)	$(391)
Gain on disposal of asset	--	1
Interest and other income/(expense), net	(61)	(186)
Total loss before income taxes	$(529)	$(576)

The following table presents a summary of assets by segment (in thousands):

	March 31,
	2007	2006
Desktop Integration	$19	$14
Messaging and Application Engineering	--	--
Total assets	$19	$14

NOTE 8.   CONTINGENCIES

Various lawsuits and claims have been brought against us in the normal course of our business. In January 2003, an action was filed in the Circuit Court of Loudon County, Virginia, for a breach of a real estate lease. The case was settled in August 2003. Under the terms of the settlement agreement, we agreed to assign a note receivable with recourse equal to the unpaid portion of the note should the note obligor default on future payments. The unpaid balance of the note was $545,000, of which the current unpaid principal portion is approximately $93,000 and it matures in December 2007.  At the maturity date of the note, the Company will be liable for additional payments totaling approximately $31,000 which we have recognized as a non-current liability.

In October 2003, we were served with a summons and complaint in the Superior Court of North Carolina regarding unpaid invoices for services rendered by one of our subcontractors.  The amount in dispute was approximately $200,000 and is included in accounts payable. Subsequent to March 31, 2004, we settled this litigation.  Under the terms of the settlement agreement, we agreed to pay a total of $189,000 plus interest over a 19-month period ending November 15, 2005. The Company is in the process of negotiating a series of payments for the remaining liability of approximately $80,000.

In March 2004, we were served with a summons and complaint in the Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247,000.  In October 2004, we reached a settlement agreement wherein we agreed to pay $160,000 over a 36-month period ending October 2007.

In August 2004, we were notified that we were in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65,000. Under the terms of the lease agreement, we may be liable for future rents should the space remain vacant. We have reached a settlement agreement with the landlord which calls for a total payment of $200,000 over a 36-month period ending October 2007.

In October 2005, Critical Mass Mail, Inc. filed a claim against us in the amount of $45,000 for failure to pay certain liabilities under an Asset Purchase Agreement dated January 9, 2004. We in turn filed a counter-claim that Critical Mass Mail, Inc. failed to deliver certain assets and other documents under the same Asset Purchase Agreement. We had already reserved for the potential liability under this action as part of the asset purchase accounting in our financial statements. In February, 2006, Critical Mass Mail amended their complaint and is seeking damages of approximately $600,000 for our failure to timely register the underlying securities issued pursuant to the Asset Purchase Agreement. In November 2006, we negotiated a settlement with Critical Mass Mail that provides for monthly payments of the amounts already accrued. In December 2006 we settled the amended complaint and agreed to issue $50,000 worth of the Company’s common stock. The Company recorded stock compensation expense as of December 31, 2006 in this amount.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.